SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


          Filed by Registrant [X]

          Filed by a Party other than the Registrant [ ]

          Check the appropriate box:

          [  ] Preliminary Proxy Statement

          [ ] Confidential, for use of the Commission only (as permitted by Rule 14a - 6 (e) (2) )

          [X ]  Definitive Proxy Statement

          [  ] Definitive Additional Materials

          [  ] Soliciting Material Pursuant to (ss.) 240.14a-12


                                FONAR CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)


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          [X]  No fee required

          [ ] Fee  computed on table below per  Exchange  Act Rules 14a-6 (i)
               (4) and 0-11.

               (1) Title of each class of securities to which transaction applies:

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          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     Notes:

                                FONAR CORPORATION
                                110 Marcus Drive
                                 FONAR CORPORATION

              Proxy - Annual Meeting of Stockholders - June 14, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Fonar Corporation (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Raymond V. Damadian, David B. Terry, and Kurt Reimann, and each of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of the Stockholders of the Company to be held at Ramada Inn, junction of Interstate 295 and Route 13, New Castle, Delaware on June 14, 2004 at 10:00 a.m., local time, and at any adjournment(s) thereof, and there to vote upon all matters specified in the notice of said meeting, as set forth herein, and upon such other business as may properly and lawfully come before the meeting, all shares of stock of the Company which the undersigned would be entitled to vote if personally present at said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

No. 1.  ELECTION OF DIRECTORS

      For All Nominees listed below               WITHHOLD AUTHORITY
      (except as marked to the contrary           to vote for all
      nominees below)                             listed below

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(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

Raymond V. Damadian, Claudette J. V. Chan, Robert J. Janoff, Charles N. O'Data and Robert Djerejian.


No. 2. To ratify the adoption of (a) the Company's 2003 Supplemental Stock Bonus Plan and (b) the Company's 2004 Stock Bonus Plan.

              FOR               AGAINST               ABSTAIN

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         /          /         /          /         /          /
         /          /         /          /         /          /
         +----------+         +----------+         +----------+


No. 3. To ratify the selection of Marcum & Kliegman LLP as the Company's independent auditors for the fiscal year ended June 30, 2004.


              FOR               AGAINST               ABSTAIN

         +----------+         +----------+         +----------+
         /          /         /          /         /          /
         /          /         /          /         /          /
         +----------+         +----------+         +----------+


No. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

              AUTHORITY                                 AUTHORITY
               GRANTED                                   WITHHELD

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            /             /                           /             /
            /             /                           /             /
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                                    Dated:  ______________________, 2004

                                    __________________________________
                                    Signature

                                    __________________________________
                                    Signature if jointly held

                                            Please sign your name(s) EXACTLY as
                                            your name(s) appear(s) on this
                                            proxy. All joint tenants must sign.
                                            When signing as attorney, executor,
                                            administrator, guardian or corporate
                                            officer, please provide your FULL
                                            title.

The Board of Directors requests that you fill in, date and sign the Proxy and return it in the enclosed envelope.

                                FONAR CORPORATION
                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 14, 2004

To The Stockholders:

The Annual Meeting of the stockholders of Fonar Corporation will be held at the Ramada Inn, junction of Interstate 295 and Route 13, New Castle, Delaware, June 14, 2004, at 10:00 a.m. local time for the following purposes:

1. To elect five Directors to the Board of Directors.

2. To ratify the adoption of (a) the Company's 2003 Supplemental Stock Bonus Plan and (b) the Company's 2004 Stock Bonus Plan.

3. To ratify the selection of Marcum & Kliegman LLP as the Company's auditors for the fiscal year ended June 30, 2004.

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 16, 2004 are entitled to notice of, and to vote at, this meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 110 Marcus Drive, Melville, New York, for a period of ten days prior to the meeting.

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your opinion.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ David B. Terry

                                              David B. Terry
                                              Vice President and Secretary

                                 PROXY STATEMENT
                              FOR ANNUAL MEETING OF
                      STOCKHOLDERS TO BE HELD JUNE 14, 2004

This proxy statement, which is first being mailed to shareholders on or about May 3, 2004, is furnished in connection with the solicitation of proxies by the Board of Directors of Fonar Corporation (the "Company"), to be voted at the annual meeting of the stockholders of the Company to be held at 10:00 a.m. on June 14, 2004 and any adjournment(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby, by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting or by executing another proxy dated as of a later date. The cost of solicitation of proxies is to be borne by the Company.

Only stockholders of record at the close of business on April 16, 2004 will be entitled to vote at the meeting. Shares of Common Stock are entitled to one vote per share, shares of Class B Common Stock are entitled to ten votes per share and shares of Class C Common Stock are entitled to twenty-five votes per share. At the close of business on April 16, 2004, there were 94,555,637 shares of Common Stock held of record by 4,677 stockholders, 4,153 shares of Class B Common Stock held of record by 11 stockholders and 9,562,824 shares of Class C Common Stock held of record by 4 stockholders. The shares of Class A Nonvoting Preferred Stock, 7,836,286.75 shares held of record by 4,044 stockholders at the close of business on April 16, 2004, are not entitled to vote.

Any proxy may be revoked at any time before it is exercised by delivery of a written instrument of revocation or a later dated proxy to the principal executive office of the Company or, while the meeting is in session, to the Secretary of the meeting, without, however, affecting any vote previously taken. The presence of a stockholder at the meeting will not operate to revoke his proxy. The casting of a ballot by a stockholder who is present at the meeting, however, will revoke his proxy, but only as to the matters on which the ballot is cast and not as to any matters on which he does not cast a ballot or as to matters previously voted upon.

Proxies received by management will be voted at the meeting or any adjournment thereof. EACH PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREIN BY THE PERSON GIVING THE PROXY. TO THE EXTENT NO CHOICE IS SPECIFIED, HOWEVER, THE PROXY WILL BE VOTED FOR MANAGEMENT'S PROPOSALS. All of management's proposals have been unanimously approved by the Board of Directors.


1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Five directors are to be elected at the annual meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following nominees to serve as directors unless the stockholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.


DIRECTORS AND OFFICERS

Raymond V. Damadian, M.D. (age 68), a nominee for Director, has been the Chairman of the Board and President of FONAR since its inception and Treasurer since February, 2001. Dr. Damadian received an M.D. degree in 1960 from Albert Einstein College of Medicine, New York, and a B.S. degree in mathematics from the University of Wisconsin in 1956. In addition, Dr. Damadian conducted post-graduate work at Harvard University, where he studied extensively in the fields of physics, mathematics and electronics. Dr. Damadian is a 1988 recipient of the National Medal of Technology and in 1989 was inducted into the National Inventors Hall of Fame, for his contributions in conceiving and developing the application of magnetic resonance technology to medical applications including whole body scanning and diagnostic imaging. Dr. Damadian is also the director, President and Treasurer of the Company's subsidiary, Health Management Corporation of America ("HMCA").

Claudette J.V. Chan (age 66), a nominee for Director, has been a Director of FONAR since October 1987. Mrs. Chan has been employed since 1992 by HMCA and its predecessor, Raymond V. Damadian, M.D. MR Scanning Centers Management Company, as "site inspector," in which capacity she is responsible for supervising and implementing standard procedures and policies for MRI scanning centers. From 1989 to 1994 Mrs. Chan was employed by St. Matthew's and St. Timothy's Neighborhood Center, Inc., as the director of volunteers in the "Meals on Wheels" program, a program which cares for the elderly. She received a bachelor of science degree in nursing from Cornell University in 1960. Mrs. Chan is the sister of Raymond V. Damadian.

Robert J. Janoff (age 76), a nominee for Director, has been a Director of FONAR since February, 1989. Mr. Janoff has been a self-employed New York State licensed private investigator for more than thirty-five years and was a Senior Adjustor in Empire Insurance Group for more than 15 years until retiring from that position on July 1, 1997. Mr. Janoff also served, from June 1985 to June 1991, as President of Action Data Management Strategies, Ltd., a supplier of computer programs for use by insurance companies. Mr. Janoff is a member of the Board of Directors of Harmony Heights of Oyster Bay, New York, which is a nonprofit residential school for girls with learning disabilities.

Charles N. O'Data (age 68), a nominee for Director, has been a Director of FONAR since February, 1998. From 1968 to 1997, Mr. O'Data was the Vice President for Development for Geneva College, a liberal arts college located in western Pennsylvania. In that capacity, he acted as the College's chief investment officer. His responsibilities included management of the College's endowment fund and fund raising. In July 1997, Mr. O'Data retired from Geneva College after 36 years of service to assume a position of National Sales Executive for SC Johnson Company's Professional Markets Group (a unit of SC Johnson Wax), and specialized in healthcare and education sales, a position he held until the spring of 1999. Mr. O'Data presently acts an independent financial consultant. He founded The Beaver County Foundation, a Community Foundation, in 1992, and serves as its President. Mr. O'Data is listed as a finance associate in the Middle States Association Commission on Higher Education, which is the formal accrediting body for higher education in the eastern region of the country. In this capacity he evaluates the financial aspects of educational organizations. Mr. O'Data is a graduate of Geneva College, where he received a B.S. degree in Economics in 1958.

Robert Djerejian (72), a nominee for Director, has been a Director of Fonar since June, 2002. Since 1996 Mr. Djerejian has served as a senior consultant for Haines, Lundberg & Waehler International, an architecture, design and engineering firm, which among other specialties designs hospitals and laboratories. Prior to that time he was the senior managing partner of the firm. Mr. Djerejian serves on the Board of Trustees of Pratt Institute, where he is also Vice Chairman of the Executive Committee and on the Board of Directors of the Delaware College of Art and Design, of which he was one of the founding directors. He is a graduate of Pratt Institute, where he received a B.A. in Architecture in 1955.

David B. Terry (55) is the Vice President of Administration and Secretary of the Company. Mr. Terry has been serving as Vice President since December 1998 and as Secretary since May, 1990. Previously, he served as Treasurer from May 1990 to December, 1998, as Secretary from July 1978 through June 1987 and as Treasurer from August 1981 through June 1987. From July 1978 through June 1987, he was also a Director of the Company.


INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The five nominees will be elected to hold office for the ensuing year or until their respective successors are elected and qualified.

During the year ended June 30, 2003 the Board of Directors unanimously consented to take action in lieu of a meeting on seven occasions, and the audit committee met four times.

Dr. Damadian receives no cash compensation for serving on the Board. The other directors are each paid $20,000 per year in their capacities as directors.

The Company's Board of Directors has an audit committee. There is no standing compensation committee or nominating committee.

In accordance with the Nasdaq Marketplace Rules, the Board of Directors adopted a written charter for the audit committee which took effect in June, 2001. All of the directors on the audit committee are independent.


AUDIT COMMITTEE

The Audit Committee, which is comprised of independent directors, is governed by a Board approved charter that contains, among other things, the Committee's membership requirements and responsibilities. The audit committee oversees the Company's accounting, financial reporting process, internal controls and audits, and consults with management and the independent public accountants on, among other items, matters related to the annual audit, the published financial statements and the accounting principals applied. As part of its duties, the audit committee appoints, evaluates and retains the Company's independent public accountants. It also maintains direct responsibility for the compensation, termination and oversight of the Company's independent public accountants and evaluates the independent public accountants' qualifications, performance and independence.

Financial Expert on Audit Committee: The Board has determined that Mr. O'Data, who currently is a financial consultant and finance associate in the Middle States Association, and who previously was the Vice President for Development for Geneva College, is the audit committee financial expert. The Board made a qualitative assessment of Mr. O'Data's level of knowledge and experience based on a number of factors, including his formal education and experience.


AUDIT COMMITTEE REPORT

The audit committee has (a) reviewed and discussed the audited financial statements with management, (b) discussed with the independent auditors the matters required to be discussed by SAS 61 and (c) has received the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1 and has discussed with the independent accountants the independent accountant's independence.

Based on the foregoing review and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

The members of the audit committee are Messrs. Charles N. O'Data, Robert J. Janoff and Mr. Robert Djerejian. Messrs. O'Data, Janoff and Djerejian are independent directors, as defined in the Nasdaq Market Place Rules.


VOTE REQUIRED AND BOARD RECOMMENDATION

The directors will be elected by the vote of a plurality of the votes represented at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR.


INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common shares by the nominees for directors, the Company's Chief Executive Officer, and the directors and executive officers as a group as of April 16, 2004.


Name and Address of                        Shares                       Percent
Beneficial Owner (1)                 Beneficially Owned                of Class


Raymond V. Damadian, M.D.
c/o FONAR Corporation
Melville, New York
 Director, President
 CEO, 5% + Stockholder
    Common Stock                        2,488,274                         2.63%
    Class C Stock                       9,561,174                        99.98%
    Class A Preferred                     477,328                         6.09%


Claudette Chan
Director
    Common Stock                            2,648                             *
    Class A Preferred                         800                             *


Robert J. Janoff
Director
    Common Stock                           80,000                             *
    Class A Preferred                       1,999                             *


Charles N. O'Data
Director
    Common Stock                              700                             *


Robert Djerejian
Director
    Common Stock                                0                             *

All Officers, Directors and Nominees
as a Group (6 persons) (2) (3)
    Common Stock                        2,590,843                         2.74%
    Class C Stock                       9,561,174                        99.98%
    Class A Preferred                     480,165                         6.13%
 ___________________________
*   Less than one percent


1. Address provided for each beneficial owner owning more than five percent of the voting securities of the Company.

2. Includes 101 shares of the Company's Common Stock and 19 shares of the Company's Class A Non-voting Preferred Stock held by an officer jointly with his wife, 2,000 shares of the Company's Common Stock held individually by the officer and 192 shares of the Company's Common Stock and 38 shares of the Company's Class A Non-voting Preferred Stock held in trust by an officer for his children.

3. Includes options to purchase 16,928 shares of Common Stock held by an officer.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See Item 13, "Certain Relationships and Related Transactions" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 which is specifically incorporated by reference herein. A copy of the Form 10-K is included in the Annual Report to Stockholders which is being sent to the Company's stockholders with this Proxy Statement.)

The Company believes that each of the related transactions described therein were on terms at least as favorable to the Company as were available from non-affiliated parties.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

With the exception of the Chief Executive Officer, Dr. Raymond V. Damadian, the compensation of the Company's executive officers is based on a combination of salary and bonuses based on performance. The Chief Executive Officer's compensation consists only of a salary which has remained constant for more than the past three fiscal years. The Board of Directors does not have a compensation committee. Dr. Raymond V. Damadian, President, Chief Executive Officer and Chairman of the Board, is the only executive officer who is a member of the Board of Directors. Dr. Damadian participates in the determination of executive compensation for the Company's officers.

As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Chief Executive Officer. No officer of the Company received compensation in excess of $1 million in fiscal 2002 or in any previous fiscal year. The Board currently believes that the Company should be able to continue to manage its executive compensation program for others so as to preserve the related federal income tax deductions.

The following table discloses compensation received for the three years ended June 30, 2003 by the Company's Chief Executive Officer.

Name and                                           Long-Term
Principal Position            Annual Compensation  Compensation    All Other
Position             Year     Salary        Other  Awards          Compensation
-------------------  ----     ----------    -----  ------------    ------------
Raymond V. Damadian  2003     $86,799.96        0             0               0
Chairman of the;     2002     $86,799.96        0             0               0
Board; President;
Chief Executive
Officer;             2001     $86,779.96        0             0               0
Director

Compensation Pursuant to Stock Options and SAR Grants

No stock options or stock appreciation rights were granted to the Company's Chief Executive Officer during fiscal 2003.

Option/SAR Exercises and Year End Values

No options or stock appreciation rights were exercised by the Company's Chief Executive Officer during fiscal 2003. The Company's Chief Executive Officer did not hold any unexercised stock options or stock appreciation rights at the end of fiscal 2003.

Performance Graph

The following graph compares the annual change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on June 30, 1998 and ending on December 31, 2003 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of each of: (a) the CRSP Total Return Index for Nasdaq U.S. companies ("Nasdaq"); (b) the CRSP Total Return Index for Nasdaq Medical Device Manufacturers ("Nas-MDM"); and (c) the CRSP Total Return Index for Nasdaq Health companies ("Nas-Hea.") during such period, assuming a $100 investment on June 30, 1998. The stock price performance on the graph below is not necessarily indicative of future price performance.

                        (Performance Graph Appears Here)

Relative Dollar Values

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               6/30/98  6/30/99  6/30/00  6/29/01  6/28/02  6/30/03  12/31/03
Fonar Common   -------  -------  -------  -------  -------  -------  --------
 Stock         $100.00   $49.32   $91.76   $85.05   $86.37   $56.99    $50.42
NASDAQ-US      $100.00  $143.60  $212.29  $123.25   $78.52   $87.18   $107.47
NAS-MDM        $100.00  $133.53  $153.79  $144.13  $130.90  $140.25   $176.14
NAS-Hea.       $100.00   $94.11   $72.64  $103.65   $98.02  $107.34   $133.84
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2. RATIFICATION OF STOCK BONUS PLANS

On May 1, 2003 the Board of Directors adopted the Company's 2003 Supplemental Stock Bonus Plan (the "2003 Supplemental Bonus Plan") and on February 5, 2004 adopted the 2004 Stock Bonus Plan (the "2004 Bonus Plan"), which are sometimes referred to collectively as the "Plans". The stockholders are being asked to ratify the adoption of the Plans.

The 2003 Supplemental Stock Bonus Plan covers 5,000,000 shares of the Company's Common Stock, and the 2004 Bonus Plan covers 2,000,000 shares of the Company's Common Stock.

The 2003 Supplemental Stock Bonus Plan permits the granting of stock bonuses until April 30 , 2013, in the discretion of the Stock Bonus Committee or the Board of Directors of the Company, to employees, directors, advisors and consultants for services rendered or to be rendered to the Company or any of its subsidiaries.

The 2004 Stock Bonus Plan permits the granting of stock bonuses until February 4, 2014, in the discretion of the Stock Bonus Committee or the Board of Directors of the Company, to employees, directors, advisors and consultants for services rendered or to be rendered to the Company or any of its subsidiaries.

The purpose of the Plans is to enable persons performing valuable services for the Company to acquire a proprietary interest in the Company through the ownership of its Common Stock. Management believes that such ownership provides such persons with a more direct stake in the future welfare of the Company and encourages them to remain in the service of the Company or its subsidiaries and that the Plans will assist the Company in obtaining and retaining the services of such persons.

Restrictions may be imposed on resale (by officers, directors and 10% stockholders) of the shares of Common Stock purchased under the Plans by the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, any participant who may be deemed an affiliate of the Company, as defined by the Securities and Exchange Commission, may be required to utilize a separate prospectus to reoffer or resell such shares unless an exemption is applicable. The Stock Bonus Committee or Board of Directors may impose restrictions on shares of Common Stock issued pursuant to the Bonus Plans.

                                    THE PLANS

The following is a summary of certain provisions of the Plans. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plans. Copies of the 2003 Supplemental Stock Bonus Plan and 2004 Stock Bonus Plan are attached hereto as Exhibit A.

The Plans are administered by Committees appointed by the Board of Directors of the Company, consisting of individuals who serve at the discretion of the Board and who are eligible to receive stock bonuses under the Plans. In the absence of any Committees, the Plans will be administered directly by the Board of Directors. The Committees determine, among other things, who will receive stock bonuses, when the options or stock bonuses will be received and the number of shares covered by each stock bonus. The two members of the Committees are officers of the Company, and Dr. Raymond V. Damadian, one of the members of the Committees, is also Chairman of the Board of Directors and the principal stockholder of the Company.

Bonus stock awards granted under the Plans are not assignable except by will or the laws of descent and distribution. There are no restrictions on the recipient's transfer of the shares, however, once he or she receives the shares.

The Plans will remain in effect until the earlier of such time as all shares covered by the Bonus Plans have been issued or April 30, 2013 in the case of the 2003 Stock Supplemental Bonus Plan and February 4, 2014 in the case of the 2004 Stock Bonus Plans. No stock bonuses may be granted under the Bonus Plans after those dates. Common Stock covered by the Plans may be either treasury shares or authorized and unissued shares.

The Board of Directors has the right to amend, suspend or terminate the Plans at any time, except that it may not, without stockholder approval, increase the maximum number of shares covered by the Plans or change the maximum period during which stock awards may be granted under the Plans.

In the event of stock dividends, stock splits and similar changes involving the Common Stock of the Company, the Committees shall take such action as in their judgment is necessary to change the aggregate number of shares of Common Stock or other securities or property available under Plans to reflect such changes in the Common Stock. The determination of the Committees will be conclusive and binding upon the participants in the Plans.

The Plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor do the Plans qualify under Section 401(a) of the Code.

Federal and Tax Consequences. The grant of stock bonuses under the 2003 Supplemental Stock Bonus Plan and 2004 Stock Bonus Plan will result in compensation to the employee which must be recognized as ordinary income on the date the stock bonus is granted. The amount of income will be the fair market value of the stock on the date the stock bonus is granted. The Company will be entitled to a deduction (provided applicable withholding or reporting requirements are met) for Federal income tax purposes at the same time in the same amount as the employee is required to recognize income.

Upon a subsequent sale or taxable exchange of the shares acquired as a result of stock bonuses, an employee will realize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the amount of income recognized on the grant of the stock bonus (his tax basis).

The foregoing is only a brief summary of the applicable federal income tax laws and should not be relied upon as being a complete statement. The federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations. In addition to the federal income tax consequences described herein, the grant of stock awards under the Plans may also have state and local tax consequences.

The affirmative vote of shares holding a majority of the votes represented at the meeting is required to ratify the adoption of the Plans. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

3. RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has selected Marcum & Kliegman LLP, as the Company's independent auditors for the fiscal year ending June 30, 2004. The stockholders will be asked to ratify this action by the Board. Grassi & Co., CPA's, P.C. were the Company's auditors for the fiscal year ended June 30, 2001. The Company changed accounting firms when the individual accountants handling the Company's matters moved to Marcum & Kliegman LLP. Marcum & Kliegman LLP were the Company's auditors for the fiscal years ended June 30, 2002 and June 30, 2003..

The Company's previous auditors, Tabb, Conigliaro & McGann, P.C., merged into Grassi & Co., CPAs, P.C. Tabb, Conigliaro & McGann were the Company's auditors for the fiscal years ending June 30, 1990 through June 30, 2000.

One or more representatives of Marcum & Kliegman LLP, are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

The affirmative vote of shares holding a majority of the votes represented at the meeting is required to ratify the selection of auditors by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.


AUDIT FEES

The aggregate fees billed by Marcum & Kliegman LLP for the audit of the Company's annual financial statements for the fiscal year ended June 30, 2003 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended June 30, 2003 were $460,805.

The aggregate fees billed by Marcum & Kliegman for the audit of the Company's annual financial statements for the fiscal year ended June 30, 2002 and the reviews of the financial information included in the Company's Forms 10-Q for the fiscal year ended June 30, 2002 were $411,020.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

No fees were billed by Marcum & Kliegman LLP for the fiscal years ended June 30, 2003 or June 30, 2002 for designing, operating, supervising or implementing any of the Company's financial information systems or any hardware or software systems for the Company's financial information.

TAX FEES

The aggregate fees billed by Marcum & Kliegman LLP for tax compliance, tax advise and tax planning in the fiscal year ended June 30, 2003 were $189,094.

The aggregate fees billed by Grassi & Co., CPAs, P.C. for tax compliance, tax advise and tax planning in the fiscal year ended June 30, 2002 were $194,922.


ALL OTHER FEES

The aggregate fees billed by Marcum & Kliegman LLP for all other services rendered by them during the fiscal years ended June 30, 2003 and June 30, 2002 were $124,417 and $190,111, respectively, which included services in connection with the registration of securities, internal control reviews, employee benefit plan audits and reviews and procedures that the Company requested Marcum & Kliegman to undertake to provide assurances on matters not required by laws or regulations.

Since January 1, 2003, the audit committee has adopted policies and procedures for pre-approving all non-audit work performed by its auditors. Specifically, the committee must pre-approve the use of the auditors for all such services.

The Company's audit committee believes that the provision by Marcum & Kliegman LLP of services in addition to audit services in fiscal 2003 and 2002 were compatible with maintaining their independence.

All persons performing work on behalf of Marcum & Kliegman LLP in connection with their engagement to audit the Company's financial statements for the fiscal year ended June 30, 2002 had been full-time permanent employees of Grassi & Co., CPAs, P.C.


PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders must be received by the Company no later than February 4, 2005 to be included in the Company's proxy statement and form of proxy related to that meeting.


SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, e-mail, facsimile, telephone, telegraph, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.


VOTING TABULATION

The election of the Company's directors requires a plurality of the votes represented in person or by proxy at the meeting. The ratification of the Plans and the selection of auditors requires the affirmative vote of a majority of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the Company.

A stockholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion. Where a proposal requires a majority of the votes present for its passage, an abstention or non-vote will have the same effect as a negative vote.


OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Melville, New York, April 27, 2004

A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2003, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

                          INVESTOR RELATIONS DEPARTMENT
                                FONAR CORPORATION
                                110 MARCUS DRIVE
                            MELVILLE, NEW YORK 11747

                                    EXHIBIT A

                       2003 SUPPLEMENTAL STOCK BONUS PLAN


1. Purposes of the Plan.

     The purpose of this Stock Bonus Plan (the "Plan") is to assist FONAR Corporation, a Delaware corporation (the "Corporation"), and its subsidiaries (as hereinafter defined) in attracting and retaining the services of key employees, non-employee directors, officers, advisors and consultants, and to secure for the Corporation and its subsidiaries the benefits of the incentive inherent in ownership of the Corporation's equity securities by parties who are responsible for the continuing growth and success of the Corporation and its subsidiaries.

     For the purposes of this plan, the term "subsidiary" and/or "subsidiaries" shall mean any corporation of which the majority of the outstanding voting stock is owned directly or indirectly by the Corporation.

2. Shares Subject to the Plan.

     Subject to the provisions of Section 7 of the Plan, an aggregate of 5,000,000 shares of Common Stock, par value $.0001 per share, of the Corporation ("Common Stock"), are available for the issuance under the Plan as compensation for services to the Corporation ("Bonus Stock").

     The shares to be issued as Bonus Stock under the Plan may be authorized but unissued shares of Common Stock or issued shares of Common Stock which are held in the treasury of the Corporation.

3. Term of the Plan.

     Subject to the provisions of Section 8 and 10, the Plan shall commence effective as of May 1, 2003, and Bonus Stock awarded under the Plan must be issued no later than April 30, 2013.

4. Administration of the Plan.

     The Plan shall be administered by a committee which shall consist of two or such greater or lesser number of members, as determined by the Board of Directors from time to time, who shall be appointed by the Board of Directors of the Corporation (the "Committee") or, in the absence of such a Committee, by the Board of Directors of the Corporation. Directors of the Corporation who are either eligible to receive Bonus Stock, or to whom Bonus Stock has been granted, may vote on any matters affecting the administration of the plan or the granting of Bonus Stock under the Plan. Any action of the Committee may be taken by a written instrument signed by a majority of the members of the Committee then in office. Members of the Committee need not be members of the Board of Directors.

     Subject to the express provisions of the Plan, the Committee or the Board or Directors, as the case may be, shall have the authority, in its discretion:
(i) to determine the parties to receive Bonus Stock, the times when they shall receive such awards, the number of shares to be issued, and the time, terms and conditions of the issuance of any such shares; (ii) to construe and interpret the terms of the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee or the Board of Directors, as the case may be, on the matters referred to in this Section 4 shall be final and conclusive.

5. Eligibility and Selection.

     The Committee or the Board of Directors, as the case may be, shall have sole and absolute discretion to issue Bonus Stock under the Plan to reward employees, non-employee directors, advisors and consultants for services rendered or to be rendered to or for the benefit of the Corporation, or any of its subsidiaries (the grant of Bonus Stock under this Plan shall be referred to as a "Bonus Stock Award"). In determining the parties to whom Bonus Stock Awards shall be granted under the Plan and the number of shares of Common Stock which may be granted to such persons, the Committee or the Board of Directors, as the case may be, shall consider the duties of the parties, their present and potential contributions to the success of the Corporation, and such other factors as the Committee or the Board of Directors deems relevant in furthering the purposes of the granting of such Bonus Stock and the interests of the Corporation. A party may receive more than one Bonus Stock Award under the Plan.

6. Bonus Stock Awards.

     (a) The Committee or the Board of Directors, as the case may be, shall determine for each party chosen to participate in the Plan ("Participant") the number of shares of Common Stock to be covered by each Bonus Stock Award and the installments, if any, in which the Bonus Stock will be granted.

     (b) The Committee or the Board of Directors shall determine the terms, conditions and restrictions, if any, to which such Bonus Stock or its issuance will be subject. Any restrictions imposed shall be evidenced by a written agreement executed by the Participant. Such agreement shall also include any terms and conditions required by applicable securities laws.

     (c) The Corporation shall deliver to the Participant on the date specified, or as soon thereafter as is practicable, the number of shares of Common Stock specified in such Participant's Bonus Stock Award, subject to and in accordance with the Bonus Stock Award.

     (d) Bonus Stock Awards shall not be transferable other than by the last will and testament of the holder of the Bonus Stock Award or the applicable laws of descent and distribution. Bonus Stock Awards may not be assigned, sold, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) except to the extent expressly provided for in the Plan and shall not be subject to execution, attachment or similar process.

7. Dilution and Other Adjustments.

     In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares of Common Stock, or other similar corporate change, the Committee or the Board of Directors, as the case may be, shall make such adjustments as it, in its absolute discretion, deems equitable in the number of kind of shares of Common Stock authorized by the Plan and, with respect to outstanding shares of Common Stock covered by Stock Bonus Awards but not yet issued, in the number of kind of stock covered by Stock Bonus Awards made under the Plan.

8. Termination and Amendment of the Plan.

     Unless sooner terminated, as hereinafter provided, this Plan shall terminate at 11:59 p.m. on April 30, 2013, and no Bonus Stock shall be granted hereunder after that date. The Board of Directors may terminate or amend this Plan at any time without notice, or make such modifications of this Plan as it shall deem advisable. No termination, amendment or modification of the Plan may adversely affect the rights of any party to whom a Bonus Stock Award has been made without such party's consent.

9. Indemnification.

     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and the Board of Directors shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus Stock Award granted thereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudicated in such action, suit or proceeding that such Committee member or director, as the case may be, is liable for negligence or misconduct in the performance of his duties; provided that within 10 days after institution of any such action, suit, or proceeding a Committee member or director, as the case may be, shall offer the Corporation in writing the opportunity, at its own expense, to handle and defend the same.

10. Effectiveness of the Plan.

     The Plan shall become effective on May 1, 2003.

                              2004 STOCK BONUS PLAN


1. Purposes of the Plan.

     The purpose of this Stock Bonus Plan (the "Plan") is to assist FONAR Corporation, a Delaware corporation (the "Corporation"), and its subsidiaries (as hereinafter defined) in attracting and retaining the services of key employees, non-employee directors, officers, advisors and consultants, and to secure for the Corporation and its subsidiaries the benefits of the incentive inherent in ownership of the Corporation's equity securities by parties who are responsible for the continuing growth and success of the Corporation and its subsidiaries.

     For the purposes of this plan, the term "subsidiary" and/or "subsidiaries" shall mean any corporation of which the majority of the outstanding voting stock is owned directly or indirectly by the Corporation.

2. Shares Subject to the Plan.

     Subject to the provisions of Section 7 of the Plan, an aggregate of 2,000,000 shares of Common Stock, par value $.0001 per share, of the Corporation ("Common Stock"), are available for the issuance under the Plan as compensation for services to the Corporation ("Bonus Stock").

     The shares to be issued as Bonus Stock under the Plan may be authorized but unissued shares of Common Stock or issued shares of Common Stock which are held in the treasury of the Corporation.

3. Term of the Plan.

     Subject to the provisions of Section 8 and 10, the Plan shall commence effective as of February 4, 2004, and Bonus Stock awarded under the Plan must be issued no later than February 3, 2014.

4. Administration of the Plan.

     The Plan shall be administered by a committee which shall consist of two or such greater or lesser number of members, as determined by the Board of Directors from time to time, who shall be appointed by the Board of Directors of the Corporation (the "Committee") or, in the absence of such a Committee, by the Board of Directors of the Corporation. Directors of the Corporation who are either eligible to receive Bonus Stock, or to whom Bonus Stock has been granted, may vote on any matters affecting the administration of the plan or the granting of Bonus Stock under the Plan. Any action of the Committee may be taken by a written instrument signed by a majority of the members of the Committee then in office. Members of the Committee need not be members of the Board of Directors.

     Subject to the express provisions of the Plan, the Committee or the Board or Directors, as the case may be, shall have the authority, in its discretion:
(i) to determine the parties to receive Bonus Stock, the times when they shall receive such awards, the number of shares to be issued, and the time, terms and conditions of the issuance of any such shares; (ii) to construe and interpret the terms of the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee or the Board of Directors, as the case may be, on the matters referred to in this Section 4 shall be final and conclusive.

5. Eligibility and Selection.

     The Committee or the Board of Directors, as the case may be, shall have sole and absolute discretion to issue Bonus Stock under the Plan to reward employees, non-employee directors, advisors and consultants for services rendered or to be rendered to or for the benefit of the Corporation, or any of its subsidiaries (the grant of Bonus Stock under this Plan shall be referred to as a "Bonus Stock Award"). In determining the parties to whom Bonus Stock Awards shall be granted under the Plan and the number of shares of Common Stock which may be granted to such persons, the Committee or the Board of Directors, as the case may be, shall consider the duties of the parties, their present and potential contributions to the success of the Corporation, and such other factors as the Committee or the Board of Directors deems relevant in furthering the purposes of the granting of such Bonus Stock and the interests of the Corporation. A party may receive more than one Bonus Stock Award under the Plan.

6. Bonus Stock Awards.

     (a) The Committee or the Board of Directors, as the case may be, shall determine for each party chosen to participate in the Plan ("Participant") the number of shares of Common Stock to be covered by each Bonus Stock Award and the installments, if any, in which the Bonus Stock will be granted.

     (b) The Committee or the Board of Directors shall determine the terms, conditions and restrictions, if any, to which such Bonus Stock or its issuance will be subject. Any restrictions imposed shall be evidenced by a written agreement executed by the Participant. Such agreement shall also include any terms and conditions required by applicable securities laws.

     (c) The Corporation shall deliver to the Participant on the date specified, or as soon thereafter as is practicable, the number of shares of Common Stock specified in such Participant's Bonus Stock Award, subject to and in accordance with the Bonus Stock Award.

     (d) Bonus Stock Awards shall not be transferable other than by the last will and testament of the holder of the Bonus Stock Award or the applicable laws of descent and distribution. Bonus Stock Awards may not be assigned, sold, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) except to the extent expressly provided for in the Plan and shall not be subject to execution, attachment or similar process.

7. Dilution and Other Adjustments.

     In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares of Common Stock, or other similar corporate change, the Committee or the Board of Directors, as the case may be, shall make such adjustments as it, in its absolute discretion, deems equitable in the number of kind of shares of Common Stock authorized by the Plan and, with respect to outstanding shares of Common Stock covered by Stock Bonus Awards but not yet issued, in the number of kind of stock covered by Stock Bonus Awards made under the Plan.

8. Termination and Amendment of the Plan.

     Unless sooner terminated, as hereinafter provided, this Plan shall terminate at 11:59 p.m. on February 3, 2014, and no Bonus Stock shall be granted hereunder after that date. The Board of Directors may terminate or amend this Plan at any time without notice, or make such modifications of this Plan as it shall deem advisable. No termination, amendment or modification of the Plan may adversely affect the rights of any party to whom a Bonus Stock Award has been made without such party's consent.

9. Indemnification.

     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and the Board of Directors shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus Stock Award granted thereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudicated in such action, suit or proceeding that such Committee member or director, as the case may be, is liable for negligence or misconduct in the performance of his duties; provided that within 10 days after institution of any such action, suit, or proceeding a Committee member or director, as the case may be, shall offer the Corporation in writing the opportunity, at its own expense, to handle and defend the same.

10. Effectiveness of the Plan.

     The Plan shall become effective on February 4, 2004.

ANNUAL REPORT 2003


PRESIDENT'S MESSAGE TO STOCKHOLDERS
Reports Most Recent Calendar Quarter of Unit Sales at 16 Stand-Up MRIs


Dear Stockholders:

I am pleased to report to you that Fonar is finally becoming the success that our stockholders have patiently been waiting for and our employees have been so diligently working towards.


Booming Sales and Installations

In last year's shareholder letter, I reported to you that we had at that point sold 38 Stand-Up MRIs and installed 18. Now I am pleased to deliver the good news that we have, in just one year's time, doubled those numbers. As of the March 31, 2004, the end of the 3rd Quarter of Fiscal 2004, we had sold 76 Stand-Up(TM) MRIs and installed 40. Some of these sales have not been previously announced.

A chart and table of the Stand-Up(TM) MRI sales is provided. Notice the cyclical nature of sales during the year with the April 1 to June 30 quarter being greatest, followed by the January 1 to March 31 quarter.

                           FONAR CORPORATION
                Stand-Up(TM) MRI Unit Sales per Quarter
                ---------------------------------------
               2000-'01      2001-'02      2002-'03      2003-'04
Jul-Sep           **             1             6             8
Oct-Dec            1             2             2             5
Jan-Mar            1             4             4            16
Apr-Jun            6             9            11            ***

** This period is prior to commencement of Stand-Up MRI sales
*** Current period

(Chart provided in 2003 Annual Report)


The Stand-Up(TM) MRI - The World's Only Position Imaging MRI Scanner

Seeing Pathology that Lie-Down MRIs Miss

There are three major reasons for the success of the Stand-Up MRI product. First, the Stand-Up(TM) MRI detects pathology that lie-down MRI scanners can miss. The importance of this feature to physicians must not be underestimated. Certain medical problems manifest themselves only when patients are in a particular position. Every one of our competitors' whole-body MRI scanners can only scan patients lying down. If the problem can only be seen, say, when the patient is sitting up, then a recumbent-only scanner will miss it. Only the Stand-Up(TM) MRI will detect it. With the Stand-Up(TM) MRI, patients can be scanned in any position, including sitting, standing, bending, in flexion and extension, or lying down. We call this unique ability Position Imaging(TM) (pMRI(TM)). The ability of the Stand-Up MRI to scan a patient in a weight-bearing position or in any other position in which the patient experiences pain or other symptoms has enabled it to detect pathologies that went undetected on conventional lie-down (recumbent) MRI scanners.

Dr. Francis Smith, a researcher at the University of Aberdeen in Scotland scanned 63 patients with unexplained low back pain on the University's Stand-Up MRI. In the scientific paper he delivered at the November 2003 meeting of the Radiological Society of North America in Chicago, Dr. Smith reported that he found that 10% of the patients had a previously unsuspected spinal instability. He also discovered "in 56 cases there was obvious prolapse of the intervertebral disc, whose degree of prolapse changed between the neutral position and either flexion or extension."

This is key information. The National Center for Health Statistics reports that "14% of new patient visits to physicians each year are due to low back pain, and almost 13 million physician visits per year occur because of chronic low back pain." Back pain is second only to the common cold as a cause of lost time from work. Accordingly, it comes as no surprise that roughly half of all MRI scans performed today are of the spine. Thus Position Imaging(TM) provides a very important contribution to the practice of medicine.

Regarding surgeons and lie-down-only MRIs, multiple Stand-Up MRI owner Dr. Manuel Rose said, "Relying solely on an MRI exam of a supine patient is
inadequate.   Through  no  fault  of  their  own,  surgeons  are  at  a  serious disadvantage that could consequently result in failed surgeries. With the Stand-Up(TM) MRI, the surgeon can, for the first time, visualize pathology in both the supine and upright positions, allowing him to accurately evaluate the full extent of the problem." It is no wonder that the Stand-Up(TM) MRI continues to be the most exciting and talked-about advancement in the field of MRI.


Extraordinary Quality

The second reason for the success of this product is that the  Stand-Up(TM)  MRI is built  upon a proven  platform  of 0.6  Tesla  technology,  which  means  the
Stand-Up(TM) MRI produces images of exceptional quality. FONAR introduced high-field Open MRI and remains the most experienced provider of this technology.

Our R&D scientists and engineers constantly strive to improve the product. For example, tremendous strides have been made over the past year in the development of RF receiver coils. Our ever-expanding offering of quadrature and planar receiver coils improve the quality of images and allow for more accurate diagnoses. I am pleased that our staff of scientists and engineers is equipped and eager to continue to advance the opportunities offered by the only whole-body diagnostic machine in the world that is capable of scanning patients in virtually any position.


An Unparalleled Level of Patient Comfort

The third reason for the success of this product is that it is simply the most Patient-Friendly(TM) MRI scanner in the world. We hear it from our users all the time, "Patients love the Stand-Up(TM) MRI." What a welcome difference from the highly claustrophobic and noisy "tube," or "tunnel," MRIs that the public has unfortunately become accustomed to!

Stand-Up(TM) MRI patients typically sit and watch a 42-inch flat screen TV throughout their scans. Patients anxious about the confining space of MRI scanners and their noise who had repeatedly failed to tolerate other MRIs, including "open" MRIs, are regularly scanned at Stand-Up(TM) MRI centers. These patients are invariably relieved and extremely grateful to finally have their problems addressed and to be able to proceed with their treatment plans. Moreover the rising obesity problem in the U.S. has generated a remarkable increase in patients that are too large to be scanned in any MRI other than the Fonar Stand-Up(TM) MRI. The record to date for a Fonar upright scan is 492 lbs.


Marketing  Events

In the past, our major marketing event has been our exhibition at the November/December annual meeting of the Radiological Society of North America
(RSNA) in Chicago. Attended by 60,000, it is the largest medical meeting in the world. Our targeted customers at RSNA are primarily independent radiology groups and hospitals.

Surgeons, particularly spine surgeons, comprise another very important market for our product, because the Stand-Up(TM) MRI is the only diagnostic modality that can give surgeons the complete picture of their patients' problems. Only the Stand-Up(TM) MRI can enable the evaluation of pathology in different positions and under weight-bearing and non-weight-bearing conditions, providing key information that surgeons need to optimize their surgical results and reduce the risk of failed surgeries.

Accordingly, we are actively addressing the surgical marketplace by presenting the Stand-Up(TM) MRI at surgery and surgery-related meetings throughout the year. In October, 2003, we attended the 18th annual meeting of the North American Spine Society (NASS) in San Diego, California. Attended by 2500 spine surgeons, the FONAR's first-time exhibit was the 5th largest of the 130 exhibits on the floor of the show. In March, 2004, we exhibited at the 71st annual meeting of the American Academy of Orthopedic Surgeons (AAOS) in San Francisco, California. Attended by 30,000, including 14,000 orthopedic surgeons and related healthcare professionals, FONAR's 2nd-time exhibit was among the larger of some 400 technical exhibits. Our attendance at RSNA, NASS and AAOS has produced a substantial number of qualified sales leads. In May 2004, we will be attending, for the first time, the annual meeting of the America Association of Neurological Surgeons (AANS) in Orlando, Florida. Estimated attendance for that meeting is approximately 3000 neurosurgeons and related healthcare professionals


HMCA

Health Management Corporation of America (HMCA), our wholly-owned physician and diagnostic services management subsidiary, has undergone some very positive changes. With the opening of Stand-Up MRI of Boca Raton, P.A., we now have four HMCA-managed Stand-Up(TM) MRI scanning centers in operation. In March, 2004, our Islandia, New York facility, the first HMCA-managed Stand-Up(TM) MRI facility, completed over 450 scans. This center produced $1.1 million in operating income in fiscal 2003. Our Bensonhurst, New York facility, the second HMCA-managed Stand-Up MRI facility, completed over 400 scans for the first time; and the Staten Island, New York facility, our third, completed over 200 scans.

Our plan is to complete Stand-Up(TM) MRI upgrades at as many HMCA-managed sites as possible. At present, HMCA manages 10 diagnostic imaging centers, primarily in New York and Florida, and plans to expand the number of its Stand-Up(TM) MRI centers as quickly as capital allows. We are now in the process of installing a Stand-Up(TM) MRI in East Elmhurst, New York, which will become the HMCA's 5th Stand-Up MRI facility.

HMCA has completed the process of closing poor-performers, including some multi-specialty practices and MRI scanning facilities, and we are planning to upgrade all the remaining HMCA scanning centers with new FONAR scanners. While the closing down of poor performers results in a temporary loss of management revenues, the savings in expenses will more than compensate and thereby ultimately add to Fonar's profitability.


Revenues Growing

FONAR has also experienced eight (8) consecutive years of growth in total revenue, from under $14M in Fiscal 1996 to approximately $52.9M in Fiscal 2003. I am pleased to report that results from the first two quarters of Fiscal 2004 show that the trend is continuing.

Total Revenues Table for the Past 3 1/2 Years
---------------------------------------------
Fiscal 2001                       $42,273,000
Fiscal 2002                       $43,161,000
Fiscal 2003                       $52,892,000
1st 6 Months of Fiscal 2004       $31,191,000


My Sincere Thanks to Our Stockholders and Employees

We are becoming successful. Revenues are on the increase and sales are up. We now have over 76 Stand-Up(TM) MRI sales, more than twice the number we had at this time last year. Most of our sales have been to multiple-unit purchasers; perhaps the most potent endorsement of our product.

I believe that our decision to focus our time, energy and resources on the development, sales and marketing of the Stand-Up(TM) MRI is finally delivering the results that we have all so diligently been working towards.

I remain grateful to FONAR employees and stockholders, especially the ones who have stood by us for so many years.

It's been said, "A rising tide lifts all boats." I see Upright Imaging(TM), which only the Stand-Up(TM) MRI can provide, on the rise. Interest is continually growing. Among physicians of all specialties, orthopedic surgeons, neurosurgeons, radiologists, hospitals, and independent diagnostic centers. I believe as the tide of Upright Imaging(TM) continues to rise, it will be Fonar customers and their patients, FONAR employees, and FONAR stockholders that will rise along with it.

Sincerely,

Raymond V. Damadian
President and Chairman

            SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM 10-K
                              ---------------------

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required] For the fiscal year ended June 30, 2003

                                       OR

[ ]     TRANSITION  REPORT  PURSUANT TO  SECTION 13 OR 15(d) OF  THE  SECURITIES
        AND  EXCHANGE   ACT  OF  1934  [No  Fee  Required]  For  the  transition
        period  from _____________ to _____________

                           Commission File No. 0-10248
                           ---------------------------

                                FONAR CORPORATION
          (Exact name of registrant as specified in its charter)

        DELAWARE                                          11-2464137
(State of incorporation)                    (IRS Employer Identification Number)

110 Marcus Drive, Melville, New York                       11747
(Address of principal executive offices)                (Zip Code)

                                 (631) 694-2929
              (Registrant's telephone number, including area code)

          _____________________________________________________________
           Securities registered pursuant to Section 12(b) of the Act:
                                      None

          Securities registered pursuant to Section 12(g) of the Act:
                    Common Stock, par value $.0001 per share
                                (Title of Class)
     ______________________________________________________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ___X___      No _______


Indicate by check mark if disclosure of delinquent filers, pursuant to Item 405 of Regulation S-K (ss.229.405 of this Chapter), is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this 10-K or any amendment to the Form 10-K. [X]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

Yes ___X___      No _______

As of September 3, 2003, 85,890,712 shares of Common Stock, 4,153 shares of Class B Common Stock, 9,562,824 shares of Class C Common Stock and 7,836,287 shares of Class A Non-voting Preferred Stock of the registrant were outstanding. The aggregate market value of the approximately 83,301,869 shares of Common Stock held by non-affiliates as of such date (based on the closing price per share on September 3, 2003 as reported on the NASDAQ System) was approximately $144,945,252 million. The other outstanding classes do not have a readily determinable market value.

DOCUMENTS INCORPORATED BY REFERENCE
None

PART I
ITEM 1.  BUSINESS
GENERAL

FONAR Corporation (the "Company" or "FONAR") is a Delaware corporation which was incorporated on July 17, 1978. The Company's address is 110 Marcus Drive, Melville, New York 11747 and its telephone number is (631) 694-2929. FONAR also maintains a WEB site at www.fonar.com.

FONAR is engaged in the business of designing, manufacturing, selling and servicing magnetic resonance imaging ("MRI" or "MR") scanners which utilize MRI technology for the detection and diagnosis of human disease. FONAR's founders built the first scanner in 1977 and FONAR introduced the first commercial MRI scanner in 1980. FONAR is the originator of the iron-core non-superconductive and permanent magnet technology.

FONAR's iron frame technology made FONAR the originator of "open" MRI scanners. FONAR introduced the first "open" MRI in 1980. It has concentrated since on further application of its "open" MRI, introducing the Stand-Up(TM) Brand MRI scanner, the QUAD(TM) MRI, the Open Sky(TM) MRI and its works in progress MRI operating room.

The product we are now most vigorously promoting is our Stand-Up(TM) MRI. The Stand-Up(TM) MRI is unique in the industry in that it allows patients to be scanned in a fully weight-bearing condition, such as standing, sitting or bending in any position that causes symptoms. This means that an abnormality or injury, such as a slipped disk can be visualized where it may not be visualized with the patient lying down.

Health Management Corporation of America (formerly U.S. Health Management Corporation and hereinafter sometimes referred to as "HMCA") was formed by the Company in March 1997 as a wholly-owned subsidiary in order to enable the Company to expand into the business of providing comprehensive management services to medical providers. HMCA provides management services, administrative services, office space, equipment, repair and maintenance service and clerical and other non-medical personnel to physicians and other medical providers, including diagnostic imaging centers.

See Note 20 to the  Financial  Statements  for  separate  financial  information
respecting  the  Company's   medical  equipment  and  physician  and  diagnostic
management services segments.

FORWARD LOOKING STATEMENTS.

Certain statements made in this Annual Report on Form 10-K are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of Management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statement included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

RECENT DEVELOPMENTS AND OVERVIEW.

The Company's products and works-in-progress are intended to significantly improve the Company's competitive position. The Company's products are the Stand-Up(TM) MRI, the Fonar 360(TM), the QUAD(TM) MRI scanner and the Echo(TM) MRI scanner.

The Stand-Up(TM) MRI permits, for the first time, MRI diagnoses to be made in the weight-bearing state. The Stand-Up(TM) MRI is the only MRI scanner which allows patients to be scanned while standing, sitting or reclining, either horizontally or at an angle. This means that an abnormality or injury, such as a slipped disk, will be able to be scanned under full weight-bearing conditions, or, more often than not, in the position in which the patient experiences pain. An elevator built into the floor brings the patient to the desired height in the scanner. An adjustable bed allows the patients to stand, sit or lie on their backs, sides or stomachs at any angle. In the future the Stand-Up(TM) MRI may also be useful for MRI directed surgical procedures.

We are vigorously promoting sales of the Stand-Up(TM) MRI which we regard as our most promising product. The market for the Stand-Up(TM) shows strong progress. During the fiscal year ended June 30, 2003, we received orders for 22 Stand-Up(TM) MRI scanners as compared to 20 for the fiscal year ended June 30, 2002. Revenues recognized from the sale of Stand-Up(TM) MRI scanners increased in fiscal 2003 by 119% over fiscal 2002 from approximately $11.1 million in fiscal 2002 to approximately $24.3 million in fiscal 2003. The following chart shows the revenues attributable to our different model scanners for the fiscal years ended June 30, 2002 and June 30, 2003. Note that we recognize revenue on a percentage of completion basis. Accordingly, revenue is recognized as each sub-assembly of a scanner is manufactured. Consequently the revenues for a fiscal period do not necessarily relate to orders placed in that period.

     Model                   Revenues Recognized
                             2002           2003

     Stand-Up(TM)        $11,089,675    $24,298,460
     Fonar 360(TM)                 0              0
     QUAD(TM)                      0              0
     Echo(TM)                      0              0
     Beta(TM)(used)        $   361,000    $   100,000

The Fonar 360(TM), includes the Open Sky(TM) MRI. The magnet frame is incorporated into the floor, ceiling and sidewalls of the scan room and is open. Consequently, physicians and family members can walk inside the magnet to approach the patient. The Open Sky(TM) version of the Fonar 360(TM) is decoratively designed so that it is incorporated into the panoramic landscape that decorates the walls of the scan room. The ability of the Fonar 360(TM) to give physicians direct 360 access to patients and the availability of MRI compatible surgical instruments will also enable the Fonar 360(TM), in its future OR-360(TM) version, to be used for image guided surgery.

The QUAD(TM) MR scanner utilizes a electromagnet and is accessible from four sides. The QUAD(TM) was the first "open" MRI scanner at high field. The greater field strength of the QUAD(TM)'s magnet, when enhanced by the electronics already utilized by the Company's scanners, produces images of a quality and clarity competitive with high field superconductive magnets. The QUAD(TM) scanner magnet is among the highest field "open MRI" scanners in the industry.

In addition, the Company offers a low cost, low-field strength open MRI scanner, the Echo(TM).

The Company's current "works in progress" include the QUAD-S(TM) which combines many of the features of the QUAD(TM) scanners with a superconducting magnet. (See "Works in Progress".)

The Company's "works in progress" also include an in-office, weight-bearing extremities scanner designed for examining the knee, foot, elbow, hand and wrist under both weight-bearing and non-weight bearing conditions.

Fonar has an internal sales force of approximately 17 persons, concentrating on domestic sales. Fonar continues to use manufacturer's representatives and distributors for its foreign sales efforts. Fonar has also expanded its website to a full-scale interactive product information desk for reaching new customers and assisting existing customers. Fonar has been experiencing increasing scanner sales activity originating from its website.

In March 1997, FONAR formed Health Management Corporation of America (formerly U.S. Health Management Corporation and hereinafter sometimes referred to as "HMCA") as a wholly-owned subsidiary for the purpose of engaging in the business of providing comprehensive management and administrative services, office space, equipment, repair and maintenance service for equipment and clerical and other personnel (other than physicians) to physicians' practices and other medical providers, including diagnostic centers.

HMCA currently is managing 11 diagnostic imaging centers, and six physical therapy and rehabilitation practices located principally in New York State and Florida. HMCA discontinued management of primary care offices, selling that portion of its business in April, 2003.

PRODUCTS

The Company's principal products are its Stand-Up(TM) MRI, the Fonar 360(TM), the QUAD(TM) scanner series and the Echo(TM).

The Stand-Up(TM) MRI is a whole-body open MRI system that enables positional MRI (pMRI(TM)) applications, such as weight-bearing MRI studies. Operating at a magnetic field strength of 0.6 Tesla, the scanner is a powerful, diagnostically versatile and cost-effective Open MRI that provides a broad range of clinical capabilities and a complete set of imaging protocols.

Patients can be scanned standing, bending, sitting, upright at an intermediate angle or in any of the conventional recumbent positions. This multi-positional MRI system accommodates an unrestricted range of motion for flexion, extension, lateral bending, and rotation studies of the cervical (upper)and lumbar (lower) spine. Previously difficult patient scanning positions can be achieved using the system's MRI-compatible, three-dimensional, motorized patient handling system. Patients, lying horizontally, are placed into the magnet in the conventional manner. The system's lift and tilt functions then deliver the targeted anatomical region to the center of the magnet. The ceiling and floor are recessed to accommodate the full vertical travel of the table. True image orientation is assured, regardless of the rotation angle, via computer read-back of the table's position. Spines and extremities can be scanned in weight-bearing states; brains can be scanned with patients either standing or sitting.

The Stand-Up(TM) MRI is exceptionally open, making it the most non-claustrophobic whole-body MRI scanner. Patients can walk into the magnet, stand or sit for their scans and then walk out. From the patient's point of view, the magnet's front-open and top-open design provides an unprecedented degree of comfort because the scanner allows the patient an unobstructed view of the scanner room from inside the magnet, and there is nothing in front of one's face or over one's head. The only thing in front of the patient's face during the scan is a very large (42") panoramic TV (included with the scanner) mounted on the wall. The bed is tilted back five degrees to stabilize a standing patient. Special coil fixtures, a patient seat, Velcro straps, and transpolar stabilizing bars are available to keep the patient comfortable and motionless throughout the scanning process.

Full-range-of-motion studies of the joints in virtually any direction will be possible, an especially promising feature for sports injuries. Full range of motion cines, or movies, of the lumbar spine will be achieved under full body weight.

The Stand-Up(TM) MRI will also be useful for MR-directed surgical procedures as the surgeon would have unhindered access to the patient with no restrictions in the vertical direction.

This easy-entry, mid-field-strength scanner should be ideal for trauma centers where a quick MRI-screening within the first critical hour of treatment will greatly improve patients' chances for survival and optimize the extent of recovery.

The Fonar 360(TM) is an enlarged room sized magnet in which the floor, ceiling and walls of the scan room are part of the magnet frame. This is made possible by Fonar's patented Iron-Frame(TM) technology which allows the Company's engineers to control, contour and direct the magnet's lines of flux in the patient gap where wanted and almost none outside of the steel of the magnet where not wanted. Consequently, this scanner allows 360 degree access to the patient and physicians and family members are able to enter the scanner and approach the patient.

The Fonar 360(TM) is presently marketed as a diagnostic scanner and is sometimes referred to as the Open Sky(TM) MRI. In its Open Sky(TM) version, the Fonar 360(TM) serves as an open patient-friendly scanner which allows 360 access to the patient on the scanner bed.

To optimize the patient-friendly character of the Open Sky(TM) MRI, the walls, floor, ceiling and magnet poles are decorated with landscape murals. The patient gap is twenty inches and the magnetic field strength, like that of FONAR's QUAD(TM) MRI scanner, is 0.6 Tesla.

In the future, we may also develop the Fonar 360(TM) to function as an operating room. We sometimes refer to this contemplated version of the Fonar 360(TM) as the OR-360(TM). In its OR-360(TM) version, which is in the planning stages, the enlarged room sized magnet and 360 access to the patient afforded by the Fonar 360(TM) would permit full-fledged surgical teams to walk into the magnet and perform surgery on the patient inside the magnet. Most importantly the exceptional quality of the MRI image and its exceptional capacity to exhibit tissue detail on the image, by virtue of the nuclear resonance signal's extraordinary capacity to create image contrast, can then be obtained real time during surgery to guide the surgeon in the surgery. Thus surgical instruments, needles, catheters, endoscopes and the like can be introduced directly into the human body and guided to the malignant lesion by means of the MRI image. The number of inoperable lesions should be greatly reduced by the availability of this new capability. Most importantly treatment can be carried directly to the target tissue.

A Neurosurgeon, for example, has direct access to the patient's head while the patient is lying in the scanner and can perform image guided neurosurgery in this magnet. The unimpeded access in the space above the patient is also useful for surgical access, positioning of life support devises, neuro-surgical microscopes and anaesthetic gases. It should be noted that these procedures have not yet been performed in the scanner, although they are promising possibilities.

With current treatment methods, therapy must always be restricted in the doses that can be applied to the malignant tissue because of the adverse effects on the healthy tissues. Thus chemotherapies must be limited at the first sign of toxic side effects. The same is the case with radiation therapy. The Company expects that with the OR-360(TM) treatment agents may be administrated directly to the malignant tissue through small catheters or needles allowing much larger doses of chemotherapy, x-rays, laser ablation, microwave, or if to be applied directly and exclusively to the malignant tissue with more effective results. Since the procedure of introducing a treatment needle or catheter under image guidance will be minimally invasive the procedure can be readily repeated should metastases occur elsewhere, with minimum impact on the patient beyond a straightforward needle injection.

The presence of the MRI image during treatment will enable the operator to make assessments during treatment if his treatment is being effective.

The interventional OR-360(TM) version of the Fonar 360(TM) is still in the planning stages. There is not a prototype. A separate FDA submission for the interventional 360 has not been made as yet and might not be necessary in that it was not required of other MRI manufacturers in similar situations. We note that other manufacturers have incorporated the use of their imaging machine for use in interventional procedures without separate FDA submissions.

The  QUAD(TM)  MRI  scanner   utilizes  a  6000  gauss  (0.6  Tesla)  iron  core
electromagnet and is accessible from four sides. The QUAD(TM) was the first "open" MRI scanner at high field.

In addition to the patient comfort, increased throughput and new applications (such as MRI directed surgery and MRI breast imaging) made possible by the QUAD(TM) scanner's open design, the QUAD(TM) is designed to maximize image quality through an optimal combination of signal-to-noise (S/N) and contrast-to-noise (C/N) ratios. The technical improvements realized in the QUAD(TM)'s design over its predecessors also include increased image-processing speed and diagnostic flexibility.

MRI directed surgery (laproscopic surgical procedures) is possible by the QUAD(TM)'s ability to supply images to a monitor positioned next to the patient, enabling a surgeon to view in process surgical procedure from an unlimited number of vantage points. The openness of FONAR's QUAD(TM) scanner enables surgeons to perform a wide range of surgical procedures inside the magnet.

Four sides are open on the QUAD(TM), thus allowing access to the scanning area from four vantage points. In the case of breast imaging the access by a physician permits image guided biopsy to be performed easily which is essential once suspicious lesions are spotted. In addition to being far superior to x-ray in detecting breast lesions because of the MRI's ability to create the soft tissue contrast needed to see them, where x-ray is deficient in its ability to generate the needed contrast between cancer and normal tissue, there is not the painful compression of the breast characteristic of X-ray mammography.

The Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanners share much of the same fundamental technology and offer the same speed, precision and image quality. These scanners initiated the new market segment of high-field open MRI in which the Fonar Stand-Up(TM) MRI is one of the market leaders. High-field open MRIs operate at significantly higher magnetic field strengths and, therefore, produce more of the MRI image-producing signal needed to make high-quality MRI images (measured by signal-to-noise ratios, S/N).

The Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanners utilize a 6000 gauss (0.6 Tesla field strength) iron core electromagnet. The greater field strength of the 6000 gauss magnet, as compared to lower field open MRI scanners that operate at 3,000 gauss (0.3 Tesla) when enhanced by the electronics already utilized by the Company's scanners, produces images of higher quality and clarity. Fonar's 0.6 Tesla open scanner magnets are among the highest field "open MRI" magnets in the industry. One competitor's open scanner was recently introduced at 0.7 Tesla field strength and differs negligibly from Fonar's 0.6 Tesla scanners.

The Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanners are designed to maximize image quality through an optimal combination of signal-to-noise (S/N) and contrast-to-noise (C/N) ratios. The technical improvements realized in the scanners' design over their lower field predecessors also include increased image-processing speed and diagnostic flexibility.

Several technological advances have been engineered into the Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanners for extra improvements in S/N, including: new high-S/N Organ Specific(TM) receiver coils\; new advanced front-end electronics featuring high-speed, wide-dynamic-range analog-to-digital conversion and a miniaturized ultra-low-noise pre-amplifier\; high-speed automatic tuning, bandwidth-optimized pulse sequences, multi-bandwidth sequences, and off-center FOV imaging capability.

In addition to the signal-to-noise ratio, however, the factor that must be considered when it comes to image quality is contrast, the quality that enables reading physicians to clearly distinguish adjacent, and sometimes minute, anatomical structures. This quality is measured by contrast-to-noise ratios (C/N). Unlike S/N, which increases with increasing field strength, relaxometry studies have shown that C/N peaks in the mid-field range and actually falls off precipitously at higher field strengths. The Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanners operate squarely in the optimum C/N range.

The Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) provide various features allowing for versatile diagnostic capability. For example, SMART(TM) scanning allows for same-scan customization of up to 63 slices, each slice with its own thickness, resolution, angle and position. This is an important feature for scanning parts of the body that include small-structure sub-regions requiring finer slice parameters. There is also Multi-Angle Oblique (MAO)(TM) imaging, and oblique imaging.

The console for these scanners includes a mouse-driven, multi-window interface for easy operation and a 19-inch, 1280 x 1024-pixel, 20-up, high-resolution image monitor with features such as electronic magnifying glass and real-time, continuous zoom and pan.

The Company also offers a low cost open scanner, the Echo(TM), which operates at a .3 Tesla field strength. The Echo(TM) is an open upgraded version of the Company's former principal product, the Beta(TM) MRI scanner, but open on four sides to provide four directions for patient access instead of two.

Prior to the introduction of the Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanners, the Ultimate(TM) 7000 scanner, introduced in 1990, was the Company's principal product. The Ultimate(TM) scanner replaced the Company's traditional principal products, the Beta(TM) 3000 scanner (which utilized a permanent magnet) and the Beta(TM) 3000M scanner (which utilized an iron core electromagnet). All of the Company's current and earlier model scanners create cross-sectional images of the human body.

During fiscal 2003, sales of the Company's Stand-Up(TM) MRI scanners accounted for approximately 45.9% of total revenues and 81.1% of medical equipment revenues, as compared to 25.7% of total revenues and 68.7% of medical equipment revenues in fiscal 2002. This dramatic increase shows the market penetration being achieved by the Stand-Up(TM) MRI scanner and the successful reemphasis of the Company on new product development and scanner sales.

During fiscal 2003, less than 1% of both total revenues and of medical equipment revenues were derived from the sale of a refurbished Beta(TM) scanner and during fiscal 2002, 1% of total revenues and 2.1% of medical equipment revenues were derived from the sale of two refurbished Beta(TM) scanners. The Beta(TM) is an older model scanner which the Company does not manufacture any longer. Nevertheless, the Company can refurbish and sell used Beta(TM) scanners where there is a demand for it.

During fiscal 2003 and fiscal 2002, sales of the Company's QUAD(TM), Fonar 360(TM) and Echo(TM) scanners accounted for none of the Company's revenues. The Company's principal selling, marketing and advertising efforts have in the past two years focused on the Stand-Up(TM) MRI, which it believes is a particularly unique product, being the only MRI scanner which is both open and allows for weight bearing imaging. Since the Company perceives that the Stand-Up(TM) MRI is successfully penetrating the market and the Company's objective is to achieve profitability as soon as possible, primarily through product sales, we expect to continue our focus on the Stand-Up(TM) MRI in the immediate future. Further in the future, the Company is optimistic that its other products and works in progress, including the interventional or "operating room" version of the Fonar 360 (which is not yet available) and in office weight bearing extremities scanner (one of our works in progress) will also contribute materially to increased product sales.

The materials and components used in the manufacture of the Company's products (circuit boards, computer hardware components, electrical components, steel and plastic) are generally available at competitive prices. The Company has not had difficulty acquiring such materials.

WORKS-IN-PROGRESS

All of the Company's products and works-in-progress seek to bring to the public MRI products that are expected to provide important advances against serious disease.

MRI takes advantage of the nuclear resonance signal elicited from the body's tissues and the exceptional sensitivity of this signal for detecting disease. Much of the serious disease of the body occurs in soft tissue. The principal diagnostic modality currently in use for detecting disease, as in the case of x-ray mammography, are diagnostic x-rays. X-rays discriminate soft tissues like healthy breast tissue and cancerous tissue poorly because the x-ray particle traverses the tissues almost equally thereby rendering the target film equally exposed by the two tissues and creating healthy and cancerous shadows on the film that differ very little in brightness. The image contrast between cancerous and healthy tissue is poor, making the detection of breast cancers by the x-ray mammogram less than optimal. If microscopic stones (microcalcifications) are not present to provide the missing contrast the breast cancer goes undetected. They frequently are not present. The maximum contrast available by x-ray with which to discriminate disease is 4%. Brain cancers differ from surrounding healthy brain by only 1.6% while the contrast by MRI is 25 times greater at 40%. X-ray contrasts among the body's soft tissues are maximally 4%. Their contrast by MRI is 32.5 times greater (130%).

On the other hand the soft tissue contrasts with which to distinguish cancers on images by MRI are up to 180%. In the case of cancer these contrasts can be even more marked making cancers readily visible and detectable anywhere in the body. This is because the nuclear resonance signals from the body's tissues differ so dramatically. Liver cancer and healthy liver signals differ by 180% for example. Thus there is some urgency to bring to market an MRI based breast scanner that can overcome the x-ray limitation and assure that mammograms do not miss serious lesions. The added benefit of MRI mammography relative to x-ray mammography is the elimination of the need for the patient to disrobe and the painful compression of the breast typical of the x-ray mammogram. The patient is scanned in her street clothes in MRI mammography. Moreover MRI mammogram scans the entire chest wall including the axilla for the presence of nodes which the x-ray mammogram cannot reach.

The Company views its Stand-Up(TM) MRI as having the potential for being the ideal mammography machine as it permits the patient to be seated for the examination, which would allow easy access for an MR guided breast biopsy when needed.

The Company is developing a superconductive version of its open magnets. This MRI scanner will combine the benefits of openess with the high field strength of a superconducting magnet. The Company received FDA approval for its QUAD-S(TM) product in June, 2001.

In addition, the Company's works in progress include an in-office weight bearing extremities scanner which will be able to be used to examine the knee, foot, elbow, hand and wrist. This scanner will allow scans to be performed in under both weight- bearing and non-weight-bearing conditions.

PRODUCT MARKETING

The principal markets for the Company's scanners are hospitals and private scanning centers.

Fonar's internal sales force is approximately 17 persons. Our internal sales force handles the domestic market while we continue to use independent manufacturer's representatives and distributors for foreign markets. In addition to its internal domestic sales force, Fonar and General Electric Medical Systems, a division of General Electric Company, have entered into an arrangement pursuant to which General Electric Medical Systems acts as independent manufacturer's representative for Fonar's Stand-Up(TM) MRI scanner.

In addition, the Company has expanded its website to include an interactive product information desk for reaching customers. The Company plans to commence a program for providing demonstrations of its products to potential customers on an international basis. FONAR has been experiencing increasing scanner sales activity originating from its website.

The Company has exhibited its new products at the annual meeting of the Radiological Society of North America ("RSNA") in Chicago since November 1995 and plans to attend the RSNA meeting in November 2003 and future years. The RSNA meeting is attended by radiologists from all over the world. Most manufacturers of MRI scanners regularly exhibit at this meeting.

In 2003, the Company exhibited for the first time at the annual meeting of the American Academy of Orthopedic Surgeons (AAOS). The Company has targeted orthopedic surgeons as an important market for its Stand-Up(TM) MRI, and plans to attend future AAOS meetings.

The Company is directing its marketing efforts to meet the demand for high field open MRI scanners. Fonar plans to devote its principal efforts to marketing the Stand-Up(TM) MRI, which is the only scanner in the industry that has the unique capability of scanning patients under weight-bearing conditions and in various positions of pain or other symptoms. In addition the Company will continue to market its Fonar 360(TM), QUAD(TM) and Echo(TM) MRI scanners. Utilizing a 6000 gauss (0.6 Tesla field strength) iron core electromagnet, the Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) scanner magnets are among the highest field "open MRI" scanners in the industry.

The Company also will seek to introduce new MRI applications for its scanners such as MRI-directed surgery, head-to-toe MRI preventive screening and an in-office, weight-bearing, extremity MRI scanner.

The Company's areas of operations are principally in the United States. During the fiscal year ended June 30, 2003, 3.0% of the Company's revenues were generated by foreign sales, as compared to 5.0% and 1.7% for fiscal 2002 and 2001, respectively.

The Company is seeking to promote foreign sales and has sold scanners in various foreign countries. Foreign sales, however, have not yet proved to be a significant source of revenue.

SERVICE AND UPGRADES FOR MRI SCANNERS

The Company's customer base of installed scanners has been and will continue to be an additional source of income, independent of direct sales.

Income is generated from the installed base in two principal areas namely, service and upgrades. Service and maintenance revenues from the Company's external installed base were approximately $2.0 million in fiscal 2001, $2.2 million in fiscal 2002 and $2.5 million in fiscal 2003.

The Company anticipates that its new line of scanners will result in upgrades income in future fiscal years. The potential for upgrades income originates in the versatility and productivity of the MRI technology. New medical uses for the technology are constantly being discovered and are anticipated for the Upright Imaging(TM) technology as well. New features can often be added to the scanner by the implementation of little more than versatile new software packages. For example, software can be added to existing MRI angiography applications to synchronize angiograms with the cardiac cycle. By doing so the dynamics of blood vessel filling and emptying can be visualized with movies. Such enhancements are attractive to end users because they extend the useful life of the equipment and enable the user to avoid obsolescence and the expense of having to purchase new equipment. At the present time, however, upgrade revenue is not significant. Upgrade revenues were approximately $386,898 in fiscal 2002 and $205,893 in fiscal 2003.

Service and upgrade revenues are expected to increase as sales of scanners and the size of the customer base increases.

RESEARCH AND DEVELOPMENT

During the fiscal year ended June 30, 2003, the Company incurred expenditures of $5,955,667($791,216 of which was capitalized) on research and development, as compared to $5,955,394 ($855,612 of which was capitalized) and $6,621,225($754,804 of which was capitalized) incurred during the fiscal years ended June 30, 2002 and June 30, 2001, respectively.

Research and development activities have focused principally, on the development and enhancement of the new Stand-Up(TM) and Fonar 360(TM) MRI scanners and its new extremities scanner. The Stand-Up(TM) MRI and Fonar 360(TM) involve significant software and hardware development as the new products represent entirely new hardware designs and architecture requiring a new operating software. The Company's research activity includes developing a multitude of new features for the upright scanning made possible by the high speed processing power of its scanners. In addition, the Company's research and development efforts include the development of new software, such as its "Sympulse"(TM) software and hardware upgrade and the designing of new receiver surface coils for the Stand-Up(TM) MRI.

BACKLOG

The Company's backlog of unfilled orders at July 1, 2003 was approximately $26.8 million, as compared to $25.5 million at July 1, 2002. Of these amounts, approximately $4.9 million and $7.7 million had been paid to the Company as customer advances as at July 1, 2003 and July 1, 2002, respectively. Of the backlog amounts at July 1, 2003 and July 1, 2002, $2.5 and $6.9 million respectively represented orders from affiliates. It is expected that the existing backlog of orders will be filled within the current fiscal year. The Company's contracts generally provide that if a customer cancels an order, the customer's initial down payment for the MRI scanner is nonrefundable.

PATENTS AND LICENSES

The Company currently has numerous patents in effect which relate to the technology and components of the MRI scanners. The Company believes that these patents, and the know-how it developed, are material to its business.

Dr. Damadian granted an exclusive world-wide license to the Company to make, use and sell apparatus covered by certain domestic and foreign patents in his name relating to MRI technology. No patents covered by this license are in effect any longer.

One of the patents, issued in the name of Dr. Damadian and covered by said license, was United States patent No. 3,789,832, Apparatus and Method for Detecting Cancer in Tissue (the "1974 Patent"). The development of the Beta(TM) 3000 was based upon the 1974 Patent, and Management believes that the 1974 Patent was the first of its kind to utilize MR to scan the human body and to detect cancer. The 1974 Patent was extended beyond its original 17-year term and expired in February, 1992. None of the recoveries with respect to the enforcement of this patent were received by Dr. Damadian.

Historically, the patent for multiple angle oblique imaging generated significant revenues in connection with the enforcement and settlement of our patent litigations. As a result of these litigations and settlements, our competitors are now entitled to use this technology as well. This patent will expire in 2006.

The Company has significantly enhanced its patent position within the industry and now possesses a substantial patent portfolio which provides the Company, under the aegis of United States patent law, "the exclusive right to make, use and sell" many of the scanner features which FONAR pioneered and which are now incorporated in most MRI scanners sold by the industry. The Company has 84 patents issued and approximately 50 patents pending. A substantial number of FONAR's existing patents specifically relate to protecting FONAR's position in the high-field iron frame open MRI market. The patents further enhance Dr. Damadian's pioneer patent (the 1974 Patent), that initiated the MRI industry and provided the original invention of MRI scanning. The 84 issued patents expire at various times between 2004 and 2021.

The Company has entered into a cross-licensing agreement (utilizing other than FONAR's MRI technology) with another entity to use prior art developed for nuclear magnetic resonance technology and has entered into a license to utilize the MRI technology covered by the existing patent portfolio of a patent holding company. The Company also has patent cross-licensing agreements with other MRI manufacturers.

PRODUCT COMPETITION

MRI SCANNERS

A majority of the MRI scanners in use in hospitals and outpatient facilities and at mobile sites in the United States are based on high field air core magnet technology while the balance are based on open iron frame magnet technology. In 2000, the size of the MRI market in the United States was approximately $1.041 billion. In 2001, the size of the MRI market in the United States was approximately $1.202 billion. For the first half of 2002, the size of the MRI market in the United States was approximately $682.4 million ($1.365 annualized) FONAR's open iron frame MRI scanners are competing principally with high-field air core scanners. FONAR's open MRI scanners, however, utilizing a 6,000 gauss (0.6 Tesla field strength) iron core electromagnet, were the first "open" MR scanners at high field strength. In addition FONAR's works-in-progress include a superconductive version of its open magnets.

FONAR believes that its MRI scanners have significant advantages as compared to the high-field air core scanners of its competitors. These advantages include:

1. There is no expansive fringe magnetic field. High field air core scanners require a more expensive shielded room than is required for the iron frame scanners. The shielded room required for the iron frame scanners is intended to prevent interference from external radio frequencies.

2. They are more open, quiet and in the case of the QUAD(TM) scanners allow for faster throughput of patients.

3. Their annual operating costs are lower.

4. They can scan the trauma victim, the cardiac arrest patient, the respirator-supported patient, and premature and newborn babies. This is not possible with high- field air core scanners because their magnetic field interferes with conventional life-support equipment.

The principal competitive disadvantage of the Company's products is that they are not "high field strength" (1.0 Tesla +) magnets. As a general principle, the higher field strength can produce a faster scan. In some parts of the body a faster scan can be traded for a clearer picture. Although the Company believes that the lower cost of its systems plus the benefits of "openness" provided by its scanners compensate for the lower field strength, certain customers will still prefer the higher field strength.

FONAR faces competition within the MRI industry from such firms as General Electric Company, Philips N.V., Toshiba Corporation, Hitachi Corporation and Siemens A.G. Most competitors have marketing and financial resources more substantial than those available to the Company. They have in the past, and may in the future, heavily discount the sales price of their scanners. Such competitors sell both high field air core and iron frame products. FONAR's current market share of the United States market for MRI scanners is under 2.0%. FONAR introduced the first "Open MRI" in 1980. "Open MRI" was made possible by FONAR's introduction of an MRI magnet built on an iron frame. Thus the magnetic flux generating apparatus of the magnet (magnet coils or permanent magnet bricks) was built into a frame of steel. The steel frame provided a return path for the magnetic lines of force and thereby kept the magnetic lines of force contained within the magnet. This enabled FONAR, from 1980 on, to show that the FONAR magnet was the only magnet that allowed the patients to stretch out their arms, the only "open" MRI.

The iron frame, because it could control the magnetic lines of force and place them where wanted and remove them from where not wanted (such as in the operating room where surgeons are standing), provided a much more versatile magnet design than was possible with air core magnets. Air core magnets contain no iron but consist entirely of turns of current carrying wire. FONAR's patented work-in-progress superconductive iron frame magnet, however, combines the high field capability of the air core superconductive magnets with the control and versatility of the open iron frame magnets, thereby joining the best features of both designs into a single magnet. Thus the air core superconductive magnets made by Fonar's large competitors that have dominated the MRI market since 1983 remain the confining "tunnel" design that the public has generally resented.

For an 11 year period from 1983-1994, Fonar's large competitors (with one exception) generally rejected Fonar's "open" design but by now all have added the iron frame "open" magnet to their MRI product lines. One principal reason for this market shift, in addition to patient claustrophobia, is the awareness that the "open" magnet designs permit access to the patient to perform surgical procedures under MRI image guidance, a field which is now growing rapidly and is called "interventional MRI."

Fonar's future OR-360(TM) version of the Fonar 360(TM) explicitly addresses this growing market reception of MRI guided surgical procedures but is not yet available as a product. Fonar's Stand-Up(TM) and QUAD(TM) magnets do also. Although not enabling a full operating theater as the OR-360(TM) does, the iron frame "Open" QUAD(TM) and Indomitable designs permit ready access to the patient from four sides and therefore enables a wide range of interventional surgical procedures such as biopsies and needle or catheter delivered therapies to be performed under MRI image guidance. The "tunnel" air core superconductive scanners do not permit access to the patient while the patient is inside the scanner.

While Fonar's current market share of the domestic MRI market is under 2.0%, FONAR expects to be a leader in domestic open MRI market for several reasons. In MRI, scanning speed and image quality is controlled by the strength of the magnetic field. Fonar's Stand-Up(TM), Fonar 360(TM) and QUAD(TM) scanners operate at 0.6 Tesla, which make them among the highest field strength open MRI scanners. Furthermore, the Stand-Up(TM) MRI is the only MRI which allows patients to be scanned under weight-bearing conditions. High field MRI manufacturers convinced the marketplace for FONAR, and the marketplace accepts, that higher field strength translates directly into superior image quality and faster scanning speeds. No companies possess the Stand-Up(TM) MRI or Fonar 360(TM) scanners, and FONAR possesses the pioneer patents on "Open MRI" technology.

OTHER IMAGING MODALITIES

FONAR's MRI scanners also compete with other diagnostic imaging systems, all of which are based upon the ability of energy waves to penetrate human tissue and to be detected by either photographic film or electronic devices for presentation of an image on a television monitor. Three different kinds of energy waves - X-ray, gamma and sound - are used in medical imaging techniques which compete with MRI medical scanning, the first two of which involve exposing the patient to potentially harmful radiation. These other imaging modalities compete with MRI products on the basis of specific applications.

X-rays are the most common energy source used in imaging the body and are employed in three imaging modalities:

1. Conventional X-ray systems, the oldest method of imaging, are typically used to image bones and teeth. The image resolution of adjacent structures that have high contrast, such as bone adjacent to soft tissue, is excellent, while the discrimination between soft tissue organs is poor because of the nearly equivalent penetration of x-rays.

2. Computerized Tomography ("CT") systems couple computers to x-ray instruments to produce cross-sectional images of particular large organs or areas of the body. The CT scanner addresses the need for images, not available by conventional radiography, that display anatomic relationships spatially. However, CT images are generally limited to the transverse plane and cannot readily be obtained in the two other planes (sagittal and coronal). Improved picture resolution is available at the expense of increased exposure to x-rays from multiple projections. Furthermore, the pictures obtained by this method are computer reconstructions of a series of projections and, once diseased tissue has been detected, CT scanning cannot be focused for more detailed pictorial analysis or obtain a chemical analysis.

3. Digital radiography systems add computer image processing capability to conventional x-ray systems. Digital radiography can be used in a number of diagnostic procedures which provide continuous imaging of a particular area with enhanced image quality and reduced patient exposure to radiation.

Nuclear medicine systems, which are based upon the detection of gamma radiation generated by radioactive pharmaceuticals introduced into the body, are used to provide information concerning soft tissue and internal body organs and particularly to examine organ function over time.

Ultrasound systems emit, detect and process high frequency sound waves reflected from organ boundaries and tissue interfaces to generate images of soft tissue and internal body organs. Although the images are substantially less detailed than those obtainable with x-ray methods, ultrasound is generally considered harmless and therefore has found particular use in imaging the pregnant uterus.

X-ray machines, ultrasound machines, digital radiography systems and nuclear medicine compete with the MRI scanners by offering significantly lower price and space requirements. However, FONAR believes that the quality of the images produced by its MRI scanners is generally superior to the quality of the images produced by those other methodologies.

GOVERNMENT REGULATION

FDA Regulation

The Food and Drug Administration in accordance with Title 21 of the Code of Federal Regulations regulates the manufacturing and marketing of FONAR's MRI scanners. The regulations can be classified as either pre-market or post-market. The pre-market requirements include obtaining marketing clearance, proper device labeling, establishment registration and device listing. Once the products are on the market, FONAR must comply with post-market surveillance controls. These requirements include the Quality Systems (QS) regulation, also known as Good Manufacturing Practices or GMPs, and Medical Device Reporting (MDR) regulations. The QS regulation is a quality assurance requirement that covers the design, packaging, labeling and manufacturing of a medical device. The MDR regulation is an adverse event-reporting program.

Classes of Products

Under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act, all medical devices are classified by the FDA into one of three classes. A Class I device is subject only to certain controls, such as labeling requirements and manufacturing practices; a Class II device must comply with certain performance standards established by the FDA; and a Class III device must obtain pre-market approval from the FDA prior to commercial marketing.

FONAR's products are Class II devices. Class I devices are subject to the least regulatory control. They present minimal potential for harm to the user and are often simpler in design than Class II or Class III devices. Class I devices are subject to "General Controls" as are Class II and Class III devices. General Controls include:

1.Establishment registration of companies which are required to register under 21 CFR Part 807.20, such as manufacturers, distributors, re-packagers and re-labelers. 2.Medical device listing with FDA of devices to be marketed. 3.Manufacturing devices in accordance with the Good Manufacturing Practices
(GMP) regulation in 21 CFR Part 820. 4.Labeling devices in accordance with labeling regulations in 21 CFR Part 801 or 809. 5.Submission of a Premarket Notification [510(k)] before marketing a device.

Class II devices are those for which general controls alone are insufficient to assure safety and effectiveness, and existing methods are available to provide such assurances. In addition to complying with general controls, Class II devices are also subject to special controls. Special controls may include special labeling requirements, guidance documents, mandatory performance standards and post-market surveillance.

The Company received approval to market its Beta(TM) 3000 and Beta(TM) 3000M scanners as Class III devices on September 26, 1984 and November 12, 1985. On July 28, 1988, the Magnetic Resonance Diagnostic Device which includes MR
Imaging and MR Spectroscopy was reclassified by the FDA to Class II status. Consequently, Fonar's products are now classified as Class II products. On June 25, 1992, Fonar received FDA clearance to market the Ultimate(TM) Magnetic Resonance Imaging Scanner as a Class II device. Fonar received FDA clearance to market the QUAD(TM) 7000 in April 1995 and the QUAD(TM) 12000 in November 1995. On March 16, 2000, Fonar received FDA clearance to market the Fonar 360(TM) for diagnostic imaging (the Open Sky(TM) version)and on October 3, 2000 received FDA clearance for the Stand-Up(TM) MRI. The Company received FDA clearance for the QUAD-S(TM) on June 6, 2001 . The Company anticipates that it may need FDA clearance for the OR-360(TM) version of the Fonar 360(TM).

Premarketing Submission

Each person who wants to market Class I, II and some III devices intended for human use in the U.S. must submit a 510(k) to FDA at least 90 days before marketing unless the device is exempt from 510(k) requirements. A 510(k) is a pre-marketing submission made to FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent (SE), to a legally marketed device that is not subject to pre-market approval (PMA).
Applicants must compare their 510(k) device to one or more similar devices currently on the U.S. market and make and support their substantial equivalency claims.

The FDA is committed to a 90-day clearance after submission of a 510(k), provided the 510(k) is complete and there is no need to submit additional information or data.

The 510(k) is essentially a brief statement and description of the product. As Fonar's scanner products are Class II products, there are no pre-market data requirements and the process is neither lengthy nor expensive.

An investigational device exemption (IDE) allows the investigational device to be used in a clinical study pending FDA clearance in order to collect safety and effectiveness data required to support the Premarket Approval (PMA) application or a Premarket Notification [510(k)] submission to the FDA. Clinical studies are most often conducted to support a PMA.

For the most part, however, Fonar has not found it necessary to utilize IDE's. The standard 90 day clearance for our new MRI scanner products classified as Class II products makes the IDE unnecessary, particularly in view of the time and effort involved in compiling the information necessary to support an IDE.

Quality System Regulation

The Quality Management System is applicable to the design, manufacture, administration of installation and servicing of magnetic resonance imaging scanner systems. The FDA has authority to conduct detailed inspections of manufacturing plants, to establish Good Manufacturing Practices which must be followed in the manufacture of medical devices, to require periodic reporting of product defects and to prohibit the exportation of medical devices that do not comply with the law.

Medical Device Reporting Regulation

Manufacturers must report all MDR reportable events to the FDA. Each manufacturer must review and evaluate all complaints to determine whether the complaint represents an event which is required to be reported to FDA. Section 820.3(b) of the Quality Systems regulation defines a complaint as, "any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution."

A report is required when a manufacturer becomes aware of information that reasonably suggests that one of their marketed devices has or may have caused or contributed to a death, serious injury, or has malfunctioned and that the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

Malfunctions are not reportable if they are not likely to result in a death, serious injury or other significant adverse event experience.

A malfunction which is or can be corrected during routine service or device maintenance still must be reported if the recurrence of the malfunction is likely to cause or contribute to a death or serious injury if it were to recur.

Fonar has established and maintains written procedures for implementation of the MDR regulation. These procedures include internal systems that:

provide for timely and effective identification, communication and evaluation of adverse events;

     provide a standardized review process and procedures for determining whether or not an event is reportable; and

     provide procedures to insure the timely transmission of complete reports.

These procedures also include documentation and record keeping requirements for:


     information that was evaluated to determine if an event was reportable;

     all medical device reports and information submitted to the FDA;

     any   information   that  was  evaluated   during   preparation  of  annual
     certification report(s); and

     systems that ensure access to information that facilitates timely follow up and inspection by FDA.

FDA Enforcement

FDA may take the following actions to enforce the MDR regulation:

FDA-Initiated or Voluntary Recalls

Recalls are regulatory actions that remove a hazardous, potentially hazardous, or a misbranded product from the marketplace. Recalls are also used to convey additional information to the user concerning the safe use of the product. Either FDA or the manufacturer can initiate recalls.

There are three classifications, i.e., I, II, or III, assigned by the Food and Drug Administration to a particular product recall to indicate the relative degree of health hazard presented by the product being recalled.

Class I

Is a situation in which there is a reasonable probability that the use of, or exposure to, a violative product will cause serious adverse health consequences or death.

Class II

Is a situation in which use of, or exposure to, a violative product may cause temporary or medically reversible adverse health consequences or where the probability of serious adverse health consequences is remote.

Class III

Is a situation in which use of, or exposure to, a violative product is not likely to cause adverse health consequences.

FONAR has initiated four Class II recalls. The recalls involved making minor corrections to the product in the field. Frequently, corrections which are made at the site of the device are called field corrections as opposed to recalls.

Civil Money Penalties

The FDA, after an appropriate hearing, may impose civil money penalties for violations of the FD&C Act that relate to medical devices. In determining the amount of a civil penalty, FDA will take into account the nature, circumstances, extent, and gravity of the violations, the violator's ability to pay, the effect on the violator's ability to continue to do business, and any history of prior violations. The civil money penalty may not exceed $15,000 for each violation and may not exceed $1,000,000 for all violations adjudicated in a single proceeding, per person.

Warning Letters

FDA issues written communications to a firm, indicating that the firm may incur more severe sanctions if the violations described in the letter are not corrected. Warning letters are issued to cause prompt correction of violations that pose a hazard to health or that involve economic deception. The FDA generally issues the letters before pursuing more severe sanctions.

Seizure

A seizure is a civil court action against a specific quantity of goods which enables the FDA to remove these goods from commercial channels. After seizure, no one may tamper with the goods except by permission of the court. The court usually gives the owner or claimant of the seized merchandise approximately 30 days to decide a course of action. If they take no action, the court will recommend disposal of the goods. If the owner decides to contest the government's charges, the court will schedule the case for trial. A third option allows the owner of the goods to request permission of the court to bring the goods into compliance with the law. The owner of the goods is required to provide a bond (security deposit) to assure that they will perform the orders of the court, and the owner must pay for FDA supervision of any activities by the company to bring the goods into compliance.

Citation

A citation is a formal warning to a firm of intent to prosecute the firm if violations of the FD&C Act are not corrected. It provides the firm an opportunity to convince FDA not to prosecute.

Injunction

An injunction is a civil action filed by FDA against an individual or company. Usually, FDA files an injunction to stop a company from continuing to manufacture, package or distribute products that are in violation of the law.

Prosecution

Prosecution is a criminal action filed by FDA against a company or individual charging violation of the law for past practices.

Foreign and Export Regulation

The Company obtains approvals as necessary in connection with the sales of its products in foreign countries. In some cases, FDA approval has been sufficient for foreign sales as well. The Company's standard practice has been to require either the distributor or the customer to obtain any such foreign approvals or licenses which may be required.

Legally marketed devices that comply with the requirements of the Food Drug & Cosmetic Act require a Certificate to Foreign Government issued by the FDA for export. Other devices that do not meet the requirements of the FD&C Act but comply with the laws of a foreign government require a Certificate of Exportability issued by the FDA. All products which Fonar sells have FDA clearance and would fall into the first category.

Foreign governments have differing requirements concerning the import of medical devices into their respective jurisdictions. The European Union (EU), made up of 15 individual countries, has some essential requirements described in the EU's Medical Device Directive (MDD). In order to export to one of these countries, FONAR must meet the essential requirements of the MDD and any additional requirements of the importing country. The essential requirements are similar to some of the requirements mandated by the FDA. In addition the MDD requires that FONAR enlist a Notified Body to examine and assess our documentation (Technical Construction File) and verify that the product has been manufactured in conformity with the documentation. The notified body must carry out or arrange for the inspections and tests necessary to verify that the product complies with the essential requirements of the MDD, including safety performance and Electromagnetic Compatibility (EMC). Also required is a Quality System (ISO-9001) assessment by the Notified Body. Fonar was approved for ISO 9001 certification for its Quality Management System in April, 1999.

Fonar received clearance to sell the QUAD(TM) scanners in the EU in May, 1999. Clearances for the Fonar 360(TM) and Stand-Up(TM) MRI scanners were obtained in May, 2002.

Other countries such as China and Russia require that their own testing laboratories perform an evaluation of our devices. This requires that we must bring the foreign agency's personnel to the USA to perform the evaluation at Fonar's expense before exporting.

Some countries, including many in Latin America and Africa, have very few regulatory requirements.

Because Fonar's export sales are not material at this point, foreign regulation does not have a material effect on Fonar. In any case, Fonar does not believe that foreign regulation will deter its efforts to penetrate foreign markets.

Reimbursement to Medical Providers for MRI Scans

Effective November 22, 1985, the Department of Health and Human Services authorized reimbursement of MRI scans under the Federal Medicare program. In addition, most private insurance companies have authorized reimbursement for MRI scans.

Anti-Kickback and Self-Referral Legislation

Proposed and enacted legislation at the State and Federal levels has restricted referrals by physicians to medical and diagnostic centers in which they or their family members have an interest. In addition, regulations have been adopted by the Secretary of Health and Human Services which provide limited "safe harbors" under the Medicare Anti-Kickback Statute. These safe harbors describe payments and transactions which are permitted between an entity receiving reimbursement under the Medicare program and those having an interest in or dealings with the entity. Although the Company cannot predict the overall effect of the adoption of these regulations on the medical equipment industry, the use and continuation of limited partnerships (where investors may be referring physicians) to own and operate MRI scanners could be greatly diminished.


HEALTH MANAGEMENT CORPORATION OF AMERICA (PHYSICIAN AND DIAGNOSTIC SERVICES MANAGEMENT BUSINESS)

Health Management Corporation of America (formerly known as U.S. Health Management Corporation and referred to as "HMCA") was organized by the Company in March 1997. HMCA is a wholly-owned subsidiary which engages in the business of providing comprehensive management services to physicians' practices and other medical providers, in particular diagnostic imaging centers. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

HMCA currently manages 11 MRI facilities and six physical therapy and rehabilitation practices. In April, 2003, HMCA sold its subsidiary A&A Services, Inc. which managed four primary care medical practices. For the 2003 fiscal year, the revenues HMCA recognized from the MRI facilities were $13,497,837 and the revenues recognized from the physical therapy and rehabilitation practices were $9,435,000. The revenues recognized from the primary care medical practices were $1,179,095 through April 9, 2003, when this part of the Company's business was sold. These revenues have been reclassified as part of discontinued operations in the financial statements.

HMCA GROWTH STRATEGY

HMCA's growth strategy focuses on upgrading and expanding the existing facilities it manages and expanding the number of facilities it manages for its clients. Our most important effort in this regard is to promote and facilitate the replacement of existing MRI scanners with new Fonar Stand-Up(TM) MRI scanners at the most promising locations. To date, we have installed new Stand-Up(TM) MRI scanners at the MRI facilities we manage in Islandia, New York, Staten Island, New York and Bensonhurst, New York. We also plan to install Stand-Up(TM) MRI scanners at other MRI facilities we manage. The first additional location at which we plan to install a Stand-Up(TM) MRI scanner is in Boca Raton, Florida which will be a new site to replace the one currently located in Deerfield Beach, Florida.

HMCA's longer range plans involve opening new MRI facilities clustered in selected television and radio media areas in New York, Florida, Houston, Boston, Los Angeles and Chicago, although at the present time our efforts are focused only in the New York and Florida markets. Marketing efforts in targeted areas include television, radio and billboard advertising.

In addition, HMCA has promoted the opening of new physical therapy and rehabilitation offices by existing clients, expanding the number of such offices from the initial three offices we managed in August, 1998 to the six offices we currently manage. HMCA no longer manages any primary care offices and has no present plans to do so. In April, 2003, HMCA sold A&A Services, Inc., a company which it had acquired in 1998. This subsidiary managed four primary care offices.


PHYSICIAN AND DIAGNOSTIC MANAGEMENT SERVICES

HMCA's services to the facilities and practices it manages encompass substantially all of their business operations. The facilities and practices are controlled, however, by the physician owners, not HMCA, and all medical services are performed by the physicians and other medical personnel under their supervision. HMCA is the management company and performs services of a non-professional nature. These services include:

(1) Offices and Equipment. HMCA identifies, negotiates leases for and/or provides office space and equipment to its clients. This includes technologically sophisticated medical equipment. HMCA also provides improvements to leaseholds, assistance in site selection and advice on improving, updating, expanding and adapting to new technology.

(2) Personnel. HMCA staffs all the non-medical positions of its clients with its own employees, eliminating the client's need to interview, train and manage non-medical employees. HMCA processes the necessary tax, insurance and other documentation relating to employees.

(3) Administrative. HMCA assists in the scheduling of patient appointments, purchasing of medical supplies and equipment and handling of reporting, accounting, processing and filing systems. It prepares and files the physician portions of complex forms to enable its clients to participate in managed care programs and to qualify for insurance reimbursement. We assist the clients to implement programs and procedures to ensure full and timely regulatory compliance and appropriate cost reimbursement under no-fault insurance and workers' compensation guidelines, as well as compliance with other applicable governmental requirements and regulations, including HIPAA and other privacy requirements.

(4) Billing and Collections. HMCA is responsible for the billing and collection of revenues from third-party payors including those governed by no-fault and workers' compensation statutes.

(5) Cost Saving Programs. Based on available volume discounts, HMCA seeks to obtain favorable pricing for medical supplies, equipment, contrast agents (such as gadolinuim) and other inventory for its clients.

(6) Diagnostic Imaging and Ancillary Services. HMCA can offer access to diagnostic imaging equipment through diagnostic imaging facilities it manages. The Company is expanding the ancillary services offered in its network to include CT-scans, x-rays, ultrasound, and other ancillary services useful to its clients.

(7) Marketing Strategies. HMCA is responsible for developing marketing plans for its clients.

(8) Expansion Plans. HMCA assists the clients in developing expansion plans. Additional physicians, physical therapists and technologists have been added where needed.

HMCA advises clients on all aspects of their businesses, including expansion where it is a reasonable objective, on a continuous basis. HMCA's objective is to free physicians from as many non-medical duties as is practicable. Practices can treat patients more efficiently if the physicians can spend less time on business and administrative matters and more time practicing medicine.

HMCA provides its services pursuant to negotiated contracts with its clients. While HMCA believes it can provide the greatest value to its clients by furnishing the full range of services appropriate to that client, HMCA would also be willing to enter into contracts providing for a more limited spectrum of management services.

In the case of contracts with the MRI facilities, fees are charged by HMCA based on the number of procedures performed. In the case of the physical rehabilitation and medical practices, flat fees are charged on a monthly basis. Fees are subject to adjustment on an annual basis, but must be based on mutual agreement. The per procedure charges to the MRI facilities range from $325 to $1,060 per MRI scan. The monthly fees charged to the physical rehabilitation practices range from approximately $75,000 to $285,000. No MRI facilities or physical and rehabilitation facilities are owned by HMCA. Only one chiropractic practice managed by HMCA, providing HMCA with management fees of approximately $22,500 in fiscal 2003 and $180,000 in fiscal 2002, was owned by a seller in an acquisition. HMCA discontinued management of this practice in the beginning of the second quarter of fiscal 2003.

The practices and the facilities enter into contracts with third party payors, including managed care companies. With the exception of some capitated health plans in which the medical practices previously managed by HMCA up to April, 2003, participated, neither HMCA's clients nor HMCA participate in any risk sharing arrangements. Capitated plans are those HMO programs where the provider is paid a flat monthly fee per patient. All of the fees from capitated health plans were attributable to medical professional corporations managed by A & A Services, Inc., representing 48%, and 46% of their revenues in fiscal 2003 and fiscal 2002, respectively. Since divesting itself of the A&A Services, Inc. as of April 8, 2003, none of HMCA's clients nor HMCA have participated in any capitated or other risk sharing arrangements.

HMCA MARKETING

HMCA's marketing strategy is to expand the business and improve the facilities and practices which it manages. HMCA will also seek to increase the number of locations of those facilities and practices where market conditions are promising. HMCA will seek to promote growth of its clients' patient volume and revenue through installing new Stand-Up(TM) MRI scanners at MRI facilities and advertising in television, radio and other media.

HMCA's lack of capital resources has prevented HMCA from increasing the number of clients it manages through acquisitions since it made its most recent acquisition in August, 1998.

DIAGNOSTIC IMAGING FACILITIES AND OTHER ANCILLIARY SERVICES

Diagnostic imaging facilities managed by HMCA provide diagnostic imaging services to patients referred by physicians who are either in private practice or affiliated with managed care providers or other payor groups. The facilities are operated in a manner which eliminates the admission and other administrative inconveniences of in-hospital diagnostic imaging services. Imaging services are performed in an outpatient setting by trained medical technologists under the direction of physicians. Following diagnostic procedures, the images are reviewed by the interpreting physicians who prepare a report of these tests and their findings. These reports are transcribed by HMCA personnel and then delivered to the referring physician.

HMCA develops marketing programs in an effort to establish and maintain profitable referring physician relationships and to maximize reimbursement yields. These marketing approaches identify and target selected market segments consisting of area physicians with certain desirable medical specialties and reimbursement yields. Corporate and facility managers determine these market segments based upon an analysis of competition, imaging demand, medical specialty and payor mix of each referral from the local market. HMCA also directs marketing efforts at managed care providers.

Managed care providers have become an important factor in the diagnostic imaging industry. To further its position, HMCA will seek to expand the imaging modalities offered at its managed diagnostic imaging facilities.

COMPETITION (HMCA)

The physician and diagnostic management services field is highly competitive. A number of large hospitals have acquired medical practices and this trend may continue. HMCA expects that more competition will develop. Many competitors have greater financial and other resources than HMCA.

With respect to the diagnostic imaging facilities managed by HMCA, the outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals at the local market level and increasing referrals through relationships with managed care organizations. HMCA believes that principal competitors for the diagnostic imaging centers are hospitals and independent or management company-owned imaging centers. Competitive factors include quality and timeliness of test results, ability to develop and maintain relationships with managed care organizations and referring physicians, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. HMCA believes that it will be able to effectively meet the competition in the outpatient diagnostic imaging industry by installing the new Fonar Stand-Up(TM) MRI scanners at its most promising facilities.


GOVERNMENT REGULATION APPLICABLE TO HMCA

FEDERAL REGULATION

Stark Law

Under the federal Self-Referral Law (the "Stark Law") (which is applicable to Medicare and Medicaid patients) and the self-referral laws of various States, certain health practitioners (including physicians, chiropractors and podiatrists) are prohibited from referring their patients for the provision of designated health services (including diagnostic imaging and physical therapy services) to any entity with which they or their immediate family members have a financial relationship, unless the referral fits within one of the specific exceptions in the statutes or regulations. Statutory exceptions under the Stark Law include, among others, direct physician services, in-office ancillary services rendered within a group practice, space and equipment rental and services rendered to enrollees of certain prepaid health plans. Some of these exceptions are also available under the State self-referral laws.

Anti-kickback Regulation

Under the federal Anti-kickback statute, which is applicable to Medicare and Medicaid, it is illegal, among other things, for a provider of MRI services to pay or offer money or other consideration to induce the referral of MRI scans. Neither HMCA nor its clients engage in this practice.

In fiscal 2003, approximately 11.8% of the revenues of HMCA's clients were attributable to Medicare and .5% were attributable to Medicaid. In fiscal 2002, approximately 8.8% of the revenues of HMCA's clients were attributable to Medicare and 0.17% were attributable to Medicaid.

State Regulation

In addition to the federal self-referral law and federal Anti-kickback statute, many States, including those in which HMCA and its clients operate, have their own versions of self-referral and anti-kickback laws. These laws are not limited in their applicability, as are the federal laws, to specific programs. HMCA believes that it and its clients are in compliance with these laws.

Various States prohibit business corporations from practicing medicine. Various States also prohibit the sharing of professional fees or fee splitting. Consequently, HMCA leases space and equipment to clients and provides clients with a range of non-medical administrative and managerial services for agreed upon fees. HMCA does not engage in the practice of medicine or establish standards of medical practice or policies for its clients in any State even where permitted.

HMCA's clients generate revenue from patients covered by no-fault insurance and workers' compensation programs. For the fiscal year ended June 30, 2003 approximately 57.7% of our clients' receipts were from patients covered by no-fault insurance and approximately 11.1% of our client's receipts were from patients covered by worker's compensation programs. For the fiscal year ended June 30, 2002, approximately 43.2% of our clients' receipts were from patients covered by no-fault insurance and approximately 8.7% of our clients' receipts were from patients covered by workers compensation programs. In the event that changes in these laws alter the fee structures or methods of providing service, or impose additional or different requirements, HMCA could be required to modify its business practices and services in ways that could be more costly to HMCA or in ways that decrease the revenues which HMCA receives from its clients.

HMCA believes that it and its clients are in compliance with applicable Federal, State and local laws. HMCA does not believe that such laws will have any material effect on its business.

EMPLOYEES

As of July 1, 2003, the Company employed 477 persons on a full-time and part-time basis. Of such employees, 32 were engaged in marketing and sales, 46 in research and development, 76 in prodution, 41 in customer support services, 282 in administration (including 168 on site at facilities and offices managed by HMCA and 62 performing billing, collection and transcription services for those facilities) and 18 professional MRI technicians on site at diagnostic imaging centers managed by HMCA.

ITEM 2. PROPERTIES

Fonar leases approximately 135,240 square feet of office and plant space at its principal offices in Melville, New York and at two other locations in Melville and Farmingdale, New York at a current aggregate annual rental rate of $955,985, excluding utilities, taxes and other related expenses. The term of one of the leases includes options to renew up through 2008 and the terms of the other leases extend to the beginning of 2009. Management believes that these premises are adequate for its current needs. HMCA leases approximately 16,850 square feet for its headquarters in Melville, New York at a current annual rental rate of $411,805. The term of the lease extends through September, 2009. In addition, HMCA maintains leased office premises for its clients at approximately 17 site locations having an aggregate annual rental rate of approximately $1.6 million under leases having various terms.

ITEM 3. LEGAL PROCEEDINGS

There is no material litigation pending, or to its knowledge, threatened against the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On June 9, 2003, we held our annual meeting of stockholders. The matters before the meeting were (1) the election of directors, (2) an increase in the number of shares of common stock the Company is authorized to issue, (3) the ratification of certain stock bonus and stock option plans and (4) the ratification of the selection of auditors for fiscal 2003. All nominees for directors were elected and all other proposals were approved, including the selection of Marcum &
Kliegman LLP as the Company's auditors for fiscal 2003. All of the directors elected, Raymond V. Damadian, Claudette J.V. Chan, Robert Janoff, Charles N. O'Data and Robert Djerejian were sitting directors. The proposal to increase the number of authorized shares of common stock of the Company approved by the stockholders allows the Board of Director to increase the number of authorized shares of common stock at any time or in increments from time to time, up to a maximum of 150 million shares. The plans ratified by the stockholders were the 2002 and 2003 Stock Bonus Plans and the 2002 Incentive Stock Option Plan. The table below lists the votes cast for, against or withheld, as well as abstentions and broker non-votes.

(1) Election of Directors:

                              FOR                   WITHHELD
                              ---                   --------

Raymond V. Damadian        310,775,628              2,512,091
Claudette J.V. Chan        310,778,455              2,509,313
Robert J. Janoff           310,777,455              2,510,313
Charles N. O'Data          310,198,112              3,089,657
Robert Djerejian           310,140,572              3,147,196

(2) Proposal to Increase Number of Authorized Shares of Common
Stock:

     FOR        AGAINST      ABSTAIN      BROKER NON-VOTES
 -----------   ---------     -------      ----------------
 304,500,914   8,522,782     264,073             0

(3) Ratification of Stock Bonus and Option Plans

     FOR        AGAINST      ABSTAIN      BROKER NON-VOTES
 -----------   ---------     -------      ----------------
 252,914,571   7,488,051     429,532         52,455,615

(4) Ratification of Auditors Marcum & Kliegman LLP

     FOR        AGAINST      ABSTAIN      BROKER NON-VOTES
 -----------   ---------     -------      -----------------
 311,593,011   1,307,281     387,476            0

Part II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded in the Nasdaq SmallCap market under the National Association of Securities Dealers Automated Quotation System ("NASDAQ") symbol FONR. The following table sets forth the high and low trades reported in NASDAQ System for the periods shown.

              Fiscal Quarter
              --------------
                                        High       Low
                                        ----       ----
July     -  September            2001   2.49       1.20
October  -  December             2001   1.48       1.15
January  -  March                2002   1.24       0.96
April    -  June                 2002   2.15       0.95
July     -  September            2002   1.99       0.99
October  -  December             2002   1.30       0.96
January  -  March                2003   1.12       0.80
April    -  June                 2003   1.45       0.81
July     -  September            2003   2.10       1.19

On September 3, 2003, the Company had approximately 4,728 stockholders of record of its Common Stock, 11 stockholders of record of its Class B Common Stock, 4 stockholders of record of its Class C Common Stock and 4,032 stockholders of record of its Class A Non-voting Preferred Stock.

At the present time, the only class of the Company's securities for which there is a market is the Common Stock.

The Company paid cash dividends in fiscal 1998 and the first three quarters of fiscal 1999 on monies it received from the enforcement of its patents. Except for these dividends, the Company had not paid any cash dividends. The Company anticipates paying one additional dividend on monies received from the enforcement of its patents. Except for these dividends, however, it is expected that the Company will continue to retain earnings to finance the development and expansion of its business.

Item 6. SELECTED FINANCIAL DATA

The following selected consolidated financial data has been extracted from the Company's consolidated financial statements for the five years ended June 30, 2003. This consolidated selected financial data should be read in conjunction with the consolidated financial statements of the Company and the related notes included in Item 8 of this form. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Company's business plan.

                            STATEMENT OF OPERATIONS

              As of and For the Periods Ended June 30,
                2003         2002          2001          2000         1999
             -----------  ------------  ------------  ------------  ------------
Revenues  (1)$52,892,000  $ 43,161,000  $ 40,274,038  $ 33,560,000  $30,208,150

Cost of   (1)$32,477,000  $ 24,682,000  $ 25,959,000  $ 25,054,000  $24,804,000
revenues

Research &   $ 5,164,000  $  5,100,000  $  5,866,000  $  5,532,000  $ 6,648,000
Development
Expenses

Net Loss    $(15,201,000) $(16,956,000) $(14,538,000) $(11,054,000)$(14,677,000)
from
continued
operations

Net Gain     $   194,000  $ (5,926,000) $   (646,000) $     98,000  $   461,000
(Loss) from
discontinued
operations

Basic and         $(.20)        $(.27)        $(.25)        $(.20)        $(.27)
Diluted Net
Loss per
common share-
continuing
operations

Basic and         $  ---        $(.09)        $(.01)          $---         $.01
Diluted Net
Gain (Loss)
per common
share-
discontinued
operations

Weighted      75,816,973    63,511,814    57,388,050    55,096,212    52,862,647
average
number of
shares
outstanding

                               BALANCE SHEET DATA

Working
capital    (1)$13,053,000   $14,107,000  $ 17,206,000   $24,857,000  $38,472,000

Total         $58,749,000   $73,129,000   $84,900,000   $84,599,000  $97,648,000
assets

Long-       (1)$1,930,000   $ 9,624,000   $17,760,000   $15,443,000  $18,138,000
term debt
and
obligations
under
capital
leases

Stock-        $32,380,000   $35,695,000   $41,830,000   $51,285,000  $59,304,000
holder's
equity

(1) Amounts as of and for the years ended June 30, 1999 to June 30, 2002 have been adjusted for the reclassification of discontinued operations.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

INTRODUCTION.

The Company was formed in 1978 to engage in the business of designing, manufacturing and selling MRI scanners. In 1997, the Company formed a wholly-owned subsidiary, Health Management Corporation of America ("HMCA"), formerly known as U.S. Health Management Corporation, in order to expand into the physician and diagnostic management services business.

FONAR's principal MRI products are its Stand-Up(TM) MRI, Fonar 360(TM), QUAD(TM) and Echo(TM) MRI scanners. The Stand-Up(TM) MRI allows patients to be scanned for the first time under weight-bearing conditions. The Company has been aggressively seeking new sales and during fiscal 2003 and 2002, respectively received orders for 22 and 20 Stand-Up(TM) MRI scanners. The Stand-Up(TM) MRI is the only MRI capable of producing images in the weight bearing state.

At 0.6 Tesla field strength, the Stand-Up(TM) MRI, Fonar 360(TM) and QUAD(TM) magnets are among the highest field "Open MRI" scanners in the industry, offering non-claustrophobic MRI together with high-field image quality. Fonar's open MRI scanners were the first high field strength MRI scanners in the industry. Fonar also offers the Echo(TM), a low cost open MRI scanner. Fonar's works in progress include an in-office extremities scanner. (See "Description of Business - Products, Works-in-Progress and Product Marketing.")

HMCA commenced operations in July, 1997 and generates revenues from providing comprehensive management services (including development, administration, accounting and billing and collection services) together with office space, medical equipment, supplies and non-medical personnel to its clients. Revenues are in the form of management and leasing fees, which have been earned under contracts with MRI facilities, medical practices and physical rehabilitation practices. Since April 2003, HMCA no longer engages in the management of primary care medical practices.

Approximately 99% of HMCA's revenues for the fiscal years ended June 30, 2003, June 30, 2002 and June 30, 2001 were derived from contracts with facilities and practices owned by Dr. Raymond V. Damadian, the President of FONAR and HMCA and principal stockholder of FONAR. The agreements with the MRI facilities are for one-year terms which renew automatically on an annual basis, unless terminated. The fees are based on the number of procedures performed and currently range from $325 to $1,060 per MRI scan. The fees are reviewed and if appropriate, adjusted on an annual basis by mutual agreement.

The agreements with the physical rehabilitation practices are for a term of 20 years. The fees are fixed monthly fees adjusted annually. Historically, adjustments have been on the basis of changes in HMCA's costs, plus a percentage of costs. Currently, the monthly fees under these contracts with the physical rehabilitation practices range from approximately $75,000 to $285,000. Prior to HMCA's diversiture of A&A Services, Inc., which managed the medical practices, the monthly fees under the contracts with the medical practices were $110,000 during fiscal 2003.

Critical Accounting Policies
----------------------------

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to investments, intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. We recognize revenue and related costs of revenue from sales contracts for our MRI scanner products, under the percentage-of-completion method. Under this method, we recognize revenue and related costs of revenue, as each sub-assembly is completed. Amounts received in advance of our commencement of production are recorded as customer advances.

We recognize revenue from license agreements for our intellectual property over the shorter of the contractual life of the license or the estimated economic life. For our current license agreement, we are recognizing revenue ratably over 5 years.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. As of June 30, 2003, we recorded a valuation allowance which reduced our deferred tax assets to equal our deferred tax liability.

We amortize our intangible assets, including patents, purchased management agreements and capitalized software development costs, over the shorter of the contractual/legal life or the estimated economic life. Our amortization life for patents, purchased management agreements and capitalized software development costs is 15 to 17 years, 20 years and 5 years, respectively.

We periodically assesses the recoverability of long-lived assets, including property and equipment, intangibles and management agreements, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors. During the year ended June 30, 2002, we recorded an impairment loss of $4,700,000 related to the management contracts in our physician's management services segment with the primary care medical practices. In April, 2003, we sold A&A Services, Inc., the subsidiary which held those contracts, back to the original sellers for a purchase price of $4.0 million. In addition, the buyers released HMCA from the balance of its indebtedness remaining due on the original purchase, in the amount of $913,495. As depreciated assets attributed to these contracts was $3,298,443. We recognized a gain of $509,814 on the transaction. These amounts have been reflected as discontinued operations in the accompanying consolidated financial statements.

RESULTS OF OPERATIONS. (FISCAL 2003 COMPARED TO FISCAL 2002)

In fiscal 2003, the Company experienced a net loss of $15.0 million on revenues of $52.9 million, as compared to a net loss of $22.9 million on revenues of $43.2 million for fiscal 2002. This represents a decrease in the net loss of 34.5% and an increase in revenues of 22.5%. This was due in part to the fact that while revenues increased by 22.5%, total costs and expenses increased by only 18.2%. The Company's consolidated operating loss increased by 5.3% to $15.1 million for fiscal 2003 as compared to an operating loss of $14.4 million for fiscal 2002.

Discussion of Operating Results of Medical Equipment Segment
(Fiscal 2003 Compared to Fiscal 2002)
------------------------------------------------------------

Revenues attributable to the Company's medical equipment segment increased by 85.2% to $30.0 million in fiscal 2003 from $16.2 million in fiscal 2002, reflecting an increase in product sales of 115%, from $11.6 million in fiscal 2002 to $24.9 million in fiscal 2002 and an increase in service revenue of 13.6%, from $2.2 million in fiscal 2002 to $2.5 million in fiscal 2003. This improvement in revenues was attributable to the Company's increase in scanner sales, particularly its Stand-Up(TM) MRI, which is unique in that it permits MRI scans to be performed on patients upright in the weight-bearing state and in multiple positions that correlate with symptoms. During the fiscal years ended June 30, 2003 and June 30, 2002, respectively, the Company received orders for 22 and 20 Stand-Up(TM) MRI scanners.

Confirming the Company's expectation of increased demand for its MRI scanners, product sales to unrelated parties increased by 228% in fiscal 2003 from $5.4 million in fiscal 2002 to $17.7 million in fiscal 2003. Product sales to related parties increased by 17.7% in fiscal 2003 from $6.2 million in fiscal 2002 to $7.3 million in fiscal 2003. The Company believes that its principal challenges in achieving greater market penetration are primarily attributable to the better name recognition and larger sales forces of its larger competitors such as General Electric, Siemens, Hitachi, Philips and Toshiba and the ability of some of its competitors to offer attractive financing terms through affiliates, such as G.E. Capital. Nevertheless, no other competitor offers a whole body weight bearing MRI scanner such as the Stand-Up(TM) MRI, and General Electric Medical Systems division acts as a manufacturer's representative for the Stand-Up(TM) MRI.

The operating loss for the medical equipment segment improved by 26.6% from a loss of $15.4 million in fiscal 2002 to a loss of $11.3 million in fiscal 2003. This improvement is attributable to our continuing increase in gross margins on our scanner sales.

The  Company  recognized  revenues  of  $24.3  million  from the sale of its new
Stand-Up(TM)  MRI  scanners  and of  $100,000  from the sale of one  refurbished
(used) Beta(TM) scanner (the Company no longer manufactures Beta(TM) scanners) in fiscal 2003. In fiscal 2002, the Company recognized revenues of $11.1 million from the sale of Stand-Up(TM) MRI scanners, and $361,000 from the sale of two refurbished (used) Beta(TM) scanners.

Product sales revenues for fiscal 2003 included revenues from the sale of 17 scanners. Product sales revenues for fiscal 2002 included revenues from the sales of 11 scanners and for fiscal 2001, seven scanners.

Sales of MRI scanners to affiliated parties, consisting of professional corporations and other entities in which Dr. Damadian or members of his family have an interest represented approximately 13.8% ($7.3 million) of the Company's revenues in fiscal 2003, as compared to 13.9% ($6.2 million) of the Company's revenues in fiscal 2002.

License and royalty revenue increased by 6.1% to approximately $2.6 million in fiscal 2003 from approximately $2.4 million in fiscal 2002.

Gross profit margins on product sales improved significantly during fiscal 2003 from a 28% in fiscal 2002 to 35.6% in fiscal 2003. Such improvement was principally attributable to the medical equipment segment operating at a higher level of capacity resulting from the increased sales volume.

Research and development expenses, net of capitalized costs, increased by 2% to $5.2 million in fiscal 2003 as compared to $5.1 million in fiscal 2002. Our expenses for fiscal 2003 represented continued research and development of Fonar's scanners, its new hardware and software product, "Sympulse (TM)" and new surface coils to be used with the Stand-Up(TM) MRI scanner.

Discussion of Operating Results of Physician and Diagnostic Services Management Segment (Fiscal 2003 Compared to Fiscal 2002)
--------------------------------------------------------------------------------

Revenues attributable to the Company's physician and diagnostic services management segment (HMCA) decreased by 15.1% to $22.9 million in fiscal 2003 from $27.0 million in fiscal 2002. The decrease in revenues reflected a decline in MRI scan volume prior to upgrading older scanners, the closing of certain MRI facilities and other facilities managed by HMCA. The $1.2, $1.5 and $2.0 million in revenues from the medical primary care practices in fiscal 2003, 2002 and 2001 are not included in HMCA's revenues; this part of its business has been sold and results of operations are shown separately under discontinued operations.

Cost of revenues as a percentage of the related revenues for the Company's physician and diagnostic services management segment increased from $13.7 million or 50.7% of related revenues for the year ended June 30, 2002 to $13.3 million, or 57.9% of related revenue for the year ended June 30, 2003.

Operating results of this segment declined from operating income of $1.1 million in fiscal 2002 to an operating loss of $3.8 in fiscal 2003. In the fourth quarter of fiscal 2003, HMCA recognized an impairment loss of $795,237, on certain management agreements with a physical rehabilitation and therapy facility which was closed in the beginning of the second quarter of fiscal 2003. HMCA believes that focusing its efforts on more profitable facilities, including the introduction of Stand-Up(TM) MRI scanners, will in the long term improve HMCA's profitability.

Discontinued Operations - (Fiscal 2003 Compared to Fiscal 2002)
----------------------------------------------------------------

The net gain from discontinued operations for fiscal 2003 was $0.2 million as compared to a loss from discontinued operations of $5.9 million in fiscal 2002. The net gain from discontinued operations in fiscal 2003 consists of a loss from discontinued operations of $0.3 million offset by a gain from the sale of discontinued operations of $0.5 million. The loss from discontinued operations for fiscal 2002 was attributable primarily to an impairment loss of $4.7 million due to the reduction of the value of the management contracts with the medical primary care practices reflected on the Company's balance sheet because of past and anticipated performance. This portion of HMCA's business has now been sold and accordingly all results for the current and prior fiscal years have been reclassified as discontinued operations. In addition, included in the loss from discontinued operations in fiscal 2002, we recorded a debt conversion expense of $545,000 in connection with a premium associated with the repayment of approximately $2.5 million in long-term debt incurred in connection with the initial acquisition of A&A by HMCA.

The gain on the sale of discontinued operations in fiscal 2003 was $509,814, and represented the excess of the consideration received over the depreciated value of the contracts and other assets of the sold subsidiary.

Discussion of Consolidated Results of Operations (Fiscal 2003 Compared to Fiscal
2002)
--------------------------------------------------------------------------------

Interest income of $670,678 was recognized by the Company in 2003 as compared to $973,862 in fiscal 2002, representing a decrease of 31.1%. The decrease was attributable primarily to a decrease in interest on the Company's investments in marketable securities.

Interest expense of $626,450 was recognized in fiscal 2003 decreasing from $691,126 in fiscal 2002 and representing a decrease of 9.4%. The decrease was attributable primarily to the repayment of long-term debt and capital lease obligations in fiscal 2002.

In fiscal 2002, the Company recorded non-cash financing costs of $2.4 million in connection with the payment of its convertible debentures to The Tailwind Fund in common stock and the issuance of related warrants. This expense represented the discount from the market price on the stock issued to The Tailwind Fund and the value of the purchase warrants granted to the investor.

Selling, general and administrative expenses increased by 9.3% to $23.4 million in fiscal 2003 from $21.4 million in fiscal 2002. The increase in selling, general and administrative expenses was attributable primarily to the expansion of Fonar's increased manufacturing, advertising, marketing and sales activity. Commencing in fiscal 2002, the Company engaged the services of an advertising agency and introduced television and radio advertising.

The increase in compensatory element of stock issuances from approximately $4.7 million in fiscal 2002 to $4.8 million in fiscal 2003 reflected the continued use of Fonar's stock bonus plan to pay certain highly compensated employees and others in stock rather than in cash.

The lower provision for bad debt of $702,000 in fiscal 2003 as compared to $972,000 in fiscal 2002, reflected a decrease in reserves and write-offs of certain indebtedness. This represented primarily a reduction in the reserves for fees due to HMCA from $729,000 in fiscal 2002 to $335,000 in fiscal 2003 offset by an increase in Fonar's bad debt from $243,000 in fiscal 2002 to $367,000 in fiscal 2003.

The amortization expense in fiscal 2003 and 2002 of approximately $696,000 for both fiscal years, reflects the amortization of management agreements attributable to HMCA's acquisitions. The loss on impairment of management agreements was attributable to the closure of the primary care practices managed by HMCA's subsidiary, Central Health Care Services, Inc. because of a significant decline in overall patient volume.

The Company is enthusiastic about the future of its Stand-Up(TM) MRI and FONAR 360(TM) product line scanners which bring a new plateau of "openness" to diagnostic MRI and are expected to bring a new frontier in surgery for performing surgical treatments using MRI images to guide surgery. The Company believes its new products are beginning to successfully penetrate the market, as reflected in the dramatic increase in product sales from approximately $3.4 million in fiscal 2000 to $6.1 million in fiscal 2001, to $11.6 million in fiscal 2002 and to $24.9 million in fiscal 2003. In addition to increased product sales, the decline in service and repair fees has been reversed, as reflected by the increase in service and repair fees from $1.7 million in fiscal 2000 to $2.0 million in fiscal 2001 to $2.2 million in fiscal 2002 and $2.5 million in fiscal 2003.

Continuing its tradition as the originator of MRI, the Company remained committed to maintaining its position as the leading innovator of the industry through aggressive investing in research and development. In fiscal 2003 the Company continued its investment in the development of its new MRI scanners, together with software and upgrades, with an investment of $5,955,667 in research and development ($791,216 of which was capitalized) as compared to $5,955,394 ($855,612 of which was capitalized) in fiscal 2002. The research and development expenditures were approximately 18% of revenues attributable to the Company's medical equipment segment (and 10.8% of total revenues) in 2003 and 34.6% of medical equipment segment revenues (and 13.8% of total revenues)in fiscal 2002. This represented an essentially constant amount in research and development expenditures in fiscal 2002 and fiscal 2003 and also reflects the Company's greater emphasis on marketing and selling the products it has developed.

In summary, Fonar continued the trend of steadily increasing MRI scanner sales, most dramatically the increase in Stand-Up(TM) MRI scanner sales from fiscal 2001 through fiscal 2003. The physician and diagnostic services management segment (HMCA) revenues continued to decline slightly in the same period, from $28.5 in fiscal 2001 to $27.0 million in fiscal 2002 and to $22.9 in fiscal 2003.

Fonar anticipates that the increase in scanner sales will continue due to the unique capability of the Stand-Up(TM) MRI scanner to scan patients in weight-bearing positions and future sales of the Fonar 360(TM) for image guided interventional procedures and treatments and the high field strength of its other open MRI scanners, the Fonar 360(TM) and QUAD(TM) scanners. Service revenues have also increased over the past four fiscal years, from $1.7 million in fiscal 2000 to $2.0 million in fiscal 2001 to $2.2 million in fiscal 2002 and to $2.5 in fiscal 2003, which increases are attributable primarily to the increased number of scanners being placed in service. Most of the revenues on the Stand-Up(TM) MRI scanners sold in the last quarter of fiscal 2003, were not recognized as of June 30, 2003, and as of June 30, 2003, the Company's balance sheet reflects $4.9 million in customer advances, as compared to $7.7 million in customer advances as at June 30, 2002.

The Company has taken steps to reverse the decline in HMCA revenues by closing unprofitable facilities and continuing its program of replacing the MRI scanners at the MRI facilities it manages with Stand-Up(TM) MRI scanners. Stand-Up(TM) MRI scanners are now installed in the Islandia, New York site, Bensonhurst, New York and Staten Island, New York sites and additional Stand-Up(TM) MRI's are planned for other MRI facilities managed by HMCA.

Expenditures for advertising and marketing are likely to continue to increase, as the Company believes the increased advertising is helpful to promote sales.


RESULTS OF OPERATIONS. (FISCAL 2002 COMPARED TO FISCAL 2001)

In fiscal 2002, the Company experienced a net loss of $22.9 million and a net loss from continuing operations of $17.0 million on revenues of $43.2 million as compared to a net loss of $15.2 million and a net loss from continuing operations of $14.5 million on revenues of $40.3 million for fiscal 2001. This represented an increase in the net loss of 51%, an increase in the net loss from continuing operations of 16.6% and an increase in revenues of 7.1%.

Discussion of Operating Results of Medical Equipment Segment
(Fiscal 2002 Compared to Fiscal 2001)
------------------------------------------------------------

Revenues attributable to the Company's medical equipment segment increased by 54.3% to $16.2 million in fiscal 2002 from $10.5 million in fiscal 2001, reflecting an increase in scanner sales of 90.0%, from $6.1 million in fiscal 2001 to $11.6 million in fiscal 2002 and an increase in service revenue of 10% from $2.0 million in fiscal 2001 to $2.2 million in fiscal 2002. The Company attributed the increase in scanner sales to the growing market penetration of its products, particularly the Stand-Up(TM) MRI. Product sales to unrelated parties increased by 59% in fiscal 2002 from $3.4 million in fiscal 2001 to $5.4 million in fiscal 2002.

Sales to affiliated parties, consisting of professional corporations and other entities in which Dr. Damadian or members of his family have an interest represented approximately 14% ($6.2 million) of the Company's revenues in fiscal 2002, as compared to 6.0% ($2.7 million) of the Company's revenues in fiscal 2001.

Research and development expenses net of capitalized costs decreased by 14% to $5.1 million in fiscal 2002 as compared to $5.9 million in fiscal 2001. Our expenses for fiscal 2002 represented continued research and development of Fonar's scanners and its new hardware and software product, "Sympulse(TM) and new surface coils to be used within the Stand-Up(TM) MRI scanner".

Gross profit margins on product sales improved significantly during fiscal 2002 from a negative 2% in fiscal 2001 to 28% in fiscal 2002. Such improvement was principally attributable to the medical equipment segment operating at a higher level of capacity resulting from increased sales volume.

Results of operations for the medical equipment segment improved by 10% from a loss of $17.2 million in fiscal 2001 to a loss of $15.4 million in fiscal 2002. This improvement is attributable to our increase in gross margins on our scanner sales.

The Company recognized revenues of $11.1 million from the sale of its new Stand-Up(TM) MRI scanners and of $361,000 from sale of two refurbished (used) Beta(TM) scanners in fiscal 2002. In fiscal 2001 the Company recognized revenues of $1.6 million from the sale of Stand-Up(TM) MRI scanners, $1.1 million from the sale of Echo(TM) scanners and $3.0 million from the sale of QUAD(TM) MRI scanners. Sales of Beta(TM) scanners were $0 in fiscal 2001.

Product sales revenues for fiscal 2002 included revenues from the sale of 11 scanners. Product sales revenues for fiscal 2001 included revenues from the sales of seven scanners.

Discussion of Operating Results of Physician Management Services Segment (Fiscal 2002 Compared to Fiscal 2001)
------------------------------------------------------------------------

Revenues attributable to the Company's physician and diagnostic services management segment (HMCA) decreased by 9.3% to $27.0 million in fiscal 2002 from $29.8 million in fiscal 2001. The decrease in revenues reflected the closing of certain facilities managed by HMCA.

Cost of revenue for the Company's physician and diagnostic services management segment decreased from $16.7 million, or 56.0%, of related revenues for the year ended June 30, 2001 to $14.0 million, or 52.0%, of related revenues for the year ended June 30, 2002.

Discussion of Discontinued Operations (Fiscal 2002 Compared to Fiscal 2001)
---------------------------------------------------------------------------

The loss from discontinued operations increased from $5.9 million for fiscal 2002 as compared to $0.6 million for fiscal 2001 for increase in the loss of $5.3 million or 818%. The increase in the loss was due primarily to the loss on impairment of the management contract of $4.7 million. In addition, in fiscal 2002, we recorded a debt conversion expense of $545,000 in connection with a premium associated with the repayment of approximately $2.5 in long-term debt incurred in connection with an HMCA acquisition.

Discussion of Consolidated Results of Operations
(Fiscal 2002 Compared to Fiscal 2001)
------------------------------------------------

Other expenses of $69,133 were recognized by the Company in fiscal 2002 as compared to other income of $1.0 million (principally the sale of a partnership interest) in fiscal 2001, and investment income of $973,862 was recognized by the Company in 2002 as compared to $1.8 million in fiscal 2001. This represented a decrease of 69% in other income. In addition, the Company recorded non-cash financing costs of $2.4 million in fiscal 2002 in connection with the payment of its convertible debentures to the Tailwind Fund in common stock and the issuance of related warrants. This expense represented the discount from the market price on the stock issued to the Tailwind Fund and the value of the purchase warrants granted to the investor.

Selling, general and administrative expenses increased by 11.8% to $21.4 million in fiscal 2002 from $19.1 million in fiscal 2001. The increase was attributed primarily to the expansion of Fonar's increased manufacturing, advertising, marketing and sales activity.

The increase in compensatory element of stock issuances from approximately $4.0 million in fiscal 2001 to $4.7 million in fiscal 2002 reflected greater use of Fonar's stock bonus plan to pay certain highly compensated employees and others in stock rather than cash.

The higher provision for bad debts of $972,000 in fiscal 2002 as compared to $443,000 in fiscal 2001, reflected an increase in reserves and the write-offs of certain indebtedness by the medical equipment segment of $243,000 and reserves for fees due from HMCA managed facilities that were closed during the year in the amount of $729,000.

The amortization expense in fiscal 2002 and 2001 of approximately $.7 million in each year reflects the amortization of management agreements attributable to HMCA's acquisitions.


LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents and marketable securities increased by 16% from $13.1 million at June 30, 2002 to $15.2 million at June 30, 2003.

Marketable securities approximated $5.8 million as of June 30, 2003, as compared to $5.6 million as of June 30, 2002. At June 30, 2003, we increased our investments in U.S. Government obligations from approximately $3.8 million to approximately $3.9 million and increased our investments in corporate and government agency bonds from approximately $1.8 million to approximately $1.9 million.

Cash provided by operating activities for fiscal 2003 approximated $3.2 million. Cash provided by operating activities was attributable substantially to the collection of sales type leases of $2.6 million and the collection of advances and notes from related parties of $0.5 million. Although we had an operating loss of $15.1 million, for fiscal 2003, we had a similar amount of non-cash expenses and other costs which were satisfied by the issuance of our common stock.

Cash provided by investing activities for fiscal 2003 approximated $0.4 million. The principal source of cash from investing activities was $2.8 million of proceeds from the sale of discontinued operations. The principal uses of cash from investing activities during fiscal 2003 consisted of expenditures for property and equipment of $1.3 million, capitalized software of $0.8 million and costs of patents of $0.4 million.

Cash used in financing activities for fiscal 2003 approximated $1.7 million. The principal uses of cash in financing activities during fiscal 2003 consisted of repayment of principal on long-term debt of approximately $8.7 million and the principal source was proceeds of restricted cash of $5.5 million along with proceeds of long-term debt of $950,000.

Total liabilities decreased by 30.0% during fiscal 2003, from approximately $37.2 million at June 30, 2002 to approximately $26.0 million at June 30, 2003. The decrease in liabilities was attributable principally to the repayments of long-term debt and capital leases.

During the year ended June 30, 2003, we issued 5,433,077 shares of our common stock primarily in connection with the payment of vendors and suppliers of goods and services to the Company. The greater number of these shares were used in lieu of cash to pay the costs of manufacturing the Company's MRI scanners. In addition, we issued 15,000 shares of our common stock in connection with a repayment of a note payable in the aggregate amount of $21,750.

The Company's obligations and the periods in which they are scheduled to become due are set forth in the following table:

                                 Due in
                                  Less         Due          Due          Due
                                  than 1      in 1-3       in 4-5       after 5
Obligation          Total         years        years        years        years
--------------   -----------   ----------   ----------   ----------   ----------
Long-term debt   $ 1,178,249   $  443,948   $  453,673   $  280,628   $     -

Capital lease
Obligation           751,327      578,004      173,323         -            -

Operating
  leases          12,685,018    2,766,571    4,469,223    3,302,947    2,146,277
                 -----------   ----------   ----------   ----------   ----------
Total cash
Obligations      $14,614,594   $3,788,523   $5,096,219   $3,583,575   $2,146,277
                 ===========   ==========   ==========   ==========   ==========

As at June 30, 2003, our obligations included approximately $1.9 million in various state sales taxes. The Company has to enter into payment plans with taxing authorities with respect to $1.5 million of past due sales taxes.

Our working capital surplus as of June 30, 2003 approximates $13.1 million, as compared to a working capital surplus of $14.1 million as of June 30, 2002.

In order to conserve its capital resources, we have issued common stock under its stock bonus and stock option plans to compensate employees and non-employees for services rendered. In fiscal 2003, the compensatory element of stock issuances was $4.8 as compared to $4.7 million for fiscal 2002. Utilization of equity in lieu of cash compensation has improved our liquidity since it increases cash available for other expenditures.

The foregoing trends in Fonar's capital resources are expected to improve as Fonar's MRI scanner products gain wider market acceptance and produce greater sales revenues.

Capital expenditures for fiscal 2003 approximated $2.5 million and substantially consisted of office and production equipment ($1.3 million), capitalized software costs ($0.8 million) and capitalized patent costs ($0.4 million).

Fonar has not committed to making capital expenditures in the 2004 fiscal year other than its intention to continue research and development expenditures at current levels. In addition, HMCA plans to incur expenditures of approximately $400,000 for a site location in Boca Raton, Florida.

Our business plan currently includes an aggressive program for manufacturing and selling its new line of Open MRI scanners. In addition, we are enhancing our revenue by participating in the physician and diagnostic services management business through our subsidiary, HMCA and are in the process of upgrading the facilities which it manages, most significantly by the replacement of existing MRI scanners with new Stand-Up(TM) MRI scanners.

Our business plan calls for a continuing emphasis on providing its customers with enhanced equipment service and maintenance capabilities and delivering state-of-the-art, innovative and high quality equipment upgrades at competitive prices. Fees for on-going service and maintenance from the Company's installed base of scanners were $2.0 million for the year ended June 30, 2001 and $2.2 million for the year ended June 30, 2002 and $2.5 million for the year ended June 30, 2003.

As of June 30, 2003, our current assets were $35.3 million and current liabilities of $22.2 million, resulting in a working capital surplus of approximately $13.1 million. Capital resources included $9.3 million in cash and cash equivalents and $5.8 million in marketable securities.

In addition, in May of 2001, we raised $4.5 through the issuance of debentures to The Tail Wind Fund. The debentures were repaid in shares of common stock, although at a discounted price, but provided us with much needed liquidity. Subsequently, in June, 2002, The Tailwind Fund provided Fonar with an additional $1,500,000 through the exercise of warrants for 1,000,000 shares at a price of $1.50 per share and in August, 2002 with an additional $1,125,000 through the exercise of warrants for an additional 1,000,000 shares at an exercise price of $1.125 per share. In September, 2003, The Tail Wind Fund exercised options to purchase 200,000 of the 2,000,000 replacement warrant received by The Tail Wind Fund after it had exercised the original 2,000,000 callable warrants in June and August of 2002. The exercise price was $1.42 per share.

We believe that the above mentioned financial resources, anticipated cash flows from operations and potential financing sources, will provide the cash flows needed to achieve the sales, service and production levels necessary to support its operations.


ITEM 7A. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

FONAR's investments in fixed rate instruments. None of the fixed rate instruments in which FONAR invests extend beyond June 30, 2009. Below is a tabular presentation of the maturity profile of the fixed rate instruments held by the Company at June 30, 2003.

INTEREST RATE SENSITIVITY
PRINCIPAL AMOUNT BY EXPECTED MATURITY
WEIGHTED AVERAGE INTEREST RATE

                                  Investments in       Weighted
                                   Fixed Rate          Average
                  Date              Instruments         Interest Rate

                6/30/04              4,466,422             2.07%
                6/30/05                303,984             5.32%
                6/30/06                400,000             4.97%
                6/30/07                200,000             5.25%
                6/30/08                297,939             5.55%
                6/30/09                100,000             3.38%

           Total:                    5,768,345

           Fair Value
           at 6/30/03                5,837,017

All of our revenue, expense and capital purchasing activities are transacted in United States dollars.

See Note 11 to the consolidated Financial Statements for information on long-term debt.

Item 8.
                 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                      FONAR CORPORATION AND SUBSIDIARIES
          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                                                                      Page No.
                                                                      -------

 INDEPENDENT AUDITORS' REPORT

 CONSOLIDATED BALANCE SHEETS
   At June 30, 2003 and 2002

 CONSOLIDATED STATEMENTS OF OPERATIONS
   For the Three Years Ended June 30, 2003, 2002 and 2001

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
   For the Three Years Ended June 30, 2003, 2002 and 2001

 CONSOLIDATED STATEMENTS OF CASH FLOWS
   For the Three Years Ended June 30, 2003, 2002 and 2001

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Audit Committee of the Board of Directors
FONAR Corporation and Subsidiaries


We have audited the accompanying consolidated balance sheets of FONAR Corporation and Subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and schedules referred to above present fairly, in all material respects, the consolidated financial position of FONAR Corporation and Subsidiaries at June 30, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the years in the three-year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

During each of the years in the three-year period ended June 30, 2003, a significant portion of the Company's revenues was from related parties.



                                                        /s/MARCUM & KLIEGMAN LLP


New York, New York
September 29, 2003

                       FONAR CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                     ------
                                                                June 30,
                                                     ---------------------------
                                                         2003           2002
                                                     ------------   ------------

Current Assets:
  Cash and cash equivalents                          $  9,334,378   $  7,460,866
  Marketable securities                                 5,837,017      5,573,483
  Restricted cash                                         -            5,500,000
  Accounts receivable - net of allowances for
    doubtful accounts of $442,437 and
    $382,437 at June 30, 2003 and 2002,
    respectively                                          716,435        680,671
  Accounts receivable - related parties -
    net of allowances for doubtful accounts of
    $694,655 at June 30, 2003 and 2002                    114,004        100,700
  Accounts receivable - related medical
    practices - net of allowances for doubtful
    accounts of $1,296,390 and $1,096,390 at
    June 30, 2003 and 2002, respectively               12,261,288     12,938,738
  Costs and estimated earnings in excess of
    billings on uncompleted contracts                     359,873      1,152,606
  Inventories                                           5,057,261      4,663,767
  Investment in sales-type leases with related
    parties                                                14,285      1,796,724
  Investment in sales-type lease                          135,456        119,601
  Assets from discontinued operations                     -            4,007,456
  Prepaid expenses and other current assets             1,285,861      1,101,902
  Note receivable from buyers of A&A Services             150,000        -
                                                     ------------   ------------
     Total Current Assets                              35,265,858     45,096,514

Property and Equipment - Net                            8,625,434     10,534,833

Advances and Notes to Related Parties - Net of
  allowances for doubtful  accounts of $446,035
  and $366,035 at June 30, 2003 and 2002, respectivel   1,266,749      1,796,044

Investment in Sales-Type Leases with Related Party           -           814,892

Investment in Sales-Type Lease                            606,191        741,647

Notes Receivable                                            5,000        175,000

Management Agreements - Net                             9,363,850     11,000,759

Other Intangible Assets - Net                           3,375,187      2,648,618

Other Assets                                              240,392        320,516
                                                     ------------   ------------
     Total Assets                                    $ 58,748,661   $ 73,128,823
                                                     ============   ============

See accompanying notes to consolidated financial statements.

                      FONAR CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                  June 30,
                                                     ---------------------------
                                                         2003            2002
                                                     ------------   ------------

Current Liabilities:
  Current portion of long-term debt and
    capital leases                                   $  1,021,952   $  8,790,779
  Accounts payable                                      3,703,689      3,999,102
  Other current liabilities                             7,552,223      7,326,867
  Unearned revenue on service contracts - related
    parties                                               240,139        158,333
  Customer advances                                     4,305,918      4,307,632
  Customer advances - related parties                     626,847      3,400,000
  Income taxes payable                                     10,401        744,505
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                   4,390,012      1,114,912
  Billings in excess of costs and estimated
    earnings on uncompleted contracts - related
    party                                                 361,427         -
  Liabilities from discontinued operations                -            1,147,404
                                                     ------------   ------------
     Total Current Liabilities                         22,212,608     30,989,534

Due to Affiliates                                         262,335        299,036

Long-term Debt and Capital Leases, Less
  current maturities                                      907,624        833,165

Deferred Revenue - License Fee                          2,340,000      4,680,000

Other Liabilities                                         301,684        359,534
                                                     ------------   ------------
      Total Liabilities                                26,024,251     37,161,269
                                                     ------------   ------------
Minority Interest                                         345,118        272,306
                                                     ------------   ------------

Commitments, Contingencies and Other Matters

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




                                        LIABILITIES AND STOCKHOLDERS' EQUITY
                                        ------------------------------------
                                                     (Continued)

                                                              June 30,
                                                    ---------------------------
                                                        2003           2002
                                                    ------------   ------------

Stockholders' Equity:
  Class A non-voting preferred stock - $.0001
    par value;  authorized - 8,000,000
    shares; issued and outstanding - 7,836,287
    shares at June 30, 2003 and 2002                $        784   $        784
  Preferred stock - $.001 par value;
    authorized - 10,000,000 shares; issued
    and outstanding - none                                  -              -
  Common stock - $.0001 par value; authorized
    110,000,000 and 85,000,000  shares at
    June 30, 2003 and 2002,  respectively;
    issued  -  82,452,958  and  71,582,243
    shares  at June 30,  2003 and  2002,
    respectively; outstanding - 82,161,894 and
    71,291,179 shares at June 30, 2003 and 2002            8,246          7,158
  Class B common stock (10 votes per share) -
    $.0001 par value; authorized - 4,000,000
    shares; issued and outstanding - 4,153 and
    4,211 shares at June 30, 2003 and 2002                  -              -
  Class C common stock (25 votes per share) -
    $.0001 par value; authorized - 10,000,000
    shares; issued and outstanding - 9,562,824
    shares at June 30, 2003 and 2002                         956            956
  Paid-in capital in excess of par value             131,519,579    120,156,196
  Accumulated other comprehensive income                  68,672         85,569
  Accumulated deficit                                (97,889,309)   (82,882,893)
  Notes receivable from stockholders                    (654,246)      (997,132)
  Treasury stock, at cost - 291,064 shares
    of common stock at June 30, 2003 and 2002           (675,390)      (675,390)
                                                    ------------   ------------
    Total Stockholders' Equity                        32,379,292     35,695,248
                                                    ------------   ------------
    Total Liabilities and Stockholders' Equity      $ 58,748,661   $ 73,128,823
                                                    ============   ============

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     For the Years Ended June 30,
                                             ------------------------------------------
                                                 2003            2002            2001
                                             ------------   ------------   ------------

Revenues
  Product sales - net                        $ 17,652,799   $  5,364,809   $  3,370,826
  Product sales - related parties - net         7,276,209      6,229,195      2,686,646
  Service and repair fees - net                 2,063,999      1,901,954      1,893,251
  Service and repair fees - related
    parties - net                                 415,691        254,173        123,086
  Patient revenue - net                           -              -            1,285,028
  Management and other fees - related
    medical practices - net                    22,932,837     27,007,974     28,491,201
  License fees and royalties                    2,550,000      2,403,000      2,424,000
                                             ------------   ------------   ------------
      Total Revenues - Net                     52,891,535     43,161,105     40,274,038
                                             ------------   ------------   ------------
Costs and Expenses
  Costs related to product sales               11,681,213      3,815,081      3,206,385
  Costs related to product sales -
    related parties                             4,351,860      4,523,940      2,956,668
  Costs related to service and repair fees      2,539,563      2,338,361      2,216,899
  Costs related to service and repair
    fees - related parties                        627,661        312,493        144,127
  Costs related to patient revenue                -              -            1,138,569
  Costs related to management and
    other fees - related medical practices     13,277,016     13,691,973     16,295,992
  Research and development                      5,164,451      5,099,782      5,866,421
  Selling, general and administrative          23,361,212     21,379,598     19,118,276
  Compensatory element of stock
    issuances for selling, general
    and administrative expenses                 4,842,748      4,712,163      4,044,826
  Provision for bad debts                         701,534        972,236        442,505
  Loss on impairment of management
    agreement                                     795,237        -              -
  Amortization of management
    agreements                                    696,285        696,285        695,960
                                             ------------   ------------   ------------
      Total Costs and Expenses                 68,038,780     57,541,912     56,126,628
                                             ------------   ------------   ------------
Loss from Operations                          (15,147,245)   (14,380,807)   (15,852,590)

Financing Costs Paid in Stock and Warrants        -           (2,368,541)       -
Interest Expense                                 (580,748)      (691,126)      (971,932)
Interest Expense - Related Parties                (45,702)       -              -
Investment Income                                 470,271        824,858      1,626,359
Interest Income - Related Parties                 200,407        149,004        215,510
Other (Expense) Income                            (25,499)       (69,133)       964,488
Minority Interests in Income of Partnerships     (776,222)      (392,842)      (480,166)
                                             ------------   ------------   ------------
Loss Before Benefit From (Provision for)
  Income Taxes                                (15,904,738)   (16,928,587)   (14,498,331)

Benefit From (Provision for) Income Taxes         703,871        (27,039)       (39,996)
                                             ------------   ------------   ------------
      Net Loss From Continuing Operations    $(15,200,867)  $(16,955,626)  $(14,538,327)
                                             ------------   ------------   ------------

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the Years Ended June 30,
                                     ------------------------------------------
                                         2003           2002            2001
                                     ------------   ------------   ------------
Discontinued Operations:
  Loss from discontinued operations  $   (315,363)  $ (5,926,581)  $   (645,535)
  Gain on sale of discontinued
    operations                            509,814        -              -
                                     ------------   ------------   ------------
      Net Gain (Loss) from
        Discontinued Operations           194,451     (5,926,581)      (645,535)
                                     ------------   ------------   ------------
Net Loss                             $(15,006,416)  $(22,882,207)  $(15,183,862)
                                     ============   ============   ============
Basic and Diluted Net Loss Per
  Share - Continuing Operations            $(0.20)        $(0.27)        $(0.25)
Basic and Diluted Net Loss Per
  Share - Discontinued Operations             -            (0.09)          (.01)
                                           ------         ======         ======
Basic and Diluted Net Loss Per Share       $(0.20)        $(0.36)        $(0.26)
                                           ======         ======         ======
Weighted Average Number of Shares
  Outstanding                          75,816,973     63,511,814     57,388,050
                                     ============   ============   ============

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2003

                                                                     Class B
                                                                     Common
                                                Common Stock         Stock      Class C
                                          ----------------------    --------    Common
                                            Shares       Amount      Shares     Stock
                                          ----------   ---------    --------    -------
Balance - June 30, 2002                   71,582,243   $   7,158       4,211    $   956

Net loss                                        -            -          -          -

Other comprehensive income, net of tax:
    Unrealized losses on securities
      arising during the year, net of tax       -            -          -          -

Exercise of stock options                     27,571           3        -          -
Exercise of callable warrants              1,000,000         100        -          -
Stock issued to employees under stock
  bonus plans                              2,400,117         240        -          -
Issuance of stock for goods and services   5,433,077         543        -          -
Issuance of stock for consulting services    772,042          78        -          -
Issuance of stock for options held by
  related party                            1,125,000         113        -          -
Issuance of stock for note payable            15,000           1        -          -
Issuance of stock for minority interest       97,850          10        -          -
Net reduction in notes receivable
  from stockholders                            -           -            -          -
Conversion of Class B common stock to
  common stock                                    58       -             (58)      -
                                          ==========   ---------    --------    -------
BALANCE - JUNE 30, 2003                   82,452,958   $   8,246       4,153   $    956
                                          ==========   =========    ========    =======

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2003

                                            Class A      Paid-in
                                           Non-Voting   Capital in
                                           Preferred     Excess of     Treasury
                                             Stock       Par Value      Stock
                                           ----------  ------------  ----------

Balance - June 30, 2002                    $     784   $120,156,196  $ (675,390)

Net loss                                        -           -             -

Other comprehensive income, net of tax:
    Unrealized losses on securities
      arising during the year, net of tax       -           -             -

Exercise of stock options                       -            31,200       -
Exercise of callable warrants                   -         1,072,972       -
Stock issued to employees under stock
  bonus plans                                   -         2,653,942       -
Issuance of stock for goods and services        -         5,473,406       -
Issuance of stock for consulting services       -           784,806       -
Issuance of stock for options held by
  related party                                 -         1,226,138       -
Issuance of stock for note payable              -            21,749       -
Issuance of stock for minority interest         -            99,170       -
Net reduction in notes receivable
  from stockholders                             -           -             -
Conversion of Class B common stock to                                     -
  common stock                                  -           -             -
                                           ----------  ------------  ----------
BALANCE - JUNE 30, 2003                    $     784   $131,519,579  $ (675,390)
                                           ==========  ============  ==========

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2003

                                            Notes     Accumulated
                                          Receivable    Other
                                            From     Comprehensive  Accumulated
                                         Stockholders     Income        Deficit
                                         ------------ ------------ ------------

Balance - June 30, 2002                    $(997,132)  $   85,569  $(82,882,893)

Net loss                                        -            -      (15,006,416)

Other comprehensive income, net of tax:
    Unrealized losses on securities
      arising during the year, net of tax       -         (16,897)        -

Exercise of stock options                       -            -            -
Exercise of callable warrants                   -            -            -
Stock issued to employees under stock
  bonus plans                                   -            -            -
Issuance of stock for goods and services        -            -            -
Issuance of stock for consulting services       -            -            -
Issuance of stock for options held by
  related party                                 -            -            -
Issuance of stock for note payable              -            -            -
Issuance of stock for minority interest         -            -            -
Net reduction in notes receivable
  from stockholders                          342,886         -            -
Conversion of Class B common stock to
  common stock                                  -            -            -
                                         -----------  -----------  ------------
BALANCE - JUNE 30, 2003                  $  (654,246) $    68,672  $(97,889,309)
                                         ===========  ===========  ============

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2003

                                                                   Comprehensive
                                                   Total           Income (Loss)
                                               ------------        -------------
Balance - June 30, 2002                     $ 35,695,248        $    -

Net loss                                     (15,006,416)           (15,006,416)

Other comprehensive income, net of tax:
    Unrealized losses on securities
      arising during the year, net of tax        (16,897)               (16,897)

Exercise of stock options                         31,203                   -
Exercise of callable warrants                  1,073,072                   -
Stock issued to employees under stock
  bonus plans                                  2,654,182                   -
Issuance of stock for goods and services       5,473,949                   -
Issuance of stock for consulting services        784,884                   -
Issuance of stock for options held by
  related party                                1,226,251                   -
Issuance of stock for note payable                21,750                   -
Issuance of stock for minority interest           99,180                   -
Net reduction in notes receivable
  from stockholders                              342,886                   -
Conversion of Class B common stock to
  common stock                                   -                         -
                                            ------------           ------------
BALANCE - JUNE 30, 2003                     $ 32,379,292           $(15,023,313)
                                            ============           ============

See accompanying notes to consolidated financial statements.

                      FONAR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE YEAR ENDED JUNE 30, 2002

                                                                                 Class A      Paid-in
                                               Common Stock        Class C     Non-Voting    Capital in    Treasury
                                          ----------------------    Common      Preferred    Excess of      Stock
                                            Shares      Amount      Stock         Stock      Par Value      Amount
                                          ----------   ---------   -------     ----------   ------------   ---------
Balance - June 30, 2001                   59,524,455   $   5,952   $   956     $     784    $104,984,020   $(675,390)

Net loss                                        -           -         -             -               -           -

Other comprehensive income, net of tax:
    Unrealized gains on
      securities arising
      during the year,
      net of tax                                -           -         -             -               -           -

Exercise of stock options                     13,868           1      -             -               15,045      -
Exercise of callable warrants              1,000,000         100      -             -            1,499,900      -
Stock issued to employees
  under stock bonus plans                  2,108,674         211      -             -            2,762,301      -
Issuance of stock for
  professional services                      604,492          60      -             -              728,196      -
Issuance of stock under
  consulting contracts                     1,116,078         112      -             -            1,497,916      -
Issuance of stock for note
  receivable - stockholders                  140,100          14      -             -              159,161      -
Issuance of stock for
  conversion of convertible
  debentures                               3,832,073         383      -             -            4,499,617      -
Issuance of stock for financing
  costs                                    1,099,503         110      -             -            1,291,036      -
Issuance of stock for notes
  payable                                  2,045,000         205      -             -            2,602,391      -
Issuance of stock for equipment               98,000          10      -             -              116,613      -
Net reduction in notes
  receivable from stockholders                  -            -        -             -               -           -
Amortization of unearned
  compensation                                  -            -        -             -               -           -
Amortization of value assigned
  to warrants in debt financing                 -            -        -             -               -           -
                                          ----------   ---------   -------      --------     ------------  ---------
BALANCE - JUNE 30, 2002                   71,582,243   $   7,158   $   956      $    784     $120,156,196  $(675,390)
                                          ==========   =========   =======      ========     ============  =========

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2002

                              Notes                       Accumulated
                            Receivable                      Other
                              from          Unearned     Comprehensive    Accumulated                    Comprehensive
                           Stockholders   Compensation      Income          Deficit         Total        Income (Loss)
                           ------------   ------------   -------------   -------------   ------------    -------------
Balance - June 30, 2001    $(1,040,457)   $(1,529,018)   $     84,133    $(60,000,686)   $ 41,830,294      $     -

Net loss                          -              -               -        (22,882,207)    (22,882,207)    (22,882,207)

Other comprehensive
  income, net of tax:
     Unrealized gains
       on securities
       arising during
       the year, net                                            1,436            -              1,436           1,436
       of tax                     -              -

Exercise of stock
  options                         -              -               -               -             15,046            -
Exercise of callable
  warrants                        -              -               -               -          1,500,000            -
Stock issued to
  employees under stock
  bonus plans                     -              -               -               -          2,762,512            -
Issuance of stock for
  professional services           -              -               -               -            728,256            -
Issuance of stock under
  consulting contracts            -              -               -               -          1,498,028            -
Issuance of stock for
  notes receivable -
  stockholders                (159,175)          -               -               -               -               -
Issuance of stock for
  conversion of
  convertible debentures          -              -               -               -          4,500,000            -
Issuance of stock for
  financing costs                 -              -               -               -          1,291,146            -
Issuance of stock for
  notes payable                   -              -               -               -          2,602,596            -
Issuance of stock for
  equipment                       -              -               -               -            116,623            -
Net reduction in notes
  receivable from
  stockholders                 202,500           -               -               -            202,500            -
Amortization of unearned
  compensation                    -           451,623            -               -            451,623            -
Amortization of value
  assigned to warrants
  in debt financing               -         1,077,395            -               -          1,077,395            -
                           -----------    -----------     -----------    ------------    -------------   ------------
BALANCE - JUNE 30, 2002    $  (997,132)     $    -        $    85,569    $(82,882,893)   $ 35,695,248    $(22,880,771)
                           ===========    ===========     ===========    ============    =============   ============

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2001

                                                                         Class A      Paid-in
                                       Common Stock          Class C   Non-Voting    Capital in     Treasury
                                    --------------------      Common    Preferred     Excess of     Stock
                                      Shares     Amount       Stock       Stock       Par Value     Amount
                                    ----------  --------     -------   ----------   ------------   ----------
Balance - June 30, 2000             56,315,471  $  5,631     $  956    $    784     $ 98,581,757   $(671,359)

Net loss                                -           -          -           -                -           -

Other comprehensive income,
   net of tax:
    Unrealized gain on securities
      arising during the year,
      net of tax                        -           -          -           -                -           -
    Less:  Reclassification
      adjustment for (gains)
      losses included in net
      loss                              -           -          -           -                -           -

Exercise of stock options               24,000         2       -           -              28,170        -
Purchase of treasury stock              -           -          -           -                -         (4,031)
Stock issued to employees under
  stock bonus plans                  1,636,602       164       -           -           2,636,417        -
Issuance of stock for professional
  services                             435,976        44       -           -             653,895        -
Issuance of stock under consulting
  contracts                            923,482        92       -           -           1,632,980        -
Issuance of stock for research
  and development expenses             183,924        18       -           -             344,839        -
Issuance of stock for notes
  receivable - stockholders              5,000         1       -           -              10,311        -
Value assigned to warrants
  issued in debt financing              -           -          -           -           1,095,651        -
Net reduction in notes
  receivable from stockholders          -           -          -           -                -           -
Amortization of unearned
  compensation                          -           -          -           -                -           -
                                    ----------  --------   ---------   --------     ------------   ---------
BALANCE - JUNE 30, 2001             59,524,455  $  5,952   $     956   $    784     $104,984,020   $(675,390)
                                    ==========  ========   =========   ========     ============   =========

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 2001

                              Notes                      Accumulated
                            Receivable                      Other
                              from          Unearned     Comprehensive    Accumulated                   Comprehensive
                           Stockholders   Compensation      Income          Deficit          Total      Income (Loss)
                           ------------   ------------   -------------   ------------    ------------   -------------
Balance - June 30, 2000    $(1,338,005)   $  (213,374)   $   (264,808)   $(44,816,824)   $ 51,284,758   $       -

Net loss                          -              -               -        (15,183,862)    (15,183,862)  $(15,183,862)

Other comprehensive
  income, net of tax:
     Unrealized gains on
       Securities
       arising during
       the year, net of
       tax                        -              -            342,050            -               -           342,050
     Less:  Reclassific-
ation adjustment
       for (gains)losses
       included in net
       loss                       -              -              6,891            -            348,941          6,891

Exercise of stock
  options                         -              -               -               -             28,172           -
Purchase of treasury
  stock                           -              -               -               -             (4,031)          -
Stock issued to
  employees under stock
  bonus plans                     -              -               -               -          2,636,581           -
Issuance of stock for
  professional services           -              -               -               -            653,939           -
Issuance of stock under
  consulting contracts            -        (1,247,813)           -               -            385,259           -
Issuance of stock for
  research and develop-
  ment expenses                   -              -               -               -            344,857           -
Issuance of stock for
  notes receivable -
  stockholders                 (10,312)          -               -               -               -              -
Value assigned to
  warrants  issued in
  debt financing                  -        (1,095,651)           -               -               -              -
Net reduction in notes
  receivable from
  stockholders                 307,860           -               -               -            307,860           -
Amortization of unearned
  compensation                    -         1,027,820            -               -          1,027,820           -
                           ------------    -----------   ------------    ------------    ------------   ------------
BALANCE - JUNE 30, 2001    $(1,040,457)   $(1,529,018)   $     84,133    $(60,000,686)   $ 41,830,294   $(14,834,921)
                           ============   ============   ============    ============    ============   ============

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     For the Years Ended June 30,
                                             ------------------------------------------
                                                 2003           2002           2001
                                             ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                   $(15,006,416)  $(22,882,207)  $(15,183,862)
  (Income) loss from discontinued
    operations                                   (194,451)     5,926,581        645,535
                                             ------------   ------------   ------------
  Loss from continuing operations             (15,200,867)   (16,955,626)   (14,538,327)
  Adjustments to reconcile net loss
   to net cash provided by (used in)
    operating activities:
     Minority interest in income of
       partnerships                               776,222        392,842        480,166
     Depreciation and amortization              4,433,490      4,809,468      4,116,455
     License fee                                  -               -          11,700,000
     Amortization of unearned license fee      (2,340,000)    (2,340,000)    (2,340,000)
     Loss on impairment of management
       agreement                                  795,237         -                -
     Gain on sale of partnership interest         -               -            (750,000)
     Issuance of stock for research and
       development expenses                       -               -             344,839
     Gain on sale of equipment                     (1,608)        -            (150,000)
     Imputed interest on deferred payment
       obligations                                -               -              52,087
     Provision for bad debts                      701,534        972,236        442,505
     Compensatory element of stock
       issuances                                4,842,748      4,712,163      4,049,210
     Stock issued for costs and expenses        5,473,949      3,093,797        653,895
     (Increase) decrease in operating
       assets, net:
         Accounts receivable                      (73,152)    (1,320,499)      (211,776)
         Notes receivable                         170,000        200,000        125,810
         Costs and estimated earnings
           in excess of billings on
           uncompleted contracts                  792,733        616,250       (800,697)
         Inventories                             (393,494)      (938,392)      (189,206)
         Sales-type lease receivable -
           related party                          -               -          (1,895,000)
         Sales-type lease receivable              -               -          (1,083,192)
         Principal payments received on
           sales-type lease - related
           parties                              2,597,331         93,391        120,428
         Principal payments received on
           sales-type lease                       119,601        119,550        102,394
         Prepaid expenses and other current
           assets                                (333,959)      (198,151)      (301,072)
         Other assets                              80,124        (44,584)         4,810
         Receivables and advances to
           related parties and affiliates         492,594         62,151       (400,161)
     Increase (decrease) in operating
       liabilities, net:
         Accounts payable                        (295,413)     1,031,617      1,275,392
         Other current liabilities                472,617       (682,950)    (1,559,230)
         Customer advances                     (2,774,867)     6,035,110      1,089,971
         Billings in excess of costs  and
           estimated earnings on
           uncompleted contracts                3,636,527        763,320        351,592
         Other liabilities                        (57,850)        32,123        189,073
         Income taxes payable                    (734,104)        (7,162)       (52,029)
                                             ------------   ------------   ------------
          NET CASH PROVIDED BY CONTINUING
            OPERATIONS                          3,179,393        446,654        827,937

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        For the Years Ended June 30,
                                             ------------------------------------------
                                                 2003            2002        2001
                                             ------------    -----------   ------------
          NET CASH PROVIDED BY CONTINUING
            OPERATIONS                          3,179,393        446,654        827,937

          NET CASH PROVIDED BY (USED IN)
            DISCONTINUED OPERATIONS               232,939       (244,905)    (1,814,432)
                                             ------------   ------------   ------------
          NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES                3,412,332        201,749       (986,495)
                                             ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  (Purchases) sales of marketable securities $   (280,431)  $    513,219   $  5,747,851
  Purchases of property and equipment          (1,273,557)    (3,097,512)    (2,550,008)
  Costs of capitalized software development      (791,216)      (855,612)      (752,285)
  Proceeds from sale of discontinued
    operations, net                             2,821,564           -              -
 Proceeds from sale of equipment                  133,898         39,465        150,000
  Cost of patents and copyrights                 (424,761)      (548,290)        -
                                             ------------   ------------   ------------
      NET CASH PROVIDED BY (USED IN)
        INVESTING ACTIVITIES                      395,631     (3,948,730)     2,595,558
                                             ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from convertible debentures                -              -         4,500,000
  Proceeds from long-term debt                    950,000           -           500,000
  Decrease (increase) in restricted cash        5,500,000           -          (500,000)
  Costs in connection with debt financing            -              -          (270,729)
  Repayment of borrowings and capital lease
    Obligations                                (8,674,362)    (3,930,289)    (3,697,923)
  Net proceeds from exercise of stock
    options and warrants                        1,104,275      1,515,046         28,172
  Proceeds from sale of partnership interest         -              -           750,000
  Purchase of common stock                           -              -            (4,031)
  Distributions to holders of minority
    Interests                                    (604,230)      (273,508)      (348,709)
                                             ------------   ------------   ------------
      NET CASH (USED IN) PROVIDED BY
        FINANCING ACTIVITIES                   (1,724,317)    (2,688,751)       956,780
                                             ------------   ------------   ------------
NET  INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                   1,873,512     (6,435,732)     2,565,843

CASH AND CASH EQUIVALENTS - BEGINNING OF
  YEAR                                          7,460,866     13,896,598     11,330,755
                                             ------------   ------------   ------------
CASH AND CASH EQUIVALENTS - END OF YEAR      $  9,334,378   $  7,460,866   $ 13,896,598
                                             ============   ============   ============

See accompanying notes to consolidated financial statements.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 1 - DESCRIPTION OF BUSINESS

FONAR Corporation (the "Company" or "FONAR") is a Delaware corporation, which was incorporated on July 17, 1978. FONAR is engaged in the research, development, production and marketing of medical scanning equipment, which uses principles of Magnetic Resonance Imaging ("MRI") for the detection and diagnosis of human diseases. In addition to deriving revenues from the direct sale of MRI equipment, revenue is also generated from its installed-base of customers through its service and upgrade programs.

Health Management Corporation of America ("HMCA") was organized by the Company in March 1997, as a wholly-owned subsidiary, in order to enable the Company to expand into the business of providing comprehensive management services to physicians' practices and other medical providers, including diagnostic imaging centers and ancillary services. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

HMCA entered the physician and diagnostic management services business through the consummation of two acquisitions in fiscal 1997, two acquisitions in fiscal 1998, and one acquisition consummated in fiscal 1999. The acquired companies in all cases were actively engaged in the business of managing medical providers. The medical providers are diagnostic imaging centers, principally MRI scanning centers, multi-specialty practices and primary care practices. On April 8, 2003, HMCA sold all of its issued and outstanding stock of A&A Services, Inc., a physician practice management services organization engaged in the business of managing four primary care practices (see Note 22).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of FONAR Corporation, its majority and wholly-owned subsidiaries and partnerships. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
----------------

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to allowances, intangible assets, income taxes, useful lives of equipment, contingencies, revenue recognition and litigation. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

FONAR CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment in Marketable Securities
-----------------------------------

The Company accounts for its investments using Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to comprehensive income.

Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and re-evaluates such designations as of each balance sheet date. At June 30, 2003 and 2002, all securities covered by SFAS No. 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in comprehensive income. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the Consolidated Statements of Operations.

Inventories
-----------

Inventories consist of purchased parts, components and supplies, as well as work-in-process, and are stated at the lower of cost determined on the first-in, first-out method or market.

Property and Equipment
----------------------

Property and equipment procured in the normal course of business is stated at cost. Property and equipment purchased in connection with an acquisition is stated at its estimated fair value, generally based on an appraisal. Property and equipment is being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally five to seven years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Management Agreements
---------------------

Amounts allocated to management agreements, in connection with four acquisitions completed during the period from June 1997 through August 1998, are being
amortized  using  the  straight-line   method  over  the  20-year  term  of  the
agreements.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Intangible Assets
-----------------------

1) Capitalized Software Development Costs

Capitalization of software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgement by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized software development costs commences when the related products become available for general release to customers. Amortization is provided on a product by product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bear to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software development costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

2) Patents and Copyrights

Amortization is calculated on the straight-line basis over a period ranging from 15 to 17 years.

Long-Lived Assets
-----------------

The Company periodically assesses the recoverability of long-lived assets, including property and equipment, intangibles and management agreements, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors (see Note 3).

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
-------------------

Revenue on sales contracts for scanners is recognized under the percentage-of-completion method. The Company manufactures its scanners under specific contracts that provide for progress payments. Production and installation take approximately six months. The percentage of completion is determined by the ratio of costs incurred to date on completed sub-assemblies to the total estimated cost for each scanner. Contract costs include purchased parts and components, direct labor and overhead. Revisions in cost estimates and provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined. The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts", represents revenues recognized in excess of amounts received. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts", represents amounts received in excess of revenues recognized.

Revenue on scanner service contracts is recognized on the straight-line method over the related contract period, usually one year.

Revenue from sales of other items is recognized upon shipment.

Revenue from sales-type leases are recognized when collectibility of the minimum lease payments is reasonably predictable and no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the Company as lessor under the lease. The minimum lease payments, plus the unguaranteed residual value accruing to the benefit of the Company as lessor, are recorded as the gross investment in the lease. The difference between the gross investment in the lease and the sum of the present value of the minimum lease payments and unguaranteed residual value, accruing to the Company's benefit as lessor, are recorded as unearned income.

Revenue under management and lease contracts is recognized based upon contractual agreements for management services rendered by the Company and leases of medical equipment under various long-term agreements with related medical providers (the "PC's"). The PC's are primarily owned by Raymond V. Damadian, M.D., President and Chairman of the Board of FONAR. The Company's agreements with the PC's stipulate fees for services rendered and equipment leased, are primarily calculated on activity based efforts at pre-determined rates per unit of activity. All fees are re-negotiable at the anniversary of the agreements and each year thereafter.

Patient revenue from the Company's wholly-owned Florida multi-specialty practice through the period ended June 30, 2001 was recorded in the period the services were rendered at established rates reduced by provisions for doubtful accounts and contractual adjustments. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and were recognized in the period the services were rendered. Any differences between estimated contractual adjustments and actual final settlements were recognized as contractual adjustments in the year final settlements were determined. This multi-specialty practice was sold by the Company on June 30, 2001 (see Note 17).

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development Costs
------------------------------

Research and development costs are charged to expense as incurred. The costs of materials and equipment that are acquired or constructed for research and development activities, and have alternative future uses (either in research and development, marketing or production), are classified as property and equipment and depreciated over their estimated useful lives.

During the year ended June 30, 2001, the Company acquired a minority interest in a development stage technology company through the issuance of 270,000 shares valued at $344,857. The entire amount of this purchase price was charged to research and development expenses.

Advertising Costs
-----------------

Advertising costs are expensed as incurred.

Shipping Costs
--------------

The Company's shipping and handling costs are included under costs related to product sales.

Income Taxes
------------

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Customer Advances
-----------------

Cash advances and progress payments received on sales orders are reflected as customer advances until such time as revenue recognition begins.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options and Warrants and Similar Equity Instruments and Earnings (Loss) Per Share
--------------------------------------------------------------------------------

At December 31, 2002, the Company had various stock-based employee compensation plans, which are more fully described in Note 11. As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", which amended SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretations including Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions
Involving Stock Compensation", an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Basic earnings (loss) per share is computed based on weighted average shares outstanding and excludes any potential dilution. In accordance with EITF Topic D-95, "Effect of Participating Convertible Securities on the Computation of Basic Earnings Per Share," the Company's participating convertible securities, which include the Class A Non-voting Preferred stock, Class B common stock and Class C common stock, are not included in the computation of basic or diluted earnings per share since they are antidilutive. Diluted earnings (loss) per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period.

Options and warrants to purchase approximately 4,691,000, 3,022,000 and 4,036,000 shares of common stock were outstanding at June 30, 2003, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share due to losses for all years, as a result of the options and warrants being antidilutive.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options and Warrants and Similar Equity Instruments and Earnings (Loss) Per Share (Continued)
--------------------------------------------------------------------------------

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

                                                  For the Years Ended
                                                        June 30,
                                     -------------------------------------------
                                         2003           2002           2001
                                     ------------   ------------   -------------

Net Loss As Reported                 $(15,006,416)  $(22,882,207)  $(15,183,862)

Deduct:
  Total stock-based employee
    compensation expense determined
    under fair value based method
    for all awards                        537,549        585,543        113,991
                                     ------------   ------------   ------------
Proforma Net Loss                    $(15,543,965)  $(23,467,750)  $(15,297,853)
                                     ============   ============   ============

Basic and Diluted Net Loss Per Share
  as Reported                              $(0.20)        $(0.36)        $(0.26)
                                           ======         ======         ======
Basic and Diluted Proforma Net Loss
  Per Share                                $(0.21)        $(0.37)        $(0.27)
                                           ======         ======         ======


The fair value of options at date of grant was estimated using the Black-Scholes fair value based method with the following weighted average assumptions:

                                                 For the Years Ended
                                                     June 30,
                                     -------------------------------------------
                                         2003           2002           2001
                                     ------------   ------------   -------------

Expected life (years)                      3              3              3
Interest rate                             4.00%          4.00%          5.00%
Annual rate of dividends                   0%             0%             0%
Volatility                                 55%            92%            98%

Cash and Cash Equivalents
-------------------------

The Company considers all short-term highly liquid investments with a maturity of three months or less when purchased to be cash or cash equivalents.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk
----------------------------

Cash: The Company maintains its cash and cash equivalents with various financial institutions, which exceed federally insured limits throughout the year. At June 30, 2003, the Company had cash on deposit of approximately $7,918,000 in excess of federally insured limits.

Related Parties: Net revenues from related parties accounted for approximately 58%, 78% and 78% of the consolidated net revenues for the years ended June 30, 2003, 2002 and 2001, respectively.

Fair Value of Financial Instruments
-----------------------------------

The financial statements include various estimated fair value information at June 30, 2003, 2002 and 2001, as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

Accounts receivable and accounts payable: The carrying amounts approximate fair value because of the short maturity of those instruments.

Investment in sales-type leases and investments, advances and notes to affiliates and related parties: The carrying amount approximates fair value because the discounted present value of the cash flow generated by the related parties approximates the carrying value of the amounts due to the Company.

Long-term debt and notes payable: The carrying amounts of debt and notes payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

All of the Company's financial instruments are held for purposes other than trading.

Comprehensive Income (Loss)
---------------------------

Comprehensive  income (loss)  generally  includes all changes in equity during a
period,   except  those   resulting  from   investments  by   stockholders   and
distributions to stockholders.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
--------------------------------

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS 146 did not have a significant impact to the consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial
statements  about  the  obligations   associated  with  guarantees  issued.  The
disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The recognition and measurement provisions are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's financial position and results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its consolidated financial position and results of operations.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
--------------------------------

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies accounting for derivative instruments, including certain derivatives instruments embedded in other contracts and for hedging activities under SFAS
133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003 the guidance should be applied prospectively. The provisions of this Statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Company's consolidated financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances).
SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after July 15, 2003. The Company is currently evaluating the effect that the adoption of SFAS No. 150 will have on its consolidated financial position and results of operations.

Reclassifications
-----------------

Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 3 - MANAGEMENT AGREEMENTS

In connection with four acquisitions completed during the period June of 1997 through August of 1998, a portion of the purchase price was allocated to various long-term management agreements. The cost, accumulated amortization and net carrying value at June 30, 2003 and 2002 is as follows:

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 3 - MANAGEMENT AGREEMENTS (Continued)

                                             As of June 30, 2003
                                             -------------------
                                                                          Net
                             Acquisition                Accumulated    Carrying
                                Date          Cost      Amortization     Value
                             -----------  -----------   ------------  ----------

Affordable Diagnostics, Inc.   June 1997  $ 3,719,640   $ 1,069,720   $2,649,920

Dynamic Health Care
  Management, Inc.           August 1998    8,951,907     2,237,977    6,713,930
                                          -----------   -----------   ----------
                                          $12,671,547   $ 3,307,697   $9,363,850
                                          ===========   ===========   ==========

                                             As of June 30, 2002
                                             -------------------

                             Acquisition                Accumulated Net Carrying
                                Date          Cost     Amortization     Value
                            ------------  -----------  ------------  -----------

Affordable Diagnostics, Inc. June 1997    $ 3,719,640    $  883,738  $ 2,835,902

Dynamic Health Care
  Management, Inc.           August 1998    8,951,907     1,790,381    7,161,526

Central Health Care
  Management Services,
  Inc. (a)                  January 1998    1,254,163       250,832    1,003,331
                                          -----------    ----------  -----------
                                          $13,925,710    $2,924,951  $11,000,759
                                          ===========    ==========  ===========

Amortization of management agreements for the years ended June 30, 2003, 2002 and 2001 was $696,285, $696,285 and $695,960, respectively.

The estimated amortization expense of management agreements for each of the next 5 years is approximately $634,000.

Impairment Loss and Sale of Management Company - A&A Services, Inc.
-------------------------------------------------------------------

During the quarter ended June 30, 2002, the primary care medical practices managed by the Company's subsidiary, A&A Services, Inc., experienced a significant overall decline in patient volume and related operating cash flows which led to the inability of the medical practices to fully and timely pay the contractual management fees to the Company. As a result of the continued occurrence of this negative trend, the Company recorded an impairment loss of $4,700,000 during the quarter ended June 30, 2002 related to those management agreements, which reduced the carrying value of such agreements to $3,518,847 at June 30, 2002.

On April 8, 2003, the Company's wholly-owned subsidiary, HMCA, sold all of its issued and outstanding stock of A&A Services, Inc. (see Note 22).

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 3 - MANAGEMENT AGREEMENTS (Continued)

Impairment Loss - Central Health Care Management Services, Inc.
---------------------------------------------------------------

(a) During the year ended June 30, 2003, the primary care medical practices managed by the Company's subsidiary, Central Health Care Management Services, Inc., closed because it experienced a significant overall decline in patient volume and related operating cash flows, which led to the inability of the medical practices to fully and timely pay the contractual management fees to the Company. As a result, the Company recorded an impairment loss of $795,237 during the quarter ended June 30, 2003, related to the management agreement, which reduced the carrying value of such agreement to $-0-.

NOTE 4 - MARKETABLE SECURITIES

The following is a summary of marketable securities at June 30, 2003 and 2002:

                                                  June 30, 2003
                                  --------------------------------------------
                                                    Unrealized         Fair
                                                     Holding           Market
                                     Cost              Gain            Value
                                  -----------       -----------      -----------

 U.S. Government Obligations      $ 3,919,329       $    11,887      $ 3,931,216
 Corporate and government
   agency bonds                     1,849,016            56,785        1,905,801
                                  -----------       -----------      -----------
                                  $ 5,768,345       $    68,672      $ 5,837,017
                                  ===========       ===========      ===========

                                                  June 30, 2002
                                  --------------------------------------------
                                                    Unrealized         Fair
                                                     Holding           Market
                                      Cost             Gain            Value
                                  -----------       -----------      -----------

 U.S. Government Obligations      $ 3,764,690       $    60,942      $ 3,825,632
 Corporate and government
   agency bonds                     1,723,224            24,627        1,747,851
                                  -----------       -----------      -----------
                                  $ 5,487,914       $    85,569      $ 5,573,483
                                  ===========       ===========      ===========

All debt securities are due within five years. At June 30, 2003, the amount of cost due within one year was $4,466,422.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 5 - ACCOUNTS RECEIVABLE

The Company's customers are concentrated in the healthcare industry.

The Company's receivable from the related PC's substantially consists of fees outstanding under management agreements, service contracts and lease agreements. Payment of the outstanding fees is dependent on collection by the PC's of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations.

Collection by the Company of its accounts receivable may be impaired by the uncollectibility of PC's medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims due to longer payment cycles and rigorous informational requirements. Approximately 69%, 52% and 56%, respectively, of the PC's 2003, 2002 and 2001 net revenues were derived from no-fault and personal injury protection claims. The Company considers the aging of its accounts receivable in determining the amount of allowance for doubtful accounts and contractual allowances. The Company generally takes all legally available steps, including legally prescribed arbitrations, to collect its receivables. Credit losses associated with the receivables are provided for in the consolidated financial statements and have historically been within management's expectations.

Net revenues from management and other fees charged to the related PC's accounted for approximately 43%, 63% and 71%, of the consolidated net revenues for the years ended June 30, 2003, 2002 and 2001, respectively.

Unaudited Financial Information of Unconsolidated Managed Medical Practices
---------------------------------------------------------------------------

Audited financial information related to the 23 unconsolidated related PC's managed by the Company is not available. Substantially all of these medical practice books and records are maintained on a cash basis and depreciate their assets on an accelerated tax basis and have a December 31 year end.

Summarized unaudited income statement data for the years ended December 31, 2002, 2001 and 2000 related to the 23 unconsolidated medical practices managed by the Company are as follows:

                                                  (000's omitted)

                                      2002              2001             2000
                                    --------          --------         --------

Patient Revenue - Net               $ 31,316          $ 32,268         $ 32,765
                                    ========          ========         ========
(Loss) Income from
  Operations                        $   (160)         $    207         $    720
                                    ========          ========         ========
Net (Loss) Income (Income
  Tax - Cash Basis)                 $   (608)         $    (21)        $    562
                                    ========          ========         ========

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 5 - ACCOUNTS RECEIVABLE (Continued)

Unaudited Financial Information of Unconsolidated Managed Medical Practices
---------------------------------------------------------------------------
(Continued)

Credit risk with respect to the Company's accounts receivable related to product sales and service and repair fees is limited due to the customer advances received prior to the commencement of work performed and the billing of amounts to customers as sub-assemblies are completed. Service and repair fees are billed on a monthly or quarterly basis and the Company does not continue providing these services if accounts receivable become past due. The Company controls credit risk with respect to accounts receivable from service and repair fees through its credit evaluation process, credit limits, monitoring procedures and reasonably short collection terms. The Company performs ongoing credit authorizations before a product sales contract is entered into or service and repair fees are provided. Bad debt expense has been within management's expectations and, generally, the Company does not require collateral or other security to support accounts receivable.


NOTE 6 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS AND CUSTOMER ADVANCES

1) Information relating to uncompleted contracts as of June 30, 2003 and 2002 is as follows:

                                                         As of June 30,
                                                    ---------------------------
                                                       2003            2002
                                                    -----------     -----------

             Costs incurred on uncompleted
               Contracts                           $ 5,999,120      $ 3,547,178
             Estimated earnings                      3,712,940        1,252,425
                                                   -----------      -----------
                                                     9,712,060        4,799,603
             Less: Billings to date                 14,103,626        4,761,909
                                                   -----------      -----------
                                                   $(4,391,566)     $    37,694
                                                   ===========      ===========

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 6 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS AND CUSTOMER ADVANCES (Continued)

Included in the accompanying consolidated balance sheets under the following captions:

                                                          As of June 30,
                                                   ----------------------------
                                                       2003            2002
                                                   -----------      -----------

             Costs and estimated earnings
               in excess of billings on
               uncompleted contracts               $   359,873      $ 1,152,606
             Less:  Billings in excess
               of costs and estimated
               earnings on uncompleted
               contracts                             4,390,012        1,114,912
             Less:  Billings in excess
               of costs and estimated
               earnings on uncompleted
               contracts - related party               361,427             -
                                                   -----------      -----------
                                                   $(4,391,566)     $    37,694
                                                   ===========      ===========

2) Customer advances consist of the following:

                                                    As of June 30, 2003
                                           -------------------------------------
                                                          Related
                                              Total       Parties       Other
                                           -----------  -----------  -----------

       Total advances                      $19,036,391  $ 1,203,473  $17,832,918
       Less: Advances on contracts
               under construction           14,103,626      576,626   13,527,000
                                           -----------  -----------  -----------
                                           $ 4,932,765  $   626,847  $ 4,305,918
                                           ===========  ===========  ===========

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 6 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS AND CUSTOMER ADVANCES (Continued)

                                                     As of June 30, 2002
                                           -------------------------------------
                                                          Related
                                              Total       Parties       Other
                                           -----------  -----------   ----------

       Total advances                      $12,469,541  $ 5,957,409   $6,512,132
       Less: Advances on contracts
               under construction            4,761,909    2,557,409    2,204,500
                                           -----------  -----------   ----------
                                           $ 7,707,632  $ 3,400,000   $4,307,632
                                           ===========  ===========   ==========

NOTE 7 - INVENTORIES

Inventories included in the accompanying consolidated balance sheets consist of:

                                                             As of June 30,
                                                      --------------------------
                                                          2003         2002
                                                      -----------     ----------

       Purchased parts, components and
         supplies                                     $ 3,733,783     $3,326,318
       Work-in-process                                  1,323,478      1,337,449
                                                      -----------     ----------
                                                      $ 5,057,261     $4,663,767
                                                      ===========     ==========

NOTE 8 - INVESTMENT IN SALES-TYPE LEASES

During the year ended June 30, 2001, the Company entered into two lease agreements, totalling $1,895,000, with related parties for MRI scanners, which are considered sales-type leases. The leases are payable in 120 monthly installments of $12,356 and $11,903, respectively, including interest at 10% and 8.5% per annum. The lessees can also elect to pay lump sums of $581,544 and $580,149, respectively, at the end of the 60 months. If the lease term is extended beyond 60 months, the lessee may elect to purchase the scanner at the end of the second 60-month period for a purchase price of $1.

During the year ended June 30, 2003, three related entities that had lease agreements with the Company obtained financing from a third party and utilized the proceeds to repay amounts due to the Company. During the year ended June 30, 2003, the Company received a total of $2,600,000 from these related entities as payment of a substantial portion of the amounts due to the Company under the lease agreements.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 8 - INVESTMENT IN SALES-TYPE LEASES (Continued)

During the year ended June 30, 2001, the Company entered into a $1,050,000 lease agreement with a third party for an MRI scanner, which is considered a sales-type lease. The lease is payable in 75 monthly installments of $18,389 each, plus at the end of the 75-month lease, the lessee can elect to continue the lease for an additional two years, at a monthly payment of $18,389, including interest at 12.5% per annum, or pay a lump sum of $200,000.

The Company's investment in sales-type leases as at June 30, 2003 and 2002 is as follows:

                                                             As of June 30,
                                                      --------------------------
                                                          2003           2002
                                                      ----------      ----------
       Net minimum lease payments
         Receivable                                   $  978,112      $4,630,593
       Less: Unearned income                             222,180       1,157,729
                                                      ----------      ----------
       Net investment in sales-type leases            $  755,932      $3,472,864
                                                      ==========      ==========
       Current portion                                $  149,741      $1,916,325
       Non-current portion                               606,191       1,556,539
                                                      ----------      ----------
                                                      $  755,932      $3,472,864
                                                      ==========      ==========

Future minimum lease payments are as follows:

       Years Ending June 30:
       -------------------
               2004           $  149,741
               2005              153,413
               2006              173,751
               2007               79,027
               2008              200,000
                              ----------
                              $  755,932
                              ==========

Interest income from sales-type leases with related parties for the years ended June 30, 2003, 2002 and 2001 amounted to $172,363, $126,297 and $187,568, respectively.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 9 - PROPERTY AND EQUIPMENT

Property and equipment, at cost, less accumulated depreciation and amortization, at June 30, 2003 and 2002, is comprised of:

                                                             As of June 30,
                                                      --------------------------
                                                          2003          2002
                                                      -----------    -----------

       Diagnostic equipment under lease               $ 1,776,450    $ 1,569,197
       Diagnostic equipment                             3,993,324      5,695,488
       Research, development and
         demonstration equipment                        8,566,952      8,447,906
       Machinery and equipment                          7,433,921      6,225,307
       Furniture and fixtures                           3,334,334      3,266,549
       Equipment under capital leases                   1,684,380      2,444,947
       Leasehold improvements                           4,710,718      4,235,978
                                                      -----------    -----------
                                                       31,500,079     31,885,372
       Less: Accumulated depreciation
               and amortization                        22,874,645     21,350,539
                                                      -----------    -----------
                                                      $ 8,625,434    $10,534,833
                                                      ===========    ===========

Depreciation and amortization of property and equipment for the years ended June 30, 2003, 2002 and 2001 was $3,247,798, $3,581,268 and $3,249,611, respectively.

Equipment under capital leases has a net book value of $842,762 and $1,295,537 at June 30, 2003 and 2002, respectively.

NOTE 10 - OTHER INTANGIBLE ASSETS

Other intangible assets, net of accumulated amortization, at June 30, 2003 and 2002 are comprised of:

                                                            As of June 30,
                                                      --------------------------
                                                         2003           2002
                                                      ----------      ----------

       Capitalized software development
         costs                                        $3,940,915      $3,171,355
       Patents and copyrights                          2,098,860       1,674,098
                                                      ----------      ----------
                                                       6,039,775       4,845,453
       Less: Accumulated amortization                  2,664,588       2,196,835
                                                      ----------      ----------
                                                      $3,375,187      $2,648,618
                                                      ==========      ==========

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 10 - OTHER INTANGIBLE ASSETS (Continued)

Information related to other intangible assets for the years ended June 30, 2003, 2002 and 2001 is as follows:
                                              2003         2002         2001
                                           ----------   ----------   ----------
       Balance - Beginning of Year         $2,648,618   $1,853,506   $1,035,924
       Amounts capitalized                  1,215,977    1,403,902    1,025,533
       Amortization                          (489,408)    (608,790)    (207,951)
                                           ----------   ----------   ----------
       Balance - End of Year               $3,375,187   $2,648,618   $1,853,506
                                           ==========   ==========   ==========

Amortization of patents and copyrights for the years ended June 30, 2003, 2002 and 2001 amounted to $72,382, $66,224 and $66,224, respectively.

Amortization of capitalized software development costs for the years ended June 30, 2003, 2002 and 2001 was $417,026, $271,837 and $141,727, respectively.

Amortization of deferred financing costs for the years ended June 30, 2003, 2002 and 2001 was $-0-, $270,729 and $-0-, respectively.

The estimated amortization of patents and copyrights and capitalized software development costs for the five years ending June 30, 2008 is as follows:

                                                                    Capitalized
                                                                      Software
        For the Years                             Patents and        Development
       Ending June 30,            Total           Copyrights            Costs
       ---------------         ----------         -----------        -----------
            2004               $  587,963         $   76,437         $  511,526
            2005                  642,620            131,094            511,526
            2006                  570,355            131,094            439,261
            2007                  440,355            124,986            315,369
            2008                  358,564            124,986            233,578
                               ----------         ----------         ----------
                               $2,599,857         $  588,597         $2,011,260
                               ==========         ==========         ==========

NOTE 11 - CAPITAL STOCK

Common Stock
------------

Cash dividends payable on the common stock shall, in all cases, be on a per share basis, one hundred twenty percent (120%) of the cash dividend payable on shares of Class B common stock and three hundred sixty percent (360%) of the cash dividend payable on a share of Class C common stock. In addition, as revised, pursuant to a legal settlement agreement on April 29, 1997, a special cash dividend was paid in an amount equal to 3-1/4% on first $10 million, 4-1/2% on next $20 million, and 5-1/2% on amounts in excess of $30 million of the amount of any cash awards or settlements received by the Company in connection with the enforcement by the Company of United States Patent No. 3,789,832 (Apparatus and Method of Detecting Cancer in Tissue). On June 26, 2003, the Company amended its certificate of incorporation increasing the number of authorized shares from 85,000,000 to 110,000,000.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 11 - CAPITAL STOCK (Continued)

Class B Common Stock
--------------------

Class B common stock is convertible into shares of common stock on a one-for-one basis. Class B common stock has 10 votes per share. During the year ended June 30, 2003, 58 shares of Class B common stock were converted to common stock leaving 4,153 of such shares outstanding as of June 30, 2003. There were 4,211 of such shares outstanding at June 30, 2002.

Class C Common Stock
--------------------

On April 3, 1995, the stockholders ratified a proposal creating a new Class C common stock and authorized the exchange offering of three shares of Class C common stock for each share of the Company's outstanding Class B common stock. The Class C common stock has 25 votes per share, as compared to 10 votes per share for the Class B common stock and one vote per share for the common stock. The Class C common stock was offered on a three-for-one basis to the holders of the Class B common stock. Although having greater voting power, each share of Class C common stock has only one-third of the rights of a share of Class B common stock to dividends and distributions. Class C common stock is convertible into shares of common stock on a three-for-one basis.

Class A Non-Voting Preferred Stock
----------------------------------

On April 3, 1995, the stockholders ratified a proposal consisting of the creation of a new class of Class A non-voting preferred stock with special dividend rights and the declaration of a stock dividend on the Company's common stock consisting of one share of Class A non-voting preferred stock for every five shares of common stock. The stock dividend was payable to holders of common stock on October 20, 1995. Class A non-voting preferred stock issued pursuant to such stock dividend approximates 7.8 million shares.

The Class A non-voting preferred stock is entitled to a special dividend equal to 3-1/4% of first $10 million, 4-1/2% of next $20 million and 5-1/2% on amounts in excess of $30 million of the amount of any cash awards or settlements received by the Company in connection with the enforcement of five of the Company's patents in its patent lawsuits, less the revised special dividend payable on the common stock with respect to one of the Company's patents.

The Class A non-voting preferred stock participates on an equal per share basis with the common stock in any dividends declared and ranks equally with the common stock on distribution rights, liquidation rights and other rights and preferences (other than the voting rights).

Options
-------

The Company has stock option plans, which provide for the awarding of incentive and non-qualified stock options to employees, directors and consultants who may contribute to the success of the Company. The options granted vest either immediately or ratably over a period of time from the date of grant, typically three or four years, at a price determined by the Board of Directors or a committee of the Board of Directors, generally the fair value of the Company's common stock at the date of grant. The options must be exercised within ten years from the date of grant.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 11 - CAPITAL STOCK (Continued)

Options (Continued)
-------

Stock option activity and weighted average exercise prices under these plans and grants for the years ended June 30, 2003, 2002 and 2001 were as follows:

                                                                        Weighted
                                                                        Average
                                                      Number of         Exercise
                                                       Options           Price
                                                      ---------        ---------
       Outstanding, July 1, 2000                        549,783          $2.53
       Granted                                        2,488,276           1.23
       Exercised                                        (24,000)          1.17
       Forfeited                                          -                -
                                                      ---------          -----
       Outstanding, June 30, 2001                     3,014,059           1.47
       Granted                                            -                -
       Exercised                                        (13,868)          1.09
       Forfeited                                          -                -
                                                      ---------          -----
       Outstanding, June 30, 2002                     3,000,191           1.47
       Granted                                          718,073           1.00
       Exercised                                        (27,571)          1.13
       Forfeited                                          -                -
                                                      ---------          -----
       Outstanding, June 30, 2003                     3,690,693          $1.38
                                                      =========          =====
       Exercisable at:
         June 30, 2001                                  525,783          $2.59
         June 30, 2002                                1,184,811          $2.00
         June 30, 2003                                1,972,777          $1.62


The range of exercise prices for options outstanding as of June 30, 2003 was as follows:

                                                                     Weighted
                                                                     Average
                                                       Number of     Remaining
                                                        Options     Contractual
       Range of Exercise Price                        Outstanding  Life in Years
       -----------------------                        -----------  -------------

       $0.75 - $2.00                                   3,514,208         7
       $3.00 - $5.00                                     176,485         2
                                                       ---------
                                                       3,690,693
                                                       =========

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 11 - CAPITAL STOCK (Continued)

Options (Continued)
-------

On March 10, 1997, HMCA adopted the 1997 Incentive Stock Option Plan, pursuant to which HMCA authorized the issuance of up to 2,000,000 shares of the common stock of HMCA. Options to purchase 1,600,000 shares at an option price of $0.10 per share were granted on March 10, 1997.

On December 16, 1998, HMCA adopted the 1998 Non-Statutory Stock Option Plan, pursuant to which HMCA authorized the issuance of up to 500,000 shares of the common stock of HMCA. Options to purchase 400,000 shares at an option price of $1.00 per share were granted on December 16, 1998. During the year ended June 30, 2003, the Company issued 1,125,000 shares of FONAR common stock at a value of $1,226,251 to a related party in exchange for the options outstanding under the 1997 Incentive and 1998 Non-Statutory Stock Option Plans.

On December 16, 1998, HMCA adopted the 1998 Incentive Stock Option Plan, pursuant to which HMCA authorized the issuance of up to 2,000,000 shares of the common stock of HMCA. Options to purchase 670,000 shares at an option price of $1.00 per share were granted on December 16, 1998. 470,000 of the options granted will not become exercisable unless and until such time as HMCA successfully completes a public offering of its securities, and 200,000 of the options will not become exercisable until one year thereafter. The options will expire on December 15, 2008. No options have vested as of June 30, 2003.

Stock option share activity and weighted average exercise prices under the HMCA plans and grants for the three years ended June 30, 2003, 2002 and 2001 were as follows:

                                                                        Weighted
                                                                        Average
                                                      Number of         Exercise
                                                       Options           Price
                                                      ---------        ---------

       Outstanding, June 30, 2001 and
        2002                                           2,670,000         $ .46

       Forfeited/exchanged                            (2,000,000)          .28
                                                      ----------         -----
       Outstanding, June 30, 2003                        670,000         $1.00
                                                      ==========         =====

Stock Bonus Plans
-----------------

On June 1, 2002, October 1, 2000 and May 9, 1997, the Board of Directors adopted Stock Bonus Plans. Under the terms of the Plans, 2,000,000, 5,000,000 and 5,000,000 shares of common stock, respectively, were available for issuance under each plan. The stock bonuses may be awarded no later than May 31, 2012 for the 2002 Plan, September 30, 2010 for the 2000 Plan and March 31, 2007 for the 1997 Plan.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 11 - CAPITAL STOCK (Continued)

Stock Bonus Plans (Continued)
-----------------

FONAR's 2002 Incentive Stock Option Plan, adopted on July 1, 2002, is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The 2002 Incentive Stock Option Plan permits the issuance of stock options covering an aggregate of 2,500,000 shares of common stock of FONAR. The options have an exercise price equal to the fair market value of the underlying stock on the date the option is granted, are nontransferable, are exercisable for a period not exceeding ten years and expire upon the voluntary termination of employment. The 2002 Stock Option Plan will terminate on June 30, 2012. As of June 30, 2003, options to purchase 718,073 shares of common stock of FONAR were available for future grant under the plan.

FONAR's 2003 Stock Bonus Plan, adopted on November 1, 2002, permitted FONAR to issue an aggregate of 5,000,000 shares of common stock of FONAR as bonus or compensation. As of June 30, 2003, no shares of common stock of FONAR were available for future grant under the plan.

FONAR's 2003 Supplemental Stock Bonus Plan, adopted May 1, 2003, permits FONAR to issue an aggregate of 5,000,000 shares of common stock of FONAR as bonus or compensation. FONAR selects the persons to whom bonus stock will be issued, the number of shares to be awarded and such other terms and conditions as it deems advisable. The 2003 Supplemental Stock Bonus Plan will terminate on April 30, 2013. As of June 30, 2003 4,502,170 shares of common stock of FONAR were available for future grant under the plan.

During fiscal 2003, 2002 and 2001,  2,400,117,  2,108,674 and 3,001,060  shares, respectively, were issued under the stock bonus plans.

Warrants
--------

In connection with the convertible debenture financing completed in May of 2001 (Note 13), the Company granted to the investor and the placement agent warrants to purchase a total of 959,501 common shares at an exercise price of $1.801 per share. The warrants are exercisable over a five-year period. The fair value of the warrants was estimated at $1.14 on the date of grant using the Black-Scholes pricing model. Separately, the Company issued to the investor callable warrants to purchase a total of 2,000,000 shares of common stock at fluctuating prices (Note 13).

During the quarter ended September 30, 2002, in accordance with the agreements with The Tail Wind, Ltd., the Company issued replacement callable warrants to purchase 2,000,000 shares on the same terms as the original warrants. The exercise price of these replacement callable warrants will vary depending on the market price of the stock, subject to a minimum exercise price of $2.00 per share and maximum of $6.00 per share.

On September 30, 2002, the Company issued 1,000,000 shares of common stock and received proceeds, net of fees, of $1,073,072 upon the exercise of certain of the callable warrants.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 12 - LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES

Long-term debt, notes payable and capital leases consist of the following:

                                                              June 30,
                                                       ------------------------
                                                          2003          2002
                                                       -----------  -----------
Promissory note payable to a bank,  collateralized by
a $5.5  million  certificate  of  deposit,  requiring
monthly payments of interest only, at a variable rate
based on the  bank's  prime  rate  (4.56% at June 30,
2002) with  payment of the entire  principal  paid on
March 20, 2003.                                        $     -      $ 5,500,000

Deferred payment obligation,  aggregating $5,490,000,
payable to the former  shareholders of Dynamic Health
Care Management, Inc. ("Dynamic").  The obligation is
payable over three years, commencing August 20, 2000.
The obligation has been recorded,  net of discount of
$739,324,  representing interest imputed at a rate of
7.5% over two years. The obligation is collateralized
by all of the  assets of the  acquired  business  and
guaranteed by FONAR.                                       165,052    2,070,048

Capital lease requiring  monthly payments of $28,997,
including  interest  at a rate  of  9.95%  per  annum
through April 2004. The loan is collateralized by the
related equipment.                                         303,654      652,297

Capital lease requiring  monthly  payments of $8,468,
including  interest at a rate of 8.63%  through April
2006.  The  loan  is  collateralized  by the  related
equipment.                                             $   164,505  $   293,438

Note payable  requiring  monthly payments of $21,083,
including  interest at a rate of 8% per annum through
August 31, 2007.  The note is  collateralized  by the
related equipment.                                         890,938        -

Other  (including  capital  leases for  property  and
equipment).                                                405,427    1,108,161
                                                       -----------  -----------
                                                         1,929,576    9,623,944
Less: Current maturities                                 1,021,952    8,790,779
                                                       -----------  -----------
                                                       $   907,624  $   833,165
                                                       ===========  ===========

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 12 - LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES (Continued)

The maturities of long-term debt over the next five years are as follows:

                       Years Ending
                         June 30,
                       ------------
                          2004                 $1,021,952
                          2005                    385,875
                          2006                    241,121
                          2007                    238,887
                          2008                     41,741
                                               ----------
                                               $1,929,576
                                               ==========
Modification of Notes Payable
-----------------------------

Pursuant to a stock payment agreement consummated January 11, 2002 between the Company and the former stockholders of A&A, these stockholders agreed to accept payment of certain debt obligations in shares of the Company's common stock. The promissory notes were initially issued by HMCA in partial payment of the purchase price for the acquisition of A&A Services, Inc. Payments under the notes were due quarterly through December 2002.

In order to induce the former A&A stockholders to accept payment in stock, and in the manner provided in the stock payment agreement, the Company agreed to pay a 15% premium on the note obligations and related accrued interest. On January 11, 2002, the Company issued 1,000,000 shares of common stock to each of them, or 2,000,000 shares in the aggregate, at $1.27 per share, totalling $2,540,000. The shares were issued in partial payment of four promissory notes. The debt conversion expense of $544,370, as a result of the agreement, has been recorded as part of discontinued operations in the statement of operations for the year ended June 30, 2002 (see Note 22).

Under the terms of the stock payment agreement, the Company will issue shares and the net proceeds from the sale of the shares will be applied to the indebtedness. The quarterly payment due dates were waived, but the net proceeds received by the selling stockholders from the shares of the Company's stock issued to them must be sufficient to pay the full indebtedness for each note, including the premium on the note. The notes were settled in full in April 2003 in connection with the sale by HMCA of all of its issued and outstanding stock of A&A Services, Inc. (see Note 22). As of June 30, 2002, the notes have been reclassified and included as part of liabilities of discontinued operations.

NOTE 13 - CONVERTIBLE DEBENTURES

Pursuant to a securities purchase agreement, dated May 24, 2001, between the Company and an investor group, the Company issued and sold to the investor group:

- 4% convertible debentures due June 30, 2002 in the aggregate principal amount of $4.5 million, convertible into shares of the Company's common stock at a conversion price of $2.047 per share, subject to adjustment.

- Purchase warrants to the investor group to purchase an aggregate of 659,501 shares of the Company's common stock at an initial exercise price of $1.801 per share, subject to adjustment, exercisable through May 24, 2006.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 13 - CONVERTIBLE DEBENTURES (Continued)

In connection with the issuance of the debentures, the Company paid a placement fee in the amount of $157,500. In addition, the Company issued 300,000 purchase warrants to the placement agent at the same terms as to the investor group.

The debentures were convertible at the option of the holder at a price of $2.047 per share. The debentures were payable in ten monthly installments of $450,000, commencing October 1, 2001. At the option of the Company, the principal installments could have been either paid in cash or shares of the Company's' common stock, valued at 90% of the market value, as defined. By amendment, dated October 25, 2001, however, the payments originally due October 1, 2001 and November 1, 2001, were extended to November 5, 2001, and for those payments, the stock was valued at the average of the two lowest closing bid prices for October 2001 less $0.25. During the year ended June 30, 2002, the Company repaid the principal on the debentures of $4,500,000 and related accrued interest of $132,022 through the issuance of 4,931,576 shares of the Company's common stock.

Separately, callable warrants were issued to purchase 2,000,000 shares of common stock and have a variable exercise price. Subject to a maximum price of $6.00 per share and a minimum price of $2.00 per share, which is subject to adjustment, pursuant to the terms of the warrants, the exercise price will be equal to the average closing bid price of the Company's common stock for the full calendar month preceding the date of exercise. The exercise period extends to May 24, 2004.

The Company had the option of redeeming up to 200,000 callable warrants per month at a price of $0.01 per underlying warrant share, if the average closing bid price of its common stock is greater than 115% of the warrant price in effect for five consecutive trading days in any calendar month.

During the month of June 2002, the investor exercised 1,000,000 callable warrants at an exercise price of $1.50 per share for total proceeds received by the Company of $1,500,000. In addition, during August 2002, the investor exercised an additional 1,000,000 callable warrants at an exercise price of $1.125 per share for total proceeds received by the Company of $1,125,000.

The purchase warrants provide for proportionate adjustments in the event of stock splits, stock dividends and reverse stock splits. In addition, exercise price will be reduced, with certain specified exceptions, if the Company issues shares at lower prices than the warrant exercise price, or less than market price, for its common stock.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 14 - INCOME TAXES

Components of the current (benefit from) provision for income taxes are as follows:

                                                  Years Ended June 30,
                                              2003          2002         2001
                                           ----------    ----------  ----------

       Current:
         Federal                           $ (554,642)   $    -      $    -
         State                               (149,229)       27,039      39,996
                                           ----------    ----------  ----------
                                           $ (703,871)   $   27,039  $   39,996
                                           ==========    ==========  ==========

During the quarter ended June 30, 2003, the Company recorded a benefit for federal and state income taxes payable of $554,642 and $169,244, respectively, substantially due to the reversal of an accrual for corporate income taxes related to the 1997 tax year, for which the statute of limitations has expired.

A reconciliation of the federal statutory income tax rate to the Company's effective tax rate as reported is as follows:

                                                   Years Ended June 30,
                                                2003         2002         2001
                                            ----------    ---------   ----------

       Taxes at federal
         statutory rate                       (34.0)%       (34.0)%      (34.0)%
       State and local income
         taxes (benefit), net
         of federal benefit                    (0.9)           0.1         0.3
       Permanent differences                   (2.6)           0.6         0.7
       Increase in the valuation
         allowance against
         deferred tax assets                   33.1           33.5        33.3
                                             ------         ------      ------
       Effective income tax rate               (4.4)%          0.2%        0.3%
                                             ======         ======      ======

                     FONAR CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 2003

NOTE 14 - INCOME TAXES (Continued)

As of June 30, 2003, the Company has net operating loss ("NOL") carryforwards of approximately $101,567,000 that will be available to offset future taxable income. The utilization of certain of the NOL's is limited by separate return limitation year rules pursuant to Section 1502 of the Internal Revenue Code. The expiration dates of NOL carryforwards are as follows:

                           June 30,
                           --------
                             2007                $    764,000
                             2008                     527,000
                             2009                     145,000
                             2010                      32,000
                             2011                   1,037,000
                             2012                   5,867,000
                             2013                     867,000
                             2019                  15,983,000
                             2020                  18,756,000
                             2021                  17,604,000
                             2022                  19,680,000
                             2023                  20,305,000
                                                 ------------
                                                 $101,567,000
                                                 ============

The Company has, for federal income tax purposes, research and development tax credit carryforwards aggregating $3,048,586, which are accounted for under the flow-through method. The tax credit carryforwards expire as follows:

                           June 30,
                           --------
                             2004                  $  258,200
                             2005                     172,207
                             2012                      70,145
                             2013                     402,590
                             2018                     432,195
                             2019                     378,193
                             2020                     448,221
                             2022                     441,865
                             2023                     444,970
                                                   ----------
                                                   $3,048,586
                                                   ==========

In addition, for New York State income tax purposes, the Company has tax credit carryforwards aggregating approximately $1,080,000, which are accounted for under the flow-through method. The tax credit carryforwards expire during the years ending June 30, 2006 to June 30, 2023.

The Company has charitable contributions of approximately $172,000, which expire during the years ending June 30, 2004 to June 30, 2008.

                      FONAR CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 14 - INCOME TAXES (Continued)

Significant components of the Company's deferred tax assets and liabilities at June 30, 2003 and 2002 are as follows:
                                                               June 30,
                                                        2003            2002
                                                     -----------    ------------
       Deferred tax assets:
         Allowance for doubtful accounts               1,226,941    $   998,302
         Non-deductible accruals                         638,198        690,684
         Net operating carryforwards                  40,626,608     31,945,236
         Tax credits                                   4,130,022      3,850,578
         Inventory capitalization for
           tax purposes                                  111,115         57,407
         Impairment of management agreement              -            1,880,000
         Charitable contributions                         68,686         42,376
                                                     -----------    -----------
                                                      46,801,570     39,464,583
       Valuation allowance                           (45,848,177)   (37,816,617)
                                                     -----------    -----------
       Net deferred tax assets                           953,393      1,647,966
                                                     -----------    -----------

       Deferred tax liabilities:
         Fixed assets and depreciation                  (151,308)      (940,393)
         Capitalized software development
           costs                                        (802,085)      (707,573)
                                                     -----------    -----------
       Gross deferred tax liabilities                   (953,393)    (1,647,966)
                                                     -----------    -----------
       Net deferred tax liabilities                  $    -         $    -
                                                     ===========    ===========

The net change in the valuation allowance for deferred tax assets increased by approximately $8,031,600 and $13,335,400, respectively, for the years ended June 30, 2003 and 2002.

NOTE 15 - OTHER CURRENT LIABILITIES

Included in other current liabilities are the following:

                                                          2003         2002
                                                      -----------   -----------

       Deferred revenue - license fee                 $ 2,340,000   $ 2,340,000
       Unearned revenue on service contracts              936,750       658,777
       Accrued salaries, commissions and
         payroll taxes                                  1,015,534     1,043,092
       Litigation judgements                              281,549       289,189
       Sales tax payable                                1,887,241     2,069,291
       Other                                            1,091,149       926,518
                                                      -----------   -----------
                                                      $ 7,552,223   $ 7,326,867
                                                      ===========   ===========

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2003

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Leases
------

The Company rents its operating facilities and certain equipment pursuant to operating lease agreements expiring at various dates through February 2009. The leases for certain facilities contain escalation clauses relating to increases in real property taxes as well as certain maintenance costs.

In May 2002,  HMCA  entered  into a sub-lease  agreement  (as amended in January
2003) with an entity owned by a relative of Raymond V. Damadian. The sub-lease agreement expires on September 30, 2009. Rental income under the sub-lease agreement for the year ended June 30, 2003 amounted to $39,775.

During 2003, HMCA entered into a sub-lease agreement with a third party. The sub-lease agreement expires on June 30, 2006. Rental income under the sub-lease agreement for the year ended June 30, 2003 amounted to approximately $19,500.

Future minimum operating and capital lease commitments, along with sub-lease income consisted of the following at June 30, 2003:

                                            Facilities
                                               and
                                            Equipment               Equipment
         Year Ending                       (Operating    Sub-Lease    Capital
          June 30,                            Lease)     (Income)      Lease
         -----------                       -----------   ---------  -----------

            2004                           $ 2,766,571   $(180,951) $   623,413
            2005                             2,278,698    (174,397)     166,761
            2006                             2,190,525    (175,766)      20,034
            2007                             1,850,517     (45,420)      -
            2008                             1,452,430     (45,420)      -
         Thereafter                          2,146,277     (56,775)      -
                                           -----------   ---------  -----------
 Total minimum obligations                 $12,685,018   $(678,729)     810,208
                                           ===========   =========
 Less: Amount representing interest                                     (58,880)
                                                                    -----------
 Present value of net minimum lease
   obligations                                                      $   751,328
                                                                    ===========

Rent expense for operating leases approximated $3,166,000, $3,227,000 and $3,072,000 for the years ended June 30, 2003, 2002 and 2001, respectively.

License Agreement and Self-Insurance
------------------------------------

The Company has license agreements with two separate companies, which require the Company to pay a royalty on the Company's future sales of certain MRI imaging apparatus. Royalty expense charged to operations for the years ended June 30, 2003, 2002 and 2001 approximated $126,000, $70,000 and $33,000, respectively.

                     FONAR CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 2003

NOTE 16 - COMMITMENTS AND CONTINGENCIES (Continued)

License Agreement and Self-Insurance (Continued)
------------------------------------

The Company is self-insured with respect to product liability. During the fiscal years ended June 30, 2003, 2002 and 2001, no material claims arose.

In July 2000, the Company entered into a license agreement, pursuant to which it licensed certain of its intellectual assets on a non-exclusive basis. Remuneration payable to the Company under this agreement is $11.7 million, of which $9.0 million was received in September of 2000 and $2.7 million in January of 2001. The license fee of $11.7 million is being recognized as income ratably over the five-year period ending June 30, 2005.

Employment Agreements
---------------------

On August 20, 1998, a wholly-owned subsidiary of HMCA entered into two employment agreements with the former owners of Dynamic. Each agreement provides for base compensation of $150,000 during the first year with annual cost of living increases for the first five years. Each agreement also provides for an increase in base compensation of $100,000 per annum commencing in the sixth year. In addition, the agreements provide for bonus compensation contingent upon pretax earnings of Dynamic. The employment agreements expire ten years from August 20, 1998.

Minimum annual payments, excluding bonuses, incentives and cost of living increases under these contracts are as follows:

                     Years Ending
                       June 30,
                     ------------
                         2004                    $  466,660
                         2005                       500,000
                         2006                       500,000
                         2007                       500,000
                         2008                       500,000
                      Thereafter                     83,334
                                                 ----------
                                                 $2,549,994
                                                 ==========
Employee Benefit Plans
----------------------

The Company has a non-contributory 401(k) plan (the "Plan"). The Plan covers all non-union employees who are at least 21 years of age with no minimum service requirements. There were no employer contributions to the Plan for the years ended June 30, 2003, 2002 and 2001.

The stockholders of the Company approved the 2000 Employee Stock Purchase Plan ("ESPP") at the Company's annual stockholders' meeting in April 2000. The ESPP provides for eligible employees to acquire common stock of the Company at a discount, not to exceed 15%. The Plan has not been put into effect as of June 30, 2003.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 16 - COMMITMENTS AND CONTINGENCIES (Continued)

Litigation
----------

The Company is subject to legal proceedings and claims arising from the ordinary course of its business, including personal injury, customer contract and employment claims. In the opinion of management, the aggregate liability, if any, with respect to such actions will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 17 - OTHER INCOME (EXPENSE) AND SUPPLEMENTARY PROFIT AND LOSS DATA

Other income (expense) consists of:

                                               For the Years Ended June 30,
                                           ------------------------------------
                                              2003         2002         2001
                                           ----------   ----------   ----------

       Other (income) expense              $  (15,499)  $  (19,133)  $  101,707
       Gain on sale of subsidiary/
         partnership interest                   -            -          712,781
       Litigation settlement                  (10,000)     (50,000)       -
       Gain on sale of property                 -            -          150,000
                                           ----------   ----------   ----------
                                           $  (25,499)  $  (69,133)  $  964,488
                                           ==========   ==========   ==========

In October 2000, the Company sold its interest in the partnership of AMD Southfield Michigan Limited Partnership for $750,000. AMD Southfield operates an MRI Scanning Center in Michigan. The Company recognized a pre-tax gain of $750,000.

In June 2001, HMCA sold the stock of its wholly-owned Florida multi-specialty practice subsidiaries, Medical Specialties, Inc. and Diagnostic Services, Inc. for a promissory note for $50,000, resulting in a loss of $37,000.

Advertising expense approximated $3,558,000, $2,076,000 and $2,020,000 for the years ended June 30, 2003, 2002 and 2001, respectively. Maintenance and repair expenses totalled approximately $625,000, $656,000 and $831,000 for the years ended June 30, 2003, 2002 and 2001, respectively.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 18 - SUPPLEMENTAL CASH FLOW INFORMATION

During the years ended June 30, 2003, 2002 and 2001, the Company paid $1,142,741, $799,600 and $1,261,379 for interest, respectively. During the years ended June 30, 2003, 2002 and 2001, the Company paid $30,233, $32,420 and
$39,997 for income taxes, respectively.

Non-Cash Transactions
---------------------

- During the year ended June 30, 2003:

a) The Company issued 1,125,000 shares at a value of $1,226,251 as part of the consideration issued in exchange for options held by a related party to acquire approximately 20% of the stock of HMCA.

b) The Company acquired equipment of $207,254 under capital lease obligations.

c) The Company issued 15,000 shares of its common stock valued at $21,750 in connection with the repayment of a note payable.

d) The Company issued 97,850 shares of its common stock valued at $99,180 in connection with distributions made to its minority stockholders.

e) The Company transferred equipment in satisfaction of a note payable of $10,123.

f) The Company offset notes payable of $145,386 in connection with the acquisition of Central Health Care Management, Inc. against the impairment of its management contracts.

- During the year ended June 30, 2002:

a) The Company issued 2,045,000 shares of its common stock, valued at $2,602,596, in connection with the repayment of notes payable.

b) The Company acquired equipment of $357,056 under capital lease obligations.

c) The Company issued 98,000 shares of its common stock, valued at $116,623, in connection with the acquisition of equipment.

d) The Company issued 3,832,073 shares of its common stock in connection with repayment of $4,500,000 of convertible debentures.

- During the year ended June 30, 2001:

a) Property and equipment, costing $636,504, was acquired under a capital lease obligation.

b) The Company issued 20,000 shares of its common stock, valued at $28,438, in connection with the repayment of note payable of $115,000.

c) The Company acquired equipment of $176,480 under equipment notes payable obligations.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 19 - ADVANCES AND NOTES TO RELATED PARTIES

Effective December 1, 1993, Albany Magnetic Imaging Center, P.C. ("Albany Center"), a Georgia professional corporation, of which Raymond V. Damadian is the sole stockholder, purchased the scanner being utilized at its site from the Company for a purchase price of $1,128,844. In June of 1997, the payment terms for the outstanding balance of $344,766 were restructured to provide for 60 equal monthly payments (including interest at the rate of 10% per annum) of $7,325 each, commencing July 1997. The balance due under this note as of June 30, 2003 was $84,951. The note was repaid in full in September 2003.

During 1994, Melville MRI, P.C. ("Melville Center"), a New York professional corporation, of which Raymond V. Damadian is the sole shareholder, director and president, purchased an MRI scanner from the Company for a purchase price of $1,011,431. Of the purchase price, $900,000 is to be paid by the assumption and payment of the Company's indebtedness to the lender secured by the scanner, pursuant to a note, bearing interest at 14% per annum, and providing for 60 monthly payments of $20,700 each. The remaining $111,431 of the purchase price was to be paid concurrently with the payments to the lender. The payment terms for the principal balance, plus accrued interest (in the aggregate amount of $139,290), were restructured to provide for 60 equal monthly payments (including interest at the rate of 10% per annum) of $2,959.50 each, commencing July 1998. In fiscal 2001, the balance outstanding on the obligation was paid in full by the Company as guarantor of the indebtedness due to the lender. This resulted in a balance of $893,606 owing to the Company by the Melville Center. The $2,959 monthly payment to the Company has been increased by an additional principal payment of $10,000 per month to be applied toward the balance due. The balance due under this note as of June 30, 2003 was $544,335, the payment terms of which have been restructured to be $16,314 per month, inclusive of interest at the rate of 5% per annum, over a three year period commencing July, 2003. Interest income on this note for the years ended June 30, 2003, 2002 and 2001 amounted to $3,993, $2,900 and $7,950, respectively.

Canarsie MRI Associates ("Canarsie"), a joint venture partnership, of which MRI Specialties, Inc. ("Specialties") is an owner, is a party to a service agreement for its scanner with the Company at an annual fee of $70,000. In addition, during fiscal 2001, Canarsie entered into an agreement to purchase a QUAD MRI scanner from the Company, recognizing on a percentage-of-completion basis revenue of $636,121. The agreement provides for a purchase price of $850,000, payable as follows: (1) $400,000 downpayment (received April 2001); (2) $450,000 in 84 equal monthly installments, including interest at 6%, pursuant to a promissory note to be executed upon acceptance of the scanner. Timothy Damadian, the son of Raymond V. Damadian, is the sole stockholder, Director and President of Specialties. The balance due under this note as of June 30, 2003 was $364,043. Interest income on this note for the years ended June 30, 2003, 2002 and 2001 amounted to $23,654, $15,292 and $-0-, respectively.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 20 - SEGMENT AND RELATED INFORMATION

Effective July 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders.

The Company operates in two industry segments - manufacturing and the servicing of medical equipment and management of physician practices, including diagnostic imaging services.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales are market-based. The Company evaluates performance based on income or loss from operations.

Summarized financial information concerning the Company's reportable segments is shown in the following table:

 Fiscal 2003:                           FONAR        Physician
 ------------                          Medical       Management
                                      Equipment       Services         Totals
                                     ------------   ------------   -----------
  Net revenues from external
   customers                         $ 29,958,698   $ 22,932,837   $ 52,891,535
 Intersegment net revenues           $  2,041,080   $    -         $  2,041,080
 Loss from operations                $(11,324,562)  $ (3,822,683)  $(15,147,245)
 Depreciation and amortization       $  2,628,826   $  1,804,664   $  4,433,490
 Compensatory element of stock
   Issuances                         $  1,330,767   $  3,511,981   $  4,842,748
 Total identifiable assets           $ 31,403,708   $ 27,344,953   $ 58,748,661
 Capital expenditures                $    583,190   $  1,409,032   $  1,992,222

 Fiscal 2002:
 -----------

 Net revenues from external
   Customers                         $ 16,153,131   $ 27,007,974   $ 43,161,105
 Intersegment net revenues           $  1,050,599   $    -         $  1,050,599
 Loss on impairment of management
   Agreements                        $    -         $    -         $    -
 Operating (loss) income             $(15,433,351)  $  1,052,544   $(14,380,807)
 Depreciation and amortization       $  2,804,669   $  2,081,674   $  4,886,343
 Compensatory element of stock
   Issuances                         $  1,715,678   $  2,996,485   $  4,712,163
 Total identifiable assets           $ 40,179,100   $ 32,949,723   $ 73,128,823
 Capital expenditures                $  2,107,509   $  1,463,682   $  3,571,191

                     FONAR CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 2003

NOTE 20 - SEGMENT AND RELATED INFORMATION (Continued)

 Fiscal 2001:                           FONAR        Physician
 ------------                          Medical       Management
                                      Equipment       Services        Totals
                                     ------------   ------------   -----------
 Net revenues from external
   customers                         $ 11,782,837   $ 28,491,201   $ 40,274,038
 Intersegment net revenues           $  1,039,499   $     -        $  1,039,499
 Operating (loss) income             $(17,205,614)  $  1,353,024   $(15,852,590)
 Depreciation and amortization       $  2,203,591   $  1,912,538   $  4,116,129
 Compensatory element of stock
   issuances                         $  1,684,136   $  2,360,690   $  4,044,826
 Total identifiable assets           $ 45,938,960   $ 29,266,680   $ 75,205,640
 Capital expenditures                $  3,039,866   $  1,025,411   $  4,115,277

Export Product Sales
--------------------

The Company's areas of operations are principally in the United States. The Company had export sales of medical equipment amounting to 6.2% and 26.6% of product sales revenues to third parties for the years ended June 30, 2003 and 2002, respectively. There were no foreign product sales during the year ended June 30, 2001.

The foreign product sales were made to customers in the following countries:

                        2003           2002
                       ------         ------
       Scotland            .4%          26.6%
       Spain              5.8           -
                       ------         ------
                          6.2%          26.6%
                       ======         ======

Foreign Service and Repair Fees
-------------------------------

The Company's areas of service and repair are principally in the United States. The Company had foreign revenues of service and repair of medical equipment amounting to 12.2%, 27.7% and 33.7% of consolidated net service and repair fees for the years ended June 30, 2003, 2002 and 2001, respectively. The foreign service and repair fees were provided principally to the following countries:

                                   For the Years Ended June 30,
                                2003           2002             2001
                               ------         ------           ------
       Korea                     2.8%           9.3%            11.9%
       Spain                     1.9            3.7               .3
       Mexico                    -              3.0              3.5
       Puerto Rico               -              3.5              4.1
       Saudi Arabia              3.0            4.5              8.4
       Poland                    2.6            3.7              4.0
       India                     -              -                1.5
       Scotland                  1.9            -                -
                              ------         ------           ------
                                12.2%          27.7%            33.7%
                              ======         ======           ======

The Company does not have any material assets outside of the United States.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                     (000's omitted, except per share data)
                                             For the Quarters Ended
                                ------------------------------------------------
                                 Sept. 30,    Dec. 31,    March 31,   June 30,
                                    2002        2002        2003        2003
                                 ----------  ----------  ----------  ----------

Total Revenues - Net               $ 13,277    $ 15,954    $  9,775    $ 13,886

Total Costs and Expenses             15,730      18,707      15,221      18,381

Net Loss from Continuing
  Operations                         (2,597)     (2,805)     (6,256)     (3,543)

Net (Loss) Gain from
  Discontinued Operations              (109)       (116)        (70)        490

Basic and Diluted Net
  Loss Per Share from
  Continuing Operations            $  (0.04)   $  (0.04)   $  (0.08)   $  (0.04)

Basic and Diluted Net
  Loss Per Share from
  Discontinued Operations          $    -      $    -      $    -      $    -

                                     (000's omitted, except per share data)
                                             For the Quarters Ended
                                ------------------------------------------------
                                 Sept. 30,    Dec. 31,    March 31,   June 30,
                                    2001        2001        2002        2002
                                 ----------  ----------  ----------  ----------

Total Revenues - Net               $  9,666    $  8,762    $ 10,451    $ 14,282

Total Costs and Expenses             12,990      12,707      12,608      19,237

Net Loss from Continuing
  Operations                         (3,789)     (4,624)     (4,360)     (4,183)

Net Loss from Discontinued
  Operations                            (38)        (66)       (690)     (5,133)

Basic and Diluted Net
  Loss Per Share from
  Continuing Operations            $  (0.06)   $  (0.08)   $  (0.07)   $  (0.06)

Basic and Diluted Net
  Loss Per Share from
  Discontinued Operations          $   -       $   -       $  (0.01)   $  (0.08)

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 22 - SALE OF MANAGEMENT COMPANY AND DISCONTINUED OPERATIONS

On April 8, 2003, HMCA sold all of its issued and outstanding stock of A&A Services, Inc. ("A&A Services"), a physician practice management services organization engaged in the business of managing four primary care practices located in Queens County, New York (the "Practices"). The sale was made to the former owners (the "Buyers"), for a purchase price of $3,000,000, payable as follows: $500,000 at closing, $2,350,000 due 75 days after closing and $150,000 six months following the closing, together with a release of indebtedness in the approximate amount of approximately $913,000, which remained owing to the Buyers by HMCA as a result of the original acquisition. At June 30, 2003, the remaining balance due from the buyers of the A&A was $150,000.

The repurchase by the Buyers of the stock was the principal part of a settlement of three lawsuits, which had been instituted by the parties. The first was instituted by HMCA and FONAR against the Buyers for fraud, failure of consideration and breach of the contract with respect to the original acquisition by HMCA of A&A Services, and the second was instituted by professional corporations managed by HMCA against the Buyers for breach of their employment agreements. The third case was commenced by a limited liability company in which the Buyers have an interest, against A&A Services for nonpayment of rent. The case was settled before the defending parties answered the complaints. As part of the settlement, the parties released each other of all claims, including all remaining balances due to the Buyers with respect to the purchase of A&A Services and $21,167 owed to the limited liability company, by A&A Services for past due rents.

There is no family, business or other material relationship between either of the Buyers and any of FONAR, HMCA, or any of their respective affiliates, directors, officers or any associate of any such director or officer.

A&A Services provided the Practices with management services, office space, equipment, repair and maintenance service for the equipment and clerical and other non-medical personnel. All services were terminated upon the sale.

This reporting unit of the Company's operations has been reflected as discontinued operations for all periods presented. Accordingly, the assets and liabilities of this reporting unit have been segregated from the assets and liabilities from continuing operations in the consolidated balance sheet at June 30, 2002 and their operating results have been segregated from continuing operations and are reported as discontinued operations in the consolidated statements of operations, comprehensive income (loss) and cash flows for each of the years in the three-year period ended June 30, 2003, 2002 and 2001.

As a result of this sale, the Company realized a gain of approximately $510,000, which was recognized in discontinued operations during the year ended June 30, 2003.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 22 - SALE OF MANAGEMENT COMPANY AND DISCONTINUED OPERATIONS (Continued)

Summarized financial information of discontinued operations is as follows:

                                                          For the Years Ended
                                                               June 30,
                                                 2003           2002            2001
                                             ------------    ------------    ------------
Management and other fees - related
  medical practices - net                    $  1,179,095    $  1,517,465    $  1,999,263
                                             ------------    ------------    ------------
Costs and Expenses:
  Costs related to management and
    other fees - related parties                1,271,121       1,638,354       1,838,558
  Amortization of management agreement            220,404         522,407         522,732
  Interest expense                                  2,933         583,285         283,508
  Loss on impairment of management contract        -            4,700,000          -
                                             ------------    ------------    ------------
      Total Costs and Expenses                  1,494,458       7,444,046       2,644,798
                                             ------------    ------------    ------------
Loss from Discontinued Operations            $   (315,363)   $ (5,926,581)   $   (645,535)
                                             ============    ============    ============

Gain on Sale of Discontinued Operations
  Sales price:
    Cash proceeds, net of closing costs      $  2,821,564
    Note receivable                               150,000
    Settlement of liabilities                     913,492
                                             ------------
      Total Selling Price                       3,885,056

  Investment in discontinued operations         3,375,244
                                             ------------
Gain on Sale of Discontinued Operations      $    509,812
                                             ============


                                                       As of June 30,
                                                 2003           2002
                                             ------------   ------------

Assets from Discontinued Operations:
  Cash                                        $    -        $     33,122
  Accounts receivable - related
    medical practices - net                        -             372,498
  Property and equipment - net                     -              61,649
  Management agreements - net                      -           3,518,847
  Other assets                                     -              21,340
                                              ------------  ------------
      Total Assets from Discontinued
        Operations                            $    -        $  4,007,456
                                              ============  ============
Liabilities from Discontinued
  Operations:
    Long-term debt and capital leases         $    -        $    985,560
    Accounts payable                               -              77,628
    Other current liabilities                      -              84,216
                                              ------------  ------------
      Total Liabilities from
        Discontinued Operations               $    -        $  1,147,404
                                              ============  ============

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

NOTE 23 - ALLOWANCE FOR DOUBTFUL ACCOUNTS

The following represents a summary of allowance for doubtful accounts for the years ended June 30, 2003, 2002 and 2001 respectively:


                                   Balance                            Balance
                                   June 30,                           June 30,
Description                          2002     Additions  Deductions     2003
-----------                       ----------  ---------  ----------  -----------
Receivables from equipment sales
  and service contracts           $  382,437     60,000  $     -     $   442,437
Receivables from equipment sales
  and service contracts -
  related parties                    694,655       -           -         694,655
Receivables from related PC's      1,096,390    200,000        -       1,296,390
Advance and notes to related
  parties                            366,035     80,000        -         446,035


                                   Balance                            Balance
                                   June 30,                           June 30,
Description                          2001     Additions  Deductions     2002
-----------                       ----------  ---------  ----------  -----------
Receivables from equipment sales
  and service contracts           $  338,676  $  43,761  $     -     $   382,437
Receivables from equipment sales
  and service contracts -
  related parties                    694,655       -           -        694,655
Receivables from related PC's        538,297    558,093        -      1,096,390
Advance and notes to related
  parties                            316,035     50,000        -        366,035


                                   Balance                            Balance
                                   June 30,                           June 30,
Description                          2000     Additions  Deductions     2001
-----------                       ----------  ---------  ----------  -----------
Receivables from equipment sales
  and service contracts           $   93,676  $ 245,000  $     -     $   338,676
Receivables from equipment sales
  and service contracts -
  related parties                    694,655       -           -        694,655
Receivables from related PC's        153,732    387,505       2,940     538,297
Advance and notes to related
  parties                            904,000    287,456     875,421     316,035
Notes receivable                     477,456       -        477,456        -

(1) Included in bad debt expense.

NOTE 24 - SUBSEQUENT EVENT

On August 27, 2003, warrants to purchase 200,000 shares of the Company's common stock were exercised by The Tail Wind, Ltd. at an exercise price of $1.42 per share.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Effective as of September 10, 2002, the Company, as a result of the recent merger of several of the partners of Grassi & Co., CPAs, P.C. into Marcum & Kliegman LLP, in order to retain the services of the individual partners and staff accountants who have been serving the Company as its independent certifying public accountants since fiscal 1990, the Company dismissed Grassi & Co. and engaged Marcum & Kliegman. There were no disagreements with Grassi & Co. or other matters requiring disclosure under Regulation S-K, Item 304(b). This change in accountants was previously reported in the Company's 8-K filed on September 16, 2002, as amended by the 8-K/A filed on October 2, 2002.


ITEM 9A. CONTROLS AND PROCEDURES

Management believes that its disclosure controls and procedures in place are effective to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others in these entities in a timely manner so that appropriate disclosures can be made and appropriate corporate action be taken.


PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

Directors serve from the date of their election until the next annual meeting of stockholders and until their successors are elected and qualify. With the exception of Dr. Raymond V. Damadian, who does not receive any fees for serving as a director, each director receives $20,000 per annum for his or her service as a director. Officers serve at the discretion of the Board of Directors.

The officers and directors of the Company are set forth below:

Raymond V. Damadian, M.D.     67          President, Treasurer,
                                          Chairman of the Board
                                          and a Director

David B. Terry                56          Vice President and
                                          Secretary

Claudette J.V. Chan           66          Director

Robert J. Janoff              76          Director

Charles N. O'Data             67          Director

Robert Djerejian              71          Director


Raymond V. Damadian, M.D. has been the Chairman of the Board and President of FONAR since its inception in 1978 and Treasurer since February, 2001. Dr. Damadian was employed by the State University of New York, Downstate Medical Center, New York, as an Associate Professor of Biophysics and Associate Professor of Internal Medicine from 1967 until September 1979. Dr. Damadian received an M.D. degree in 1960 from Albert Einstein College of Medicine, New York, and a B.S. degree in mathematics from the University of Wisconsin in 1956. In addition, Dr. Damadian conducted post-graduate work at Harvard University, where he studied extensively in the fields of physics, mathematics and electronics. Dr. Damadian is the author of numerous articles and books on the nuclear magnetic resonance effect in human tissue, which is the theoretical basis for the FONAR MRI scanners. Dr. Damadian is a 1988 recipient of the National Medal of Technology and in 1989 was inducted into the National Inventors Hall of Fame, for his contributions in conceiving and developing the application of magnetic resonance technology to medical applications including whole body scanning and diagnostic imaging. Dr. Damadian is the President, Treasurer and director of HMCA.

David B. Terry is the Vice President of Administration and Secretary of the Company. Mr. Terry has been serving as Vice President since December 1998 and as Secretary since May, 1990. Previously, he served as Treasurer from May 1990 to December, 1998, as Secretary from July 1978 through June 1987 and as Treasurer from August 1981 through June 1987. From July 1978 through June 1987, he was also a Director of the Company. Between July 1987 and January 1990, Mr. Terry was a co-owner and actively engaged in the business of Carman-Terry Realty, a real estate brokerage firm. In January 1990, Mr. Terry resumed his employment with the Company. Mr. Terry is a brother-in-law of Raymond V. Damadian.

Claudette J.V. Chan has been a Director of FONAR since October 1987. Mrs. Chan was employed from 1992 through 1997 by Raymond V. Damadian, M.D. MR Scanning Centers Management Company and since 1997 by HMCA, as "site inspector," in which capacity she is responsible for supervising and implementing standard procedures and policies for MRI scanning centers. From 1989 to 1994 Mrs. Chan was employed by St. Matthew's and St. Timothy's Neighborhood Center, Inc., as the director of volunteers in the "Meals on Wheels" program, a program which cares for the elderly. In approximately 1983, Mrs. Chan formed the Claudette Penot Collection, a retail mail-order business specializing in women's apparel and gifts, of which she was the President until she stopped operating the business in approximately 1989. Mrs. Chan practiced and taught in the field of nursing until 1973, when her son was born. She received a bachelor of science degree in nursing from Cornell University in 1960. Mrs. Chan is the sister of Raymond V. Damadian.

Robert J. Janoff has been a Director of FONAR since February, 1989. Mr. Janoff has been a self-employed New York State licensed private investigator for more than thirty-five years and was a Senior Adjustor in Empire Insurance Group for more than 15 years until retiring from that position on July 1, 1997. Mr. Janoff also served, from June 1985 to June 1991, as President of Action Data Management Strategies, Ltd., a supplier of computer programs for use by insurance companies. Mr. Janoff is a member of the Board of Directors of Harmony Heights of Oyster Bay, New York, which is a nonprofit residential school for girls with learning disabilities.

Charles N. O'Data has been a Director of FONAR since February, 1998. From 1968 to 1997, Mr. O'Data was the Vice President for Development for Geneva College, a liberal arts college located in western Pennsylvania. In that capacity, he acted as the College's chief investment officer. His responsibilities included management of the College's endowment fund and fund raising. In July 1997, Mr. O'Data retired from Geneva College after 36 years of service to assume a position of National Sales Executive for SC Johnson Company's Professional Markets Group (a unit of SC Johnson Wax), and specialized in healthcare and education sales, a position he held until the spring of 1999. In his capacity with SC Johnson he was responsible for sales to the nation's three largest Group Purchasing Organizations which included some 4,000 hospitals. Mr. O'Data presently acts as an independent financial consultant to various entities. Mr. O'Data served on the board of the Medical Center, Beaver, Pennsylvania (now a part of Heritage Valley Health System), a 500 bed acute care facility, for 22 years, three as its Chair. Mr. O'Data also served on the board of the Hospital Council of Western Pennsylvania, a shared-services and group purchasing organization covering seven states. He founded The Beaver County Foundation, a Community Foundation, in 1992, and serves as its President. Mr. O'Data is listed as a finance associate in the Middle States Association, Commission on Higher Education. The commission is the formal accrediting body for higher education in the eastern region of the country. In this capacity he evaluates the financial aspects of educational organizations. Mr. O'Data is a graduate of Geneva College, where he received a B.S. degree in Economics in 1958.

Robert Djerejian, has been a Director for Fonar since June, 2002. Since 1996 he has served as a senior consultant for Haines, Lundberg & Waehler International, an architecture, design and engineering firm, which among other specialties designs hospitals and laboratories. Prior to that time he was the senior managing partner of the firm. Mr. Djerejian serves on the Board of Trustees of Pratt Institute, where he is also Vice Chairman of the Executive Committee and on the Board of Directors of the Delaware College of Art and Design, of which he was one of the founding directors. He is a graduate of Pratt Institute, where he received a B.A. in Architecture in 1955.


ITEM 11. EXECUTIVE COMPENSATION.

With the exception of the Chief Executive Officer, the compensation of the Company's executive officers is based on a combination of salary and bonuses based on performance. The Chief Executive Officer's compensation consists only of a salary which has remained constant for more than the past three fiscal years.

The Board of Directors does not have a compensation Committee: Dr. Raymond V. Damadian, President, Chief Executive Officer and Chairman of the Board, is the only executive officer who is a member of the Board of Directors. Dr. Damadian participates in the determination of executive compensation for the Company's officers.

The Board of Directors has established an audit committee. The members of the committee are Robert J. Janoff, Charles N. O'Data and Robert Djerejian.

There is set forth in the following Summary Compensation Table the compensation provided by the Company during fiscal 2003 to its Chief Executive Officer. There is set forth in the following Option Grant Table and Option Exercise Table any stock options granted and exercised by Dr. Damadian during fiscal 2003.

I.  SUMMARY COMPENSATION TABLE
                                                    Long Term Compensation
                                             -----------------------------------
            Annual Compensation                   Awards             Payouts
------------------------------------------   ------------------  ---------------
  (a)       (b)     (c)       (d)   (e)         (f)       (g)     (h)     (i)
  Name                             Other                                   All
  and                              Annual    Restricted                   Other
Principal                          Compen-    Stock     Options   LTIP   Compen-
Position           Salary    Bonus sation    Award(s)    SARs    Payouts sation
   2       Year     ($)       ($)   ($)      ($)          (#)      ($)    ($)
---------  ----  ----------  ----- -------   ---------- -------  ------- -------
Raymond V. 2003  $86,799.98    -      -           -        -        -       -
Damadian,  2002  $86,799.96    -      -           -        -        -       -
CEO        2001  $86,799.96    -      -           -        -        -       -
---------  ----  ----------  ----- -------   ---------- -------  ------- -------

II.  OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                               Potential
                                                               Realizable
                                                               Value at Assumed
                                                               Annual Rates of    Alternative
                                                               Stock Price        to (f) and
                                                               Appreciation for   (g): Grant
                   Individual Grants                           Option Term        Date  Value
-----------------------------------------------------------    ----------------   -----------
    (a)         (b)         (c)          (d)         (e)          (f)      (g)         (h)
                        % of Total
                        Options/
                         SARs
             Options/   Granted to   Excercise
                SARs     Employees       or                                       Grant Date
              Granted   in Fiscal    Base Price   Expiration                      Present
Name          (#)        Year         ($/Sh)         Date       5% ($)  10% ($)   Value $
----------   --------   ----------   ----------   ----------   -------  -------   ----------
Raymond V.
Damadian,           0         -             -           -         -        -            -
President
& CEO


III.  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/Sar Value
--------------------------------------------------------------------------------
(a)            (b)             (c)          (d)            (e)
                                            Number of      Value of Unexercised
Name       Shares Acquired  Value Realized  Unexercised    In-the-Money
           on Exercise (#)  ($)             Options/SARs   Options/SARs at
                                            at FY-End (#)  FY-End ($)

                                            Exercisable/   Exercisable/
                                            Unexercisable  Unexercisable

---------  ---------------  --------------  -------------  --------------------

Raymond V.               0            -                 0                 -
Damadian,
President
and CEO

EMPLOYEE COMPENSATION PLANS

Equity Compensation Plan Information as of June 30, 2003

                      (a)                (b)             (c)
Plan category         Number of          Weighted-       Number of securities
                      securities         average         remaining available
                      to be issued       exercise price  for future issuance
                      upon exercise      of outstanding  under equity
                      of outstanding     options,        compensation plans
                      options, warrants  warrants        (excluding securities
                      and rights         and rights      reflected in column (a)
                      -----------------  --------------  -----------------------
Equity compensation    3,690,693             $1.38               1,309,307
  plans approved by
  security holders

Equity compensation         -                N/A                      -
  plans not approved
  by security holders

Total                  3,690,693             $1.38               1,309,307

                       =========             =====               =========

FONAR's 1993 Incentive Stock Option Plan, adopted on March 26, 1993, is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The 1993 Incentive Stock Option Plan permitted the issuance of stock options covering an aggregate of 1,500,000 shares of Common Stock of FONAR. The 1993 Stock Option Plan terminated on March 25, 2003. No options to purchase shares of Common Stock remained available for grant under the plan at that time.

FONAR's 1997 Nonstatutory Stock Option Plan, adopted on May 9, 1997, permits the issuance of stock options covering an aggregate of 5,000,000 shares of Common Stock of FONAR. The options may be issued at such prices and upon such terms and conditions as are determined by FONAR. The 1997 Nonstatutory Stock Option Plan will terminate on May 8, 2007. As of June 30, 2003, options to purchase 3,900,369 shares of Common Stock of FONAR were available for future grant.

Fonar's 2002 Incentive Stock Option Plan, adopted on July 1, 2002, is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The 2002 Incentive Stock Option Plan permits the issuance of stock options covering an aggregate of 2,500,000 shares of Common Stock of Fonar. The options have an exercise price equal to the fair market value of the underlying stock on the date the option is granted, are nontransferable, are exercisable for a period not exceeding ten years and expire upon the voluntary termination of employment. The 2002 Stock Option Plan will terminate on June 30, 2012. As of June 30, 2003, options to purchase 1,781,927 shares of Common Stock of Fonar were available for future grant under the plan.

Fonar's 2002 Stock Bonus Plan, adopted on June 1, 2002, permitted Fonar to issue an aggregate 2,000,000 shares of Common Stock of Fonar as bonus or compensation. As of June 30, 2003 no shares of Common Stock of Fonar were available for future grant under the plan.

Fonar's 2003 Stock Bonus Plan, adopted on November 1, 2002, permitted Fonar to issue an aggregate of 5,000,000 shares of Common Stock of Fonar as bonus or compensation. As of June 30, 2003, no shares of Common Stock of Fonar were available for future grant under the plan.

Fonar's 2003 Supplemental Stock Bonus Plan, adopted May 1, 2003, permits Fonar to issue an aggregate of 5,000,000 shares of Common Stock of Fonar as bonus or compensation. Fonar selects the persons to whom bonus stock will be issued, the number of shares to be awarded and such other terms and conditions as it deems advisable. The 2003 Supplemental Stock Bonus Plan will terminate on April 30, 2013. As of June 30, 2003 4,502,170 shares of Common Stock of Fonar were available for future grant under the plan.

HMCA's 1997 Incentive Stock Option Plan, adopted on March 10, 1997, is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The 1997 Incentive Stock Option Plan permits the issuance of stock options covering an aggregate of 2,000,000 shares of Common Stock of HMCA. The options have an exercise price equal to the fair market value of the underlying stock on the date the option is granted, are nontransferable, are exercisable for a period not exceeding ten years and expire upon the voluntary termination of employment. The exercisability of the options granted to date is contingent upon the successful completion by HMCA of a public offering of its securities or the recognition by HMCA of at least $10 million in revenues for at least two consecutive fiscal quarters. The 1997 Stock Option Plan will terminate on March 9, 2007. As of June 30, 2003, options to purchase 400,000 shares of HMCA Common Stock were available for future grant under the plan.

HMCA's 1998 Incentive Stock Option Plan, adopted on December 16, 1998, is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The 1998 Incentive Stock Option Plan permits the issuance of stock options covering an aggregate of 2,000,000 shares of Common Stock of HMCA. The options have an exercise price equal to the fair market value of the underlying stock on the date the option is granted, are nontransferable, are exercisable for a period not exceeding ten years and expire upon the voluntary termination of employment. The excessability of the options granted to date is contingent upon the successful completion by HMCA of a public offering of its securities. The 1998 Stock Option Plan will terminate on December 15, 2008. As of June 30, 2003, options to purchase 1,330,000 shares of HMCA Common Stock were available for future grant under the plan.

HMCA's 1998 Nonstatutory Stock Option Plan, adopted on December 16, 1998, permits the issuance of stock options covering an aggregate of 500,000 shares of Common Stock of HMCA. The options may be issued at such prices and upon such terms and conditions as are determined by HMCA. The exercisability of the options granted to date is contingent upon the successful completion by HMCA of a public offering of its securities. The 1998 Nonstatutory Stock Option Plan will terminate on December 15, 2008. As of June 30, 2003, options to purchase 100,000 shares of Common Stock were available for future grant.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the number and percentage of shares of the Company's securities held by each director, by each person known by the Company to own in excess of five percent of the Company's voting securities and by all officers and directors as a group as of September 3, 2003.

Name and Address of                   Shares            Percent
Beneficial Owner (1)             Beneficially Owned    of Class

Raymond V. Damadian, M.D.
c/o FONAR Corporation
Melville, New York
 Director, President
 CEO, 5% + Stockholder
    Common Stock                    2,488,274             2.90%
    Class C Stock                   9,561,174            99.98%
    Class A Preferred                 477,328             6.09%

Claudette Chan
Director
    Common Stock                        2,648               *
    Class A Preferred                     800               *

Robert J. Janoff
Director
    Common Stock                       80,000               *
    Class A Preferred                   1,999               *

Charles N. O'Data
Director
    Common Stock                          700               *

All Officers and Directors
as a Group (5 persons) (2) (3)
    Common Stock                    2,588,843            3.01%
    Class C Stock                   9,561,174           99.98%
    Class A Preferred                 480,165            6.13%
---------------------------
*   Less than one percent

1. Address provided for each beneficial owner owning more than five percent of the voting securities of the Company.

2. Includes 101 shares of the Company's Common Stock and 19 shares of the Company's Class A Non-voting Preferred Stock held by an officer jointly with his wife and 192 shares of the Company's Common Stock and 38 shares of the Company's Class A Non-voting Preferred Stock held in trust by an officer for his children.

3. Includes options to purchase 16,928 shares of Common Stock held by an officer.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Background.

On April 7, 1989, at a time when the Company lacked both the financing and working capital to establish its own centers, Donna Damadian, the wife of Raymond V. Damadian, M.D., Chairman and President of the Company, purchased from FONAR a scanner for a purchase price of $1,508,000 (the price paid by FONAR's customers for like equipment). $1.2 million was paid in cash, providing a much needed cash infusion for the Company, and the balance was paid over time with interest pursuant to a promissory note. The scanner was leased to Macon Magnetic Resonance Imaging, P.C., a Georgia professional corporation wholly-owned by, and of which Dr. Damadian is, the President. Thereafter, between 1990 and 1996, Raymond V. Damadian, M.D. MRI Scanning Centers Management Company, a Delaware corporation of which Dr. Damadian was the sole stockholder, director and President ("RVDC"), purchased and leased scanners from FONAR to establish a network of professional corporations operating MRI scanning centers ("Centers"), including the Macon Center, in New York, Florida, Georgia and other locations. Dr. Damadian was the owner, director and President of each of these professional corporations. RVDC provided the necessary management and the scanners to the Centers, although in certain situations, a Center would acquire the scanner directly from FONAR.

ACQUISITION OF RVDC.

Effective June 30, 1997,  FONAR's  wholly-owned  subsidiary,  Health  Management
Corporation of America ("HMCA"), formerly known as U.S. Health Management Corporation, acquired RVDC by purchasing all of the issued and outstanding shares of RVDC from Dr. Damadian for 10,000 shares of the Common Stock of FONAR. The transactions can be rescinded by Dr. Damadian, however, in the event of a change of control in FONAR or the bankruptcy of FONAR. There is no time limit on the right to rescind. In connection with the transaction, FONAR granted RVDC a nonexclusive royalty free license to FONAR's patents and software. These licenses may be terminated by FONAR in the event of the bankruptcy of RVDC or a change in control of RVDC.

In connection with and immediately prior to the sale of RVDC to HMCA, certain leases and sales of scanners to RVDC were terminated. The scanners were then leased directly to the Centers at which they were installed pursuant to new scanner leases between HMCA and the Centers.

AGREEMENTS WITH HMCA.

Effective July 1, 1997, immediately following the effective date of the acquisition of RVDC by HMCA, all previous management arrangements between RVDC and the Centers were terminated and new management agreements were entered into by the Centers and HMCA.

Pursuant to the management agreements, HMCA is providing comprehensive management and administrative services and office facilities, including billing and collection of accounts, payroll and accounts payable processing, supplies and utilities to the Centers. Under the Management Agreements, HMCA provides service through FONAR for the scanners at the Centers, eliminating the need for the Centers to have separate service agreements for their scanners. In total, 11 MRI Centers, both those previously managed by RVDC and additional Centers opened after the acquisition, have management agreements with HMCA.

In addition, HMCA is providing the MRI scanners used at 2 of the 11 Centers pursuant to scanner leases.

The fees to HMCA under both the management agreements and the scanner leases are on a per scan basis.

During the fiscal years ended June 30, 2003 and June 30, 2002 the net revenues received by HMCA from the MRI Centers owned by Dr. Damadian were approximately $9.0 million and $15.5 million respectively.

Effective December 1, 1993, one of the Centers, Albany Magnetic Resonance Imaging, P.C. (the "Albany Center"), a Georgia professional corporation of which Raymond V. Damadian is the sole shareholder, director and President, purchased the scanner being utilized at its site from the Company for a purchase price of $1,128,844, which in Fonar's opinion represented a fair market price based on sales of like equipment by Fonar to its customers. Of the purchase price, $574,077 was paid by the assumption and payment of the Company's indebtedness to the lender secured by the scanner. Such indebtedness to the lender was retired pursuant to a new equipment finance lease between the lender and the Albany Center, guaranteed by the Company, providing for 18 monthly payments of $35,000 each. Following payment of the lease, the remaining $554,767 of the purchase price due to the Company was required to be paid pursuant to a promissory note, with interest at 10% per annum, over an 18 month term (17 payments of $35,000 each and one final payment of $2,454.08). In June, 1997, the payment terms for the outstanding balance of $344,766 were restructured to provide for 60 equal monthly payments (including interest at the rate of 10% per annum) of $7,325.27 each commencing July, 1997. The Albany Center has been closed and payments are in arrears. As of June 30, 2003, $90,228.51 in principal and interest ($84,951.41 in principal) were owed by the Albany Center to Fonar, which amount was paid in full in the first quarter of fiscal 2004.

Effective December 1, 1993, Daytona Beach Magnetic Resonance Imaging, P.A. (the "Daytona Beach Center"), a Florida professional association of which Raymond V. Damadian is the sole shareholder, director and President, purchased the scanner being utilized at its site from the Company for a purchase price of $1,416,717, which in Fonar's opinion represented a fair market price based on sales of like equipment by Fonar to its customers. Of the purchase price, $328,044 was paid by the assumption and payment of the Company's indebtedness to the lender secured by the scanner. Such indebtedness to the lender was retired pursuant to a new equipment finance lease between the lender and the Daytona Beach Center, guaranteed by the Company, providing for 18 monthly payments of $20,000 each. The remaining $1,088,673 of the purchase price due to the Company was required to be paid pursuant to a promissory note, with interest at 10% per annum. In May, 1999, the payment terms for the outstanding balance of $1,001,507 were restructured to provide for 84 equal monthly payments (including interest at the rate of 10% per annum) of $16,626.20 each commencing May 1999. During fiscal 2001, FONAR took back the scanner in satisfaction of the outstanding indebtedness. The Daytona Beach Center then purchased a new QUAD(TM) MRI scanner from FONAR for a purchase price of $960,000, which was payable with interest at a rate of 8.5% per annum in 59 monthly payments of $11,902.62 each and one final installment of $580,148.53. As of June 30, 2003, this indebtedness was paid in full.

On June 30, 1994, Melville MRI, P.C. (the "Melville Center"), a New York professional corporation of which Raymond V. Damadian is the sole shareholder, director and President, purchased the scanner being utilized at its site from the Company for a purchase price of $1,011,431.12, which in Fonar's opinion represented a fair market price based on sales of like equipment by Fonar to its customers. Of the purchase price, $900,000 was to be paid by the assumption and payment of the Company's indebtedness to the lender secured by the scanner pursuant to a note bearing interest at 14% per annum and providing for 60 monthly payments of $20,700 each. The remaining $111,431.12 of the purchase price was to be paid concurrently with the payments to the lender. The payment terms for the principal balance, plus accrued interest (in the aggregate amount of $139,290) were restructured to provide for 60 equal monthly payments (including interest at the rate of 10% per annum) of $2,959.50 each commencing July, 1998. In fiscal 2001, following the payment in full by FONAR, as guarantor, of the indebtedness due to the lender, there was as a result a balance of $893,606 then owing to FONAR by the Melville Center. The $2,959.50 monthly payment to FONAR was increased by an additional principal amount of $10,000 per month to be applied toward the balance due. The outstanding balance of June 30, 2003 was $544,335, the payment terms of which have been restructured to be $16,314.22 per month, inclusive of interest at the rate of 5% per annum, over a three year period commencing July, 2003.

ACQUISITION OF THE AFFORDABLE COMPANIES.

Effective June 30, 1997, HMCA acquired a group of several interrelated corporations, limited liability companies and a partnership engaged in managing three diagnostic imaging centers and one multi-specialty practice in New York State (the "Affordable Companies") pursuant to a series of transactions concluding with a merger between a wholly-owned subsidiary of HMCA and Affordable Diagnostics, Inc. Concurrently with the acquisition, Raymond V. Damadian purchased three New York professional corporations to which the Affordable Companies were providing their services under several agreements. Dr. Damadian is the sole stockholder, director and President of these professional corporations (the "Affordable Professional Corporations"). The diagnostic imaging centers managed have been closed and the management of the multi-specialty practice integrated with the other multi-specialty practices managed by HMCA. During the fiscal year ended June 30, 2003, the net revenues received by HMCA from the Affordable Professional Corporations were approximately $2.0 million.

ACQUISITION AND DIVESTITURE OF A & A SERVICES.

Effective March 20, 1998, HMCA acquired A & A Services, Inc. ("A & A Services"), an management company managing four primary care practices in Queens County, New York the "A & A Professional Corporations"). During the fiscal year ended June 30, 2002, the net revenues from the A & A Professional Corporations were $1.6 million. A&A Services was sold in April, 2003, and as a result, HMCA no longer manages primary care practices. During fiscal year ended June 30, 2003, the net revenues from the A&A Professional Corporations were $1.2 million.

ACQUISITION OF DYNAMIC HEALTH CARE MANAGEMENT

Effective August 20, 1998, HMCA acquired Dynamic Health Care Management, Inc. ("Dynamic"), an MSO managing three physician practices in Nassau and Suffolk Counties on Long Island, New York. Concurrently with the acquisition, Raymond V. Damadian purchased two professional service corporations under contract with Dynamic (the "Dynamic Professional Corporations"). During the fiscal year ended June 30, 2003, the net revenues from the Dynamic Professional Corporations were $5.8 million.

OTHER TRANSACTIONS

HMCA performs management services for Superior Medical Services, P.C. ("Superior"), a New York professional corporation of which Raymond V. Damadian is the sole stockholder, director and President. Superior conducts multi-specialty practices at locations in Elmont, Elmhurst and the Bronx, New York. During the fiscal year ended June 30, 2003, the net revenues received by HMCA from Superior were $3.7 million.

Pursuant to an agreement dated March 31, 1993, RVDC agreed to purchase the Company's general partnership interest (approximately 92% of the partnership) in a partnership owning and operating an MRI scanning center in Bensonhurst
(Brooklyn), New York. Robert Janoff, a director of the Company, is a limited partner in the partnership. During the first six months of fiscal 2003, Bensonhurst was party to a service contract at an annual rate of $50,000 on its scanner. During the 2002 fiscal year, Stand-Up MRI of Bensonhurst, P.C., the professional corporation owned by Dr. Raymond V. Damadian which is managed by the Partnership, agreed to purchase a Stand-Up(TM) MRI scanner from Fonar for a purchase price of $1,450,000. The purchase price has been paid in full.

Pursuant to an agreement dated December 1, 1999, Damadian MRI in Garden City, P.C. ("Garden City") a New York professional corporation of which Raymond V. Damadian is the sole stockholder, director and President, agreed to lease a Fonar QUAD(TM) MRI Scanner from the Company for a term of five years at a monthly rental of $12,356.09. Upon the conclusion of the five year term, Garden City had the option to purchase the scanner for $581,544.42 or extend the lease for an additional five year period at the same monthly rental. The term of the lease commenced on June 12, 2000 upon acceptance of the scanner. As of June 30, 2003, Garden City elected to purchase the scanner for $800,000, which amount has been paid to Fonar in full.

Pursuant to an agreement dated February 1, 2000, Deerfield Magnetic Resonance Imaging, P.A. ("Deerfield"), a Florida professional association of which Raymond
V. Damadian is the sole stockholder, director and President, agreed to lease a Fonar QUAD(TM) 12000 MRI Scanner from the Company for a term of five years at a monthly rental of $12,356.09. The term of the lease commenced on July 18, 2000 upon the acceptance of the scanner. In September, 2002, Deerfield purchased the Scanner, paying $800,000 toward the purchase price. A balance of $14,285 owing as of June 30, 2003 was paid in the first quarter of fiscal 2004.

Canarsie MRI Associates ("Canarsie"), a joint venture partnership of which MRI Specialties, Inc. ("Specialties") is an owner, is party to a service agreement for its scanner with the Company at an annual fee of $85,000 for the period from March 24, 2003 through March 23, 2004. During the prior year, the scanner was under warranty. During fiscal 2001, Canarsie entered into an agreement to purchase a QUAD(TM) 12000 MRI scanner from FONAR for a purchase price of $850,000. Of the purchase price, $400,000 has been paid and $450,000 is payable pursuant to a note over a period of 7 years at 6% interest per annum. The monthly payment is $6,573.85 commencing December 1, 2001. Timothy Damadian, the son of Raymond V. Damadian, is the sole stockholder, director and President of Specialties.

Pompano MRI Associates ("Pompano"), a joint venture partnership of which Guardian MRI, Inc. ("Guardian") is an owner, purchased a Stand-Up(TM) MRI scanner from FONAR for a purchase price of $1,400,000, during fiscal 2002, which amount has been paid in full. Timothy Damadian, the son of Raymond V. Damadian, is a stockholder, director and officer of Guardian. Jevan Damadian and Keira Reinmund, also children of Dr. Damadian, are also stockholders of Guardian.

During fiscal 2001, Damadian MRI in Orlando, P.A. ("Orlando MRI"), a Florida professional association of which Raymond V. Damadian is the sole stockholder, director and President, purchased a Stand-Up(TM) MRI scanner from FONAR for a purchase price of $1,500,000. The purchase price has been paid in full.

A one-year service agreement between Fonar and Orlando MRI Associates, L.P.("Orlando Partnership"), the management company for Orlando MRI, commenced on July 13, 2003 at the rate of $85,000 per annum. Timothy Damadian, the son of Raymond V. Damadian is a limited partner in the Orlando Partnership.

During fiscal 2001, Stand-Up(TM) MRI of Islandia, P.C. ("Islandia") a New York professional corporation of which Raymond V. Damadian is the sole stockholder, director and President, purchased a Stand-Up(TM) MRI scanner from FONAR for a purchase price of $1,350,000. The purchase price has been paid in full.

During fiscal 2001, Black Bear Management LLC, a New York limited liability company of which TRD Services, Inc. ("TRD") is a member, agreed to purchase a Stand-Up(TM) MRI scanner from FONAR for a purchase price of $1,400,000. Timothy Damadian, the son of Raymond V. Damadian, is the stockholder, director and President of TRD. The scanner has been delivered, installed and paid in full.

During fiscal 2002, Damadian MRI at Elmhurst, P.C. ("Elmhurst"), a New York professional corporation of which Raymond V. Damadian is the sole stockholder, director and President, agreed to lease an Echo(TM) MRI scanner from FONAR on a fee per scan basis of $200 per MRI scan performed.

During fiscal 2002, Tallahassee MRI, P.A. ("Tallahassee"), a Florida professional association of which Raymond V. Damadian is the sole stockholder, director and President, agreed to lease a QUAD(TM) MRI scanner from FONAR on a fee per scan basis of $350 per MRI scan performed. As of March 31, 2003, Tallahassee purchased the scanner for $950,000, which has been paid in full. Tallahassee was party to a service agreement with Fonar for an annual fee of $50,000 for the quarter April 1, 2003 to June 30, 2003 and is now party to a service agreement for the year July 1, 2003 to June 30, 2004, also for an annual fee of $50,000.

During fiscal 2002, Stand-Up MRI of Staten Island, P.C., a New York professional corporation of which Raymond V. Damadian is the sole stockholder, director and President, acquired the use of a Stand-Up(TM) MRI scanner from Fonar for a purchase price of $1,650,000, which was purchased and paid in full by Garden City.

During fiscal 2002, Bronx MRI Associates, LLC, a New York limited liability company of which Raymond V. Damadian and Donna Damadian, jointly, TRD Services, Inc. ("TRD"), JAD Ventures, Inc. ("JAD"), Keira Reinmund, Thomas Terry and Constance Terry, among others, are members, purchased a Stand-Up(TM) MRI scanner for a purchase price of $1,400,000, which amount has been paid in full. Donna Damadian is the wife of Raymond Damadian. TRD is owned by Timothy Damadian, a son of Raymond and Donna Damadian, JAD is owned by Jevan Damadian, a son of Raymond and Donna Damadian and Keira Reinmund is the daughter of Dr. and Mrs. Damadian. Constance Terry is the wife of David B. Terry, Vice President and Secretary of Fonar and brother-in-law of Dr. Damadian. Thomas Terry is also the brother-in-law of Dr. Damadian.

During fiscal 2002, Deer Park Management Services, LLC, a New York limited liability company of which TRD and JAD are, among others, members, agreed to purchase a Stand-Up(TM) MRI scanner from Fonar for a purchase price of $1,400,000, which amount has been paid in full. TRD and JAD are owned by Timothy Damadian and Jevan Damadian, respectively, who are the sons of Raymond V. Damadian.

During fiscal 2002, Long Island Management Services, LLC, a New York limited liability company of which TRD, JAD and Donna Damadian are, among others, members, agreed to purchase a Stand-Up(TM) MRI scanner from Fonar for a purchase price of $1,400,000, which amount has been paid in full. Donna Damadian is the wife of Raymond Damadian. TRD and JAD are owned by Timothy Damadian and Jevan Damadian, respectively, the sons of Raymond and Donna Damadian.

During the first quarter of fiscal 2003, Miami MRI Associates, LLC, a Florida limited liability company of which TRD, JAD and Donna Damadian are, among other parties, members, agreed to purchase a Stand-Up(TM) MRI from Fonar for a purchase price of $1,400,000, which amount has been paid in full. Donna Damadian is the wife of Raymond Damadian. TRD and JAD are owned by Timothy Damadian and Jevan Damadian, respectively, the sons of Raymond and Donna Damadian.

During the second quarter in fiscal 2003, Manhattan Management Services, LLC, a New York limited liability company of which TRD, JAD, Donna Damadian, Keira Reinmund and Robert Djerejian are among other parties, members, agreed to purchase a Stand-Up(TM) MRI from Fonar for a purchase price of $1,400,000, payable in installments as the work progresses in accordance with Fonar's usual terms. The construction and installation of this scanner has not yet been completed. Donna Damadian is the wife of Raymond Damadian. TRD and JAD are owned by Timothy Damadian and Jevan Damadian, respectively, the sons of Raymond and Donna Damadian. Keira Reinmund is the daughter of Raymond and Donna Damadian. Robert Djerejian is a member of the Board of Directors of Fonar.

During the fourth quarter of fiscal 2003, Queens Management Services, LLC, a New York limited liability company of which TRD, JAD, Keira Reinmund, Donna Damadian and Robert Djerejian are among other parties, members, agreed to purchase a Stand-Up(TM) MRI from Fonar for $1,400,000, payable in installments as the work progresses in accordance with Fonar's usual terms. The construction and installation of this scanner has not yet been completed. Donna Damadian is the wife of Raymond Damadian. TRD and JAD are owned by Timothy Damadian and Jevan Damadian, respectively, the sons of Raymond and Donna Damadian. Keira Reinmund is the daughter of Raymond and Donna Damadian. Robert Djerejian is a member of the Board of Directors of Fonar.


PART IV

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES.

Not Applicable.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

a) FINANCIAL STATEMENTS AND SCHEDULES

The following consolidated financial statements are included in Part II, Item 8.

     Independent Auditors' Report.

     Consolidated Balance Sheets as at June 30, 2003 and 2002.

     Consolidated Statements of Operations for the Three Years Ended June 30, 2003, 2002 and 2001.

     Consolidated Statements of Stockholders' Equity for the Three Years Ended June 30, 2003, 2002 and 2001.

     Consolidated Statements of Cash Flows for the Three Years Ended June 30, 2003, 2002 and 2001.

     Notes to Consolidated Financial Statements.

     Information required by schedules called for under Regulation S-X is either not applicable or is included in the consolidated financial statements or notes thereto.


b)  REPORTS ON FORM 8-K

     None.

c) EXHIBITS

     3.1 Certificate of Incorporation, as amended, of the Company incorporated herein by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1,Commission File No. 33-13365.

     3.2 Article Fourth of the Certificate of Incorporation,  as amended, of the
Company   incorporated   by  reference  to  Exhibit  4.1  to  the   Registrant's
registration statement on Form S-8, Commission File No. 33-62099.

     3.3 Article Fourth of the Certificate of Incorporation, as amended effective June 26, 2003. See Exhibits.

     3.4 By-Laws, as amended, of the Company incorporated herein by reference to
Exhibit 3.2 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

     4.1 Specimen Common Stock Certificate  incorporated  herein by reference to
Exhibit 4.1 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

     4.2 Specimen Class B Common Stock Certificate incorporated herein by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

     10.1 License Agreement between FONAR and Raymond V. Damadian incorporated herein by reference to Exhibit 10 (e) to Form 10-K for the fiscal year ended June 30, 1983, Commission File No. 0-10248.

     10.2 1983 Nonstatutory Stock Option Plan incorporated herein by reference to Exhibit 10 (a) to Form 10-K for the fiscal year ended June 30, 1983, Commission File No. 0-10248, and amendments thereto dated as of March 7, 1984 and dated August 22, 1984, incorporated herein by referenced to Exhibit 28 (a) to Form 10-K for the year ended June 30, 1984, Commission File No. 0-10248.

     10.3 1984 Incentive Stock Option Plan  incorporated  herein by reference to
Exhibit 28 (c) to Form 10-K for the year ended June 30, 1984, Commission File No. 0-10248.

     10.4 1986 Nonstatutory Stock Option Plan incorporated herein by reference to Exhibit 10.7 to Form 10-K for the fiscal year ended June 30, 1986, Commission File No. 0-10248.

     10.5 1986 Stock Bonus Plan incorporated herein by reference to Exhibit 10.8 to Form 10-K for the fiscal year ended June 30, 1986, Commission File No. 0-10248.

     10.6 1986 Incentive Stock Option Plan  incorporated  herein by reference to
Exhibit 10.9 to Form 10-K for the fiscal year ended June 30, 1986, Commission File No. 0-10248.

     10.7 Lease Agreement, dated as of August 18, 1987, between FONAR and Reckson Associates incorporated herein by reference to Exhibit 10.26 to Form 10-K for the fiscal year ended June 30, 1987, Commission File No. 0-10248.

     10.8 1993 Incentive Stock Option Plan  incorporated  herein by reference to
Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

     10.9 1993 Non-Statutory Stock Option Plan incorporated herein by reference to Exhibit 28.2 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

     10.10 1993 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
28.3 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

     10.11 1994 Non-Statutory Stock Option Plan incorporated herein by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-81638.

     10.12 1994 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
28.2 to the Registrant's registration statement on Form S-8, Commission File No. 33-81638.

     10.13 1995 Non-Statutory Stock Option Plan incorporated herein by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

     10.14 1995 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
28.2 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

     10.15 1997 Non-Statutory Stock Option Plan incorporated herein by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No.: 333-27411.

     10.16 1997 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
28.2 to the Registrant's registration statement on Form S-8, Commission File No:
333-27411.

     10.17 Stock Purchase Agreement, dated July 31, 1997, by and between U.S. Health Management Corporation, Raymond V. Damadian, M.D. MR Scanning Centers Management Company and Raymond V. Damadian, incorporated herein by reference to
Exhibit 2.1 to the  Registrant's  Form 8-K, July 31, 1997,  commission  File No:
0-10248.

     10.18 Merger Agreement and Supplemental Agreement dated June 17, 1997 and Letter of Amendment dated June 27, 1997 by and among U.S. Health Management Corporation and Affordable Diagnostics Inc. et al., incorporated herein by reference to Exhibit 2.1 to the Registrant's 8-K, June 30, 1997, Commission File
No: 0-10248.

     10.19 Stock Purchase Agreement dated March 20, 1998 by and among Health Management Corporation of America, FONAR Corporation, Giovanni Marciano, Glenn Muraca et al., incorporated herein by reference to Exhibit 2.1 to the Registrant's 8-K, March 20, 1998, Commission File No: 0-10248.

     10.20 Stock Purchase Agreement dated August 20, 1998 by and among Health Management Corporation of America, FONAR Corporation, Stuart Blumberg and Steven Jonas, incorporated herein by reference to Exhibit 2 to the Registrant's 8-K, September 3, 1998, Commission File No. 0-10248.

     10.21 2000 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
99.1 to the  Registrant's  registration  Statement on Form S-8,  Commission File
No.: 333-66760.

     10.22 2002 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
99.1 to the  Registrant's  registration  statement on Form S-8,  Commission File
No.: 333-89578.

     10.23 2002 Incentive Stock Option Plan incorporated  herein by reference to
Exhibit 99.1 to the Registrant's registration statement on Form S-8, Commission File No.: 333-96557.

     10.24 2003 Stock Bonus Plan  incorporated  herein by  reference  to Exhibit
99.1 to the Registrant's registration statement on Form S-8, Commission File No:
333-106626.

     10.25 2003 Supplemental Stock Bonus Plan incorporated herein by reference to Exhibit 99.1 to the Registrant's registration statement on Form S-8, Commission File No: 333-106626.

     21.1 Subsidiaries of the Registrant. See Exhibits.

     31.1 Section 302 Certification. See Exhibits.

     32.1 Section 906 Certification. See Exhibits.

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                FONAR CORPORATION

Dated:  September 29, 2003

                                By: /s/ Raymond Damadian
                                Raymond V. Damadian, President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

    Signature                 Title                Date

/s/ Raymond Damadian     Chairman of the        September 29, 2003
Raymond V. Damadian      Board of Directors,
                         President, Director
                         Principal Executive
                         Officer and Acting
                         Principal Financial
                         Officer)

/s/ Claudette J.V. Chan  Director               September 29, 2003
Claudette J.V. Chan


/s/ Robert J. Janoff     Director               September 29, 2003
Robert J. Janoff

/s/ Charles N. O'Data    Director               September 29, 2003
Charles N. O'Data

                         Director               September ---, 2003
Robert Djerejian

                              CORPORATE INFORMATION

Corporate Headquarters

110 Marcus Drive
Melville, NY  11747
(631) 694-2929

Investor Relations

FONAR Corporation
110 Marcus Drive
Melville, NY  11747
(631) 694-2929

Stock Transfer Agency

Computershare Trust Company, Inc.
350 Indiana Street, Suite 800
Golden, Colorado  80401

Auditors

Marcum & Kliegman, LLP
New York, New York

Board of Directors

Raymond V. Damadian, M.D.
Chairman of the Board

Claudette Chan, Director

Robert Janoff, Director

Charles O'Data, Director

Robert Djerejian, Director

Officers

Raymond V. Damadian, M.D.
President, Chief Executive Officer and Treasurer

David B. Terry
Vice President of Administration and Secretary